Exhibit 99.1
Dated 1 March 2011
AVON ENERGY PARTNERS HOLDINGS
and
EAST MIDLANDS ELECTRICITY DISTRIBUTION HOLDINGS
and
E.ON UK PLC
and

E.ON AG
and
WPD INVESTMENT HOLDINGS LIMITED
and
PPL CORPORATION
SHARE PURCHASE AGREEMENT
relating to the sale and purchase of the whole of the issued share capital of the Group Companies and the transfer of certain assets and liabilities to, and from, the Group
Linklaters
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
Ref Matthew Middleditch/Roger Barron/David Martin

i

ii

Share Purchase Agreement
This Agreement is made on 1 March 2011
between:
(1)	AVON ENERGY PARTNERS HOLDINGS (company number 03196714), a company incorporated in England and Wales whose registered office is at Westwood Way, Westwood Business Park, Coventry, CV4 8LG (“Avon Energy Partners”);
(2)	EAST MIDLANDS ELECTRICITY DISTRIBUTION HOLDINGS (company number 04254217), a company incorporated in England and Wales whose registered office is at Westwood Way, Westwood Business Park, Coventry, CV4 8LG (“EMEDH”);
(each a “Seller” and together, the “Sellers”);
(3)	E.ON UK PLC (company number 02366928), a company incorporated in England and Wales whose registered office is at Westwood Way, Westwood Business Park, Coventry, CV4 8LG (the “Sellers’ Guarantor”);
(4)	E.ON AG, a company incorporated in Germany whose registered office is at E.ON Platz 1, 40479 Düsseldorf, Germany ( “E.ON AG”);
(5)	WPD INVESTMENT HOLDINGS LIMITED (company number 04066211) a company incorporated in England and Wales whose registered office is at Avonbank, Feeder Road, Bristol, Avon, BS2 0TB (the “Purchaser”); and
(6)	PPL CORPORATION a company incorporated in Pennsylvania whose head office is in Two North Ninth Street, Allentown, PA18101, Pennsylvania (the “Purchaser’s Guarantor”).
each being a “party” to this Agreement and together comprising the “parties” to this Agreement.
Whereas:
(A)	Each Relevant Seller has agreed, on and subject to the terms and conditions hereof, to sell the Shares (as defined below) and to assume the obligations imposed on the Relevant Seller under this Agreement;
(B)	The Purchaser has agreed, on and subject to the terms and conditions hereof, to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement;
(C)	E.ON AG has agreed to transfer, or procure the transfer of, the Transferring Assets (as defined below) pursuant to Schedule 9 of this Agreement, and, on and subject to the terms and conditions hereof, the Purchaser and the Asset Transferee have agreed to assume the obligations imposed on each of them in respect of the Transferring Assets under this Agreement;
(D)	Each Relevant Seller has agreed to transfer, or procure the transfer of, the Transferring Properties and the Transferring Intellectual Property Rights (as defined below) pursuant to Schedule 8 and Schedule 11 of this Agreement respectively, and, on and subject to the terms and conditions hereof, the Purchaser and the Asset Transferee have agreed to assume the obligations imposed on each of them in respect of the Transferring Properties and the Transferring Intellectual Property Rights under this Agreement;
(E)	The Sellers’ Guarantor has agreed to guarantee the obligations of the Sellers and any member of the Sellers’ Group in the manner set out in this Agreement; and
(F)	The Purchaser Guarantor has agreed to guarantee the obligations of the Purchaser and any member of the Purchaser’s Group in the manner set out in this Agreement.

It is agreed as follows:
1	Interpretation
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:
1.1	Definitions

“ASB” means the Accounting Standards Board in the United Kingdom.

“Accounts Date” means 31 December 2010;

“Actual Amount” has the meaning given to it in Clause 7.3.2;

“Affiliate” means, in relation to any person, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking;

“Agreed Rate” means five per cent above the base rate from time to time of Barclays Bank plc;

“Agreed Terms” has the meaning given to it in Clause 1.12 of this Agreement;

“Agreed Terms Documents” means the documents in the Agreed Terms as at the date of this Agreement set out in Schedule 2 to the Disclosure Letter;

“Alliance Agreements” means the agreements between (i) Central Networks West plc and Enterprise Managed Services Limited, (ii) Central Networks East plc, Morgan Est plc and Morgan Sindall (Infrastructure) plc, and (iii) Central Networks West plc, Central Networks East plc and Morrison Utility Services Limited;

“Asset Transferee” means such Group Company as is the principal user of the relevant asset as shall be agreed between the Sellers and the Purchaser on or prior to Closing, such agreement not to be unreasonably withheld or delayed;

“Budget” means the list of potential capital expenditure items (Data Room reference 2.20.1);

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday and on which banks in London, New York and Frankfurt are open for business;

“Business Information” means all information (in whatever form held) including all:
(a)	formulae, designs, specifications, drawings, know-how, manuals and instructions;

(b)	customer lists, sales, marketing and promotional information;

(c)	business plans and forecasts;

(d)	technical or other expertise; and

(e)	computer software and all accounting and tax records, correspondence, orders and inquiries;
“Business IP” means the Owned IP and all other Intellectual Property Rights used by the Group Companies as at the date of this Agreement;
“Business IT” has the meaning given to it in paragraph 5.2.1 of Schedule 5;

“Business Plan” means the business plan for the Group Companies which is materially consistent with the DLT’s cash flow forecast set out in Section 3.2 of Volume II of the Vendor’s Due Diligence Report;
“Central Networks East Shares” means the 198,381,191 ordinary shares of 56 9/11 pence each in Central Networks East plc which are registered in the name of EMEDH and being the whole of the issued ordinary share capital of Central Networks East plc;
“Central Networks Limited Shares” means the 496,655,789 ordinary shares of 25 pence each in Central Networks Limited which are registered in the name of Avon Energy Partners and being the whole of the issued ordinary share capital of Central Networks Limited;
“Closing” means the completion of the sale of the Shares pursuant to Clause 7 of this Agreement;
“Closing Date” means the date on which Closing takes place;
“Company” means each of (i) Central Networks Limited and (ii) Central Networks East plc, details of which are set out in paragraph 1 of Schedule 1 and “Companies” means both of them;
“Confidentiality Agreement” means the confidentiality agreement dated 18 January 2011 between E.ON AG and Purchaser Guarantor pursuant to which Central Networks Limited made available to the Purchaser and Purchaser Guarantor certain confidential information and Business Information relating to the Group;
“Corporation Tax Recharge Payment” means either (i) £22.6 million, being the amount owed by the Group Companies in respect of a recharge pursuant to the Group Payment Arrangement as a result of the payment made by E.ON UK plc to HMRC on 14 January 2011 in respect of the third Corporation Tax instalment payment for the tax period ended on 31 December 2010 or (ii) if Closing occurs on or after 14 April 2011, £47.6 million, being the amount referred to in (i) above plus the £25.0 million that will be recharged to the Group Companies pursuant to the Group Payment Arrangement, as a result of the payment required to be made by E.ON UK plc to HMRC on 14 April 2011 in respect of the final Corporation Tax instalment payment for the tax period ended on 31 December 2010, provided that E.ON UK plc has actually made such payment to HMRC;
“CTA” or “CTA 2009” means the UK Corporation Tax Act 2009;
“CTA 2010” means the UK Corporation Tax Act 2010;
“Customer Contributions Claim” has the meaning given in the Tax Indemnity;
“Data Room” means the electronic data room (at http address www.datasite.merrillcorp.com) containing documents and information relating to the Group, made available by the Sellers prior to 7.00 pm on 28 February 2011, the contents of which are contained on DVDs or a hard disk prepared by Merrill Corporation and provided to the parties as at the date of this Agreement;
“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with any debt financings in connection with the transactions contemplated hereby, including, without limitation, any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the debt financing and their successors and assigns.

“Degrouping Election” has the meaning given to it in the Tax Indemnity;
“Degrouping Taxation” has the meaning given to it in the Tax Indemnity;
“Deloitte Agreement” means the agreement entered into by Central Networks Limited with Deloitte prior to Closing in relation to the provision of professional advisory services by Deloitte in connection with the Customer Contributions Claim;
“Directors’ Deed of Covenant” means the deed of covenant between Avon Energy Partners and the Purchaser in the Agreed Terms to be entered into on or prior to Closing;
“Disclosure Letter” means the letter dated on the same date as this Agreement from the Sellers to the Purchaser disclosing:
(a)	information constituting exceptions to the Sellers’ Warranties; and

(b)	details of other matters referred to in this Agreement;
“DLT” means the distribution leadership team, comprising the Group’s senior management (including John Crackett, Jim O’Sullivan, Graeme Thompson, John Glasgow, Chris Kingston, Paul Meneely, Neill Yates and Chantal Thomas);
“DUoS” means the Distribution Use of System Charges paid by E.ON UK’s energy supply business for the distribution of electricity through Central Networks’ distribution system;
“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, easement, retention of title, right of pre-emption, right of first refusal or other third party right, claim or other encumbrance or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;
“Environment”, “Environmental Authority”, “Environmental Law” and “Environmental Permit” have the meanings given to them in paragraph 9.1 of Schedule 5;
“E.ON AG Group” means E.ON AG and any of its subsidiaries and subsidiary undertakings from time to time other than the Group Companies, and “member of the E.ON AG Group” shall be construed accordingly;
“E.ON UK Group Pension Scheme” means the E.ON UK Group of the Electricity Supply Pension Scheme;
“E.ON UK Life Plan” means the E.ON UK Group Life Scheme established by a trust deed and rules executed on 1 December 2008;
“E.ON UK Pension Plan” means a group personal pension plan provided by Fidelity called the E.ON UK Pension Plan;
“Expert” has the meaning given to it in Clause 7.5.4.
“Framework Agreement” means the framework agreement for the provision of certain support services between E.ON UK plc, Central Networks East plc and Central Networks West plc dated 27 July 2010;
“GAAP” means generally accepted accounting principles in the United Kingdom;
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Regulatory Authority;

“Group” means the Group Companies, taken as a whole;
“Group Companies” means the Companies and their Subsidiaries and “Group Company” means any one of them;
“Group Insurance Policies” means all insurance policies held exclusively for the benefit of the Group Companies and “Group Insurance Policy” means any one of them;
“Group Payment Arrangement” has the meaning given to it in the Tax Indemnity;
“Group Retirement Benefit Arrangements” means the E.ON UK Group Pension Scheme, the E.ON UK Life Plan and the E.ON UK Pension Plan;
“Group Tax Relief” has the meaning given to it in the Tax Indemnity;
“Hazardous Substances” has the meaning given to it in paragraph 9.1 of Schedule 5;
“HMRC” has the meaning given to it in the Tax Indemnity;
“Indebtedness” means:
(a)	the principal of, accrued interest or premiums (if any) of and due and payable and unpaid make-wholes or penalties arising as a result of prepayment of, liabilities for borrowed money, including all cash borrowings and indebtedness in the nature of cash borrowings whether secured or unsecured, and obligations evidenced by bonds, debentures, notes or similar debt instruments and liabilities, contingent or otherwise, for reimbursement in respect of any letter of credit, banker’s acceptance or similar credit transaction;
(b)	liabilities for the deferred purchase price of any property outside the ordinary and usual course of business of the Group Companies;
(c)	liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; and
(d)	any guarantee, pledge or grant of a security interest in respect of or securing obligations of a type described in the foregoing clause (a), (b) and (c) to the extent of the obligation secured;
but excluding any indebtedness under or in the nature of Ordinary Trading Items;
“Individual Accounts” means each Group Company’s audited individual accounts (as the term is used in sections 394 and 395 of the Companies Act 2006) for the financial year ended on the Accounts Date, the auditors’ report on those accounts, the directors’ report for that year and the notes to those accounts;
“Information Technology” has the meaning given to it in paragraph 5.2.1 of Schedule 5;
“Intellectual Property Rights” means trade marks, service marks, rights in trade names, business names, rights in logos or get-up, patents, utility models, rights in inventions, registered and unregistered design rights, copyrights, semiconductor topography rights, database rights, rights in domain names and URLs, rights in know-how, rights to sue for passing off and in unfair competition, and all other similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Intra-Group Payables” means all Indebtedness owed by a Group Company to a member of the E.ON AG Group;
“Intra-Group Receivables” means all Indebtedness owed by a member of the E.ON AG Group to a Group Company excluding any DUoS related payments;
“Intra-Group Services Termination Deeds” means the deeds governing the termination of arrangements for the supply of certain services prior to the Closing Date entered into by the Sellers’ Guarantor and E.ON IT UK Limited, as suppliers, and Central Networks Limited, as customer, dated 16 February 2011 (Data Room references 18.1.10.1 and 18.1.10.3);
“Law” means any local or foreign statute, code, ordinance, rule or regulation enacted, issued, promulgated, enforced or entered by any Regulatory Authority and common law, including any judicial or administrative interpretation thereof;
“Leakage” means:
(a)	any dividend or distribution of profits or assets declared or any payments in lieu of any dividend or distribution, paid or made or any repurchase, redemption or return of share or loan capital paid or agreed to be paid, in each case by a Group Company to, for the benefit of or at the direction of the Sellers or any member of the E.ON AG Group;
(b)	the waiver by any Group Company of any amount, right, value or benefit owed to that Group Company by the Sellers or any member of the E.ON AG Group;
(c)	any transfer of an asset or right to or the assumption or incurring of a liability or obligation by a Group Company at an overvalue, in each case from the Sellers or any member of the E.ON AG Group;
(d)	any transfer of an asset or right to or the assumption or incurring of a liability or obligation by the Sellers or a member of the E.ON AG Group at an undervalue, in each case from a Group Company;
(e)	any Encumbrance created over any of the assets of a Group Company to or for the benefit of the Sellers or any member of the E.ON AG Group;
(f)	the incurring or payment by any member of the Group of any third party costs or expenses relating to the transactions contemplated by this Agreement, including to any member of the E.ON AG Group;
(g)	any payment of cash by the Group to or on behalf of any member of the E.ON AG Group;
(h)	the incurring by any Group Company of any management charges payable to any member of the Sellers’ Group; and
(i)	any agreement, arrangement or understanding to do any of the foregoing, but does not include (a) any Permitted Leakage Payment or (b) any Indebtedness to the extent that such Indebtedness has been taken into account and reflected in a reduction of the Purchase Price in accordance with Clauses 7.5.4(iii) or 7.6 and, for the purposes of this definition, references to the Sellers or any member of the E.ON AG Group shall include any nominee or agent or any person receiving monies on behalf of any such person;

“Locked Box Accounts” means the unaudited pro forma consolidated balance sheet of the Group Companies as at the Accounts Date which accounts have assumed, for the purposes of their preparation, that the Reorganisation had occurred immediately prior to the Accounts Date and as set out in Schedule 14 and derived as set out in the Locked Box Report as defined in Schedule 4 of the Disclosure Letter;
“Long Stop Date” has the meaning given to it in Clause 5.1.1;
“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims, demands, damages, fees, fines, interest, awards, settlements, recourses, judgments and penalties;
“Make-Wholes” means premia, penalties or other make-wholes arising as a result of prepayment of liabilities in respect of Intra-Group Payables or Intra-Group Receivables during the period from the Accounts Date to (and including) the Closing Date;
“Management Accounts” means the unaudited profit and loss account and capital expenditure breakdown relating to the Group drawn up in respect of January 2011 and provided by the Sellers to the Purchaser prior to the date hereof (Data Room reference 2.21.1), which have been prepared on the basis that the Reorganisation had not been implemented and not taking into account any of the adjustments made in the Locked Box Accounts;
“Material Properties” means the properties set out in Schedule 2 and “Material Property” shall mean the relevant property, as appropriate;
“Minority Shareholdings” means:
(a)	the 6,401 ordinary shares in GemServ Limited held by Central Networks East plc;
(b)	the one ordinary share in DCUSA Limited held by Central Networks East plc;
(c)	the 782 ordinary shares in Electralink Limited held by Central Networks East plc;
(d)	the one ordinary share in MRA Service Company Limited held by Central Networks East plc;
(e)	the guarantee interest in Energy Networks Association Limited by Central Networks East plc;
(f)	the 6,401 ordinary shares in GemServ Limited held by Central Networks West plc;
(g)	the 782 ordinary shares in Electralink Limited held by Central Networks West plc;
(h)	the one ordinary share in MRA Service Company Limited held by Central Networks West plc;
(i)	the one ordinary share in DCUSA Limited held by Central Networks West plc;
(j)	the ten ordinary shares in Electricity Association Services Limited held by Central Networks West plc;
(k)	the guarantee interests in Northmere Limited held by Central Networks Limited and Central Networks East plc;
“MMB Transfer Agreement” means the agreement between E.ON UK Energy Services Limited and Cell Site Connection Services Limited dated 25 February 2011 in relation to the transfer of the Mobile Masts Business (Data Room reference 17.4.3 );

“Mobile Masts Business” means the business of providing sites for mobile telephony transmitter masts and equipment and access to a fibre optic network by utilising the assets of Central Networks East plc and Central Networks West plc to mobile telecommunication and other services providers carried on by Cell Site Connection Services Limited;
“MTN Programme” means the Medium Term Notes Programme (up to £3,000,000,000) established by Central Networks East plc and Central Networks West plc pursuant to a prospectus dated 26 November 2010;
“Net Intra Group Debt” means total Intra-Group Payables less total Intra-Group Receivables;
“Notice of Actual Amounts Disagreement” has the meaning given to it in Clause 7.5.4 hereof;
“Notice of Intra-Group Items Disagreement” has the meaning given to it in Clause 7.5.4 hereof;
“Ofgem” means the Office of the Gas and Electricity Markets (including the Gas and Electricity Markets Authority).
“Ordinary Trading Items” means (i) any amounts owing by or paid from members of the Group to members of the E.ON AG Group or vice versa in connection with (a) the provision of goods and services by or to a member of the E.ON AG Group or a third party to or by any member of the Group or the provision by a member of the E.ON AG Group to a Group Company of short term funding of amounts owed by the Group to persons other than members of the E.ON AG Group, in each case, arising in the ordinary and usual course of business consistent with past practice or (b) any cash sweep of the free cashflow of the Group Companies to a member of the E.ON AG Group, to the extent such cash sweep directly increases, on a £ for £ basis, the receivables owed by the E.ON AG Group to the Group Companies or, (ii) any Permitted VAT Recharge;
“Owned IP” means the Intellectual Property Rights owned by the Group Companies as at the date of this Agreement, the details of the rights which are registered are set out in Part 1 of Schedule 12;
“Pension Documents” means the Apportionment Arrangement, Sectionalisation Deed and the Transfer Agreement, all as defined in Schedule 10;
“Pension Head of Terms” means the Heads of Terms in relation to pensions in the Agreed Terms;
“Pensions Deed of Covenant” means the Deed of Covenant in relation to pensions in the Agreed Terms;
“Permitted Leakage Payments” means those payments and matters set out in Schedule 4 and “Permitted Leakage Payment” means any one of them;
“Permitted VAT Recharge” means any recharge for VAT to the extent that such recharge would have qualified as Permitted Leakage under paragraph 8 of Schedule 4 had it been paid between the Accounts Date and Closing;
“Purchase Price” has the meaning given to it in Clause 3.1 hereof;
“Purchaser’s Group” means the Purchaser, any parent undertakings of the Purchaser and any subsidiary undertakings of the Purchaser or any of the Purchaser Guarantor undertakings from time to time, and, from Closing, shall include the Group Companies, and “member of the Purchaser’s Group” shall be construed accordingly;

“Purchaser’s Guaranteed Obligations” shall have the meaning set out in Clause 15.3.1;
“Purchaser’s Relief” has the meaning given to it in the Tax Indemnity;
“Purchaser’s Warranties” means the warranties given by the Purchaser pursuant to Clause 9.5 and Schedule 6 and “Purchaser’s Warranty” means any one of them;
“Registered Owned IP” means all Owned IP which is registered or which is the subject of an application for registration;
“Regulation 13/14 Losses” means any Losses relating to any failure by the Sellers’ Guarantor, E.ON IT UK Limited and/or the relevant Company to comply with Regulation 13 and/or Regulation 14 of the Transfer Regulations in connection with the transfer of employment of the Transferred Employees to the relevant Company prior to the Closing Date and any reasonable legal costs incurred by the Purchaser’s Group in connection therewith;
“Regulatory Authority” means Ofgem, the Office of Fair Trading, the Competition Commission and any other local or foreign regulatory authority or governmental department or authority or body, arbitrator, commission, court or other legislative, executive, regulatory or judicial entity or instrumentality in any applicable jurisdiction;
“Relevant Employees” means those employees of the Group Companies who are immediately prior to Closing employed in the Group (including, for the avoidance of doubt, the Senior Employees and the Transferred Employees) and “Relevant Employee” means any one of them;
“Relevant Period” has the meaning given to it in paragraph 9.1 of Schedule 5;
“Relevant Proportion” means the proportion that the additional capital allowances in respect of a Customer Contributions Claim that are attributable to any period ending on, or prior to, the Accounts Date bears to the aggregate additional capital allowances that are expected by the parties, acting reasonably, to arise in respect of the Customer Contributions Claim;
“Relevant Seller” has the meaning given to it in Clause 1.16.1;
“Relief” has the meaning given to it in the Tax Indemnity;
“Reorganisation” means the transactions undertaken by members of the Sellers’ Group and the Group Companies on or prior to the date of this Agreement in accordance with the steps set out in the Restructuring Paper and the documentation required to effect the same, including but not limited to the transfers of properties and assets and the assignments of intra-group debt referred to therein and the assignment of UK trade mark registration no. 2255287 for the mark EAST MIDLANDS ELECTRICITY from The Power Generation Company Limited to Central Networks East plc;
“Restructuring Paper” means the restructuring paper in the Agreed Terms;
“Retention Bonuses” means any bonus (or similar payment or arrangement calculated on a gross basis and including any national insurance contributions) but excluding any Transaction Bonus to which any Relevant Employee is (or may become) entitled at any time after the Closing Date which has been offered by any member of the Seller’s Group (or any Group Company) (in the case of Group Companies, restricted to any such offer having been made in the period prior to the Closing Date) in relation to their participation in the sale or proposed sale of the Group Companies (or any of them) and/or their continued employment with any Group Company following such sale or proposed sale expressly including the part 2 payments referred to in document references 1.23.1 to 1.23.4, 1.23.7 and 1.23.8 in the sensitive documents section in the Data Room to be paid to addressees of those letters and to those people referred to in document reference 1.23.6 in the sensitive documents section in the Data Room;

“Reverse Transitional Services Agreement” means the agreement in the Agreed Terms, to be entered into at Closing in respect of the provision of certain services by the Group Companies to the Sellers’ Group;
“SDLT” means Stamp Duty Land Tax;
“SEC” means the United States Securities Exchange Commission;
“Seller Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Sellers’ Group), other than Group Insurance Policies, maintained by a member of the Sellers’ Group under which, immediately prior to the Closing Date, any Group Company is entitled to any benefit, and “Seller Insurance Policy” means any one of them;
“Sellers’ Group” means the Sellers’ Guarantor and any of its subsidiaries and subsidiary undertakings from time to time other than the Group Companies, and “member of the Sellers’ Group” shall be construed accordingly;
“Sellers’ Guaranteed Obligations” shall have the meaning set out in Clause 15.1.1;
“Sellers’ Lawyers” means Linklaters LLP of One Silk Street, London EC2Y 8HQ;
“Sellers’ VAT Group” has the meaning given to it in the Tax Indemnity;
“Sellers’ Warranties” means the warranties given by the Sellers pursuant to Clause 9 and Schedule 5 and “Sellers’ Warranty” means any one of them;
“Senior Employee” means any employee employed or engaged in relation to the Group on a base annual salary (on the basis of full-time employment) in excess of £70,000 or local equivalent;
“Share Plan” means an incentive plan involving securities in which any Relevant Employee participates including share option plans, long term incentive plans, restricted share plans, SAYE plans and Share Incentive Plans, and “Share Plans” will be construed accordingly;
“Shares” means (i) with respect to Avon Energy Partners, the Central Networks Limited Shares; and (ii) with respect to EMEDH, the Central Networks East Shares;
“Stated Amount” has the meaning given to it in Clause 7.3.2;
“Subsidiaries” means the subsidiaries and subsidiary undertakings of the Companies, details of which are set out in paragraph 2 of Schedule 1 and “Subsidiary” means any one of them;
“Taxation” or “Tax” has the meaning given to it in the Tax Indemnity;
“Tax Authority” has the meaning given to it in the Tax Indemnity;
“Tax Balancing Payment” has the meaning given to it in the Tax Indemnity;
“Tax Claim” means a claim in respect of any breach of the Tax Warranties or of any other Sellers’ Warranty to the extent that the loss arising from such claim primarily relates to Tax;

“Tax Indemnity” means the deed of covenant in respect of Taxation in the Agreed Terms to be entered into at Closing;
“Tax Warranties” means the warranties in paragraph 12 of Schedule 5;
“TCGA” means the Taxation of Chargeable Gains Act 1992;
“Third Party Claim” has the meaning given to it in Clause 11.5;
“Third Party IT Agreement” has the meaning given to it in paragraph 5.2.2 of Schedule 5;
“Transaction” means the acquisition by the Purchaser of the Shares, the Transferring Properties referred to in Part 1 of Schedule 8, the Transferring Assets and the Transferring Intellectual Property Rights, and the acquisition by the Sellers’ Group of the Transferring Properties referred to in Part 2 of Schedule 8, in each case subject to the conditions and pursuant to the terms of this Agreement and the Transaction Documents;
“Transaction Bonus” means any bonus (or similar payment or arrangement calculated on a gross basis and including any national insurance contributions) but excluding any Retention Bonus to which any Relevant Employee is (or may become) entitled at or around the Closing Date which has been offered by any member of the Sellers’ Group (or any Group Company) to any Relevant Employee in relation to their participation in the sale or proposed sale of the Group Companies (or any of them) expressly including the part 1 payments referred to in document references 1.23.1 to 1.23.4, 1.23.7 and 1.23.8 in the sensitive documents section in the Data Room to be paid to addressees of those letters and to those people referred to in document reference 1.23.6 in the sensitive documents section in the Data Room;
“Transaction Documents” means this Agreement and any other document entered into or to be entered into pursuant to this Agreement, including:
(a)	the Tax Indemnity;
(b)	the Transitional Services Agreement and the Reverse Transitional Services Agreement;
(c)	the MMB Transfer Agreement;
(d)	the Disclosure Letter;
(e)	the Transitional Trade Mark Licence;
(f)	the agreements necessary to effect the Reorganisation;
(g)	of Intra-group Services Termination Deeds;
(h)	the Pension Documents; and
(i)	any other documents included in the Agreed Terms Documents;
“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended;
“Transferred Employees” means the employees of the Sellers’ Group wholly or mainly assigned to provide all or any of the services under the terms of the Intra-Group Services Termination Deeds immediately prior to the date of termination of such services;
“Transferring Assets” has the meaning given to it in Schedule 9;

“Transferring Intellectual Property Rights” means the domain names set out in Part 3 of Schedule 12;
“Transferring Properties” means the properties referred to in Parts 1 and 2 of Schedule 8;
“Transitional Services Agreement” means the agreement, in the Agreed Terms, to be entered into on Closing in respect of the provision of certain services by the Sellers’ Group to the Group Companies;
“Transitional Trade Mark Licence” means the trade mark licence between E.ON AG and the Companies in the Agreed Terms to be entered into on Closing;
“VAT” has the meaning given to it in the Tax Indemnity;
“VATA 1994” means the Value Added Tax Act 1994;
“Vendor’s Due Diligence Report” means the vendor’s due diligence report prepared by PricewaterhouseCoopers LLP dated 31 January 2011, as supplemented on 14 February 2011, 25 February 2011, 28 February 2011 and 1 March 2011; and
“Vendor’s Legal Due Diligence Report” means the key legal disclosures report prepared by the Sellers’ Lawyers dated 31 January 2011.
1.2	Modification etc. of Statutes
References to a statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.
1.3	Singular, plural, gender
References to one gender include all genders and references to the singular include the plural and vice versa.
1.4	References to persons and companies
References to:
1.4.1	a person include any individual, firm, company, corporation, body corporate, Regulatory Authority, joint venture, partnership or unincorporated association (whether or not having separate legal personality); and
1.4.2	a company include any company, corporation or any body corporate, wherever and however incorporated or established.
1.5	References to subsidiaries and holding companies
The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006.
1.6	Accounts
Except as otherwise stated herein, any reference to “accounts” shall, in the case of audited accounts, include the directors’ and auditors’ reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by applicable law to be sent to members in respect of the accounting reference period in question.

1.7	Schedules etc.
References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs are to paragraphs of the Schedules.
1.8	Headings
Headings shall be ignored in interpreting this Agreement.
1.9	Information
References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.
1.10	Legal Terms
References to any English legal term shall, in respect of any jurisdiction other than England and Wales, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.
1.11	Time
References to time of day are to London time.
1.12	Agreed Terms
References to documents in agreed form or on “Agreed Terms” are to documents the contents and form of which have been agreed between or on behalf of the Sellers and the Purchaser on or prior to the date hereof and initialled by or on behalf of them for the purposes of identification with such alterations as may be agreed in writing between the Sellers and the Purchaser from time to time.
1.13	References to agreements etc.
References to any agreement, instrument or deed shall be to such agreement, instrument or deed as amended, varied, modified, supplemented, extended, novated, renewed or replaced from time to time.
1.14	Non-limiting effect of words
The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.
1.15	References to applicable law
References to “applicable law” shall include any applicable law, regulation or ordinance or any direction, instruction, pronouncement, requirement, decision of, or contractual obligation owed to, an applicable Regulatory Authority.

1.16	Rights and Liabilities of the Relevant Sellers
1.16.1	For the purposes of this Agreement, the “Relevant Seller” means (i) Avon Energy Partners, to the extent that a liability, transaction or any matter relates to or affects any Group Company other than Central Networks East plc, and (ii) EMEDH, to the extent that a liability, transaction or any matter relates to or affects Central Networks East plc and where it is not possible to determine which Seller is the Relevant Seller for the purposes of this Clause 1.16.1, both Sellers shall be the Relevant Sellers (and reference to the Relevant Seller in this Agreement shall be read where necessary as references to the Relevant Sellers) and the relevant rights or liabilities shall be allocated between them in the proportion to which the part of the Purchase Price received by each Seller bears to the total Purchase Price provided for in Clause 3.1.
1.16.2	The rights and liabilities (including in relation to payment) of the Relevant Sellers under or in relation to a breach of this Agreement (or any agreement entered into under this Agreement) are several.
2	Agreement to Sell the Shares
2.1.1	On and subject to the terms and conditions of this Agreement, each Relevant Seller agrees to sell with full title guarantee, and the Purchaser agrees to purchase, the Shares with each right attaching to the Shares at or after Closing.
2.1.2	The Shares shall be sold by the Sellers free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).
2.1.3	Each Relevant Seller shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons (if any) entitled thereto.
3	Consideration and Leakage
3.1	Amount
3.1.1	Subject to Clauses 3.6 and 7.3.2, the consideration for the purchase of the Shares under this Agreement shall be an amount in cash equal to the sum of:
(i)	£1,294,000,000 in respect of the Central Networks Limited Shares; and
(ii)	£1,257,000,000 in respect of the Central Networks East Shares,
(together the “Purchase Price”).
3.2	Leakage
3.2.1	Each Relevant Seller warrants, covenants and undertakes to the Purchaser that in the period from (and excluding) the Accounts Date up to (and including) the Closing Date there has not been any Leakage and that there will not be any Leakage.
3.2.2	In the event of any breach of Clause 3.2.1 the Relevant Seller shall pay to the Purchaser (as its exclusive remedy) (or any member of the Group as the Purchaser directs) on demand an aggregate amount (on a £ for £ basis) in cash equal to the amount of the Leakage received by or given for the benefit of the Relevant Seller, any member of the E.ON AG Group, any nominee, any agent or any other person receiving any Leakage on behalf of any of the foregoing.
3.2.3	Each Relevant Seller undertakes to the Purchaser to notify the Purchaser in writing as soon as reasonably practicable after becoming aware of any Leakage, during the period between the Accounts Date up to (and including) Closing.

3.3	Transferring Property
Subject to Clause 3.6, the provisions in Schedule 8 shall apply in respect of the consideration for any Transferring Property.
3.4	Transferring Assets
Subject to Clause 3.6, the provisions in Schedule 9 shall apply in respect of the consideration for any Transferring Assets.
3.5	Transferring Intellectual Property Rights
Subject to Clause 3.6, the provisions in Schedule 11 shall apply in respect of the consideration for any Transferring Intellectual Property Rights.
3.6	Reduction of Consideration
3.6.1	If any payment is made by a Relevant Seller to the Purchaser in respect of any Leakage, any claim for any breach of this Agreement or pursuant to an indemnity, compensation or reimbursement provision or other covenant to pay under this Agreement or pursuant to the Tax Indemnity (or any agreement entered into under this Agreement), or if any adjustment is made to the Purchase Price in accordance with Clauses 7.5 and 7.6 the payment shall be treated as an adjustment of the relevant consideration paid by the Purchaser pursuant to this Agreement for the Shares, the Transferring Properties referred to in Part 1 of Schedule 8, the Transferring Assets or the Transferring Intellectual Property Rights to which the payment and/or claim and/or adjustment relates and the relevant consideration shall be deemed to have been reduced by the amount of such payment.
3.6.2	If the payment and/or claim and/or adjustment does not relate solely to the Shares, the Transferring Properties referred to in Part 1 of Schedule 8, the Transferring Assets or the Transferring Intellectual Property Rights, such payment shall to the extent possible be allocated in a manner which reflects the impact of the matter to which the payment and/or claim and/or adjustment relates, failing which it shall, to the extent possible, be allocated rateably by reference to the proportion of the consideration for each of the Shares, the Transferring Properties referred to in Part 1 of Schedule 8, the Transferring Assets and the Transferring Intellectual Property Rights bears to the total consideration.
4	Conditions
4.1	Conditions Precedent
4.1.1	The obligations of the Purchaser to complete the transactions contemplated by this Agreement are conditional on the satisfaction or waiver by the Purchaser of the following conditions at or before Closing, or their satisfaction subject only to Closing:
(i)	the Sellers’ Warranties in paragraphs 1.1.1, 1.1.2, 1.1.3, 1.1.5, 1.1.7, 1.1.10 and 15.1 of Schedule 5 hereof shall be true and correct as at the date of this Agreement and as at the Closing Date;
(ii)	the Seller shall in all material respects have performed the covenants contained in the following paragraphs of Clause 6.1.2 (except to the extent that any such non-performance has been remedied or cured):
(i), (v), (vi), (vii), (xii), (xiii), (xiv), (xv), (xviii) or (except to an extent which is immaterial) (xxvi)

(iii)	each Relevant Seller having delivered to the Purchaser a certificate, dated the Closing Date and signed by a senior executive officer, certifying that the conditions in Clauses 4.1.1(i) and 4.1.1(ii) have been satisfied;
4.1.2	The obligations of the Sellers to complete the transactions contemplated by this Agreement are conditional on the satisfaction or waiver by the Sellers of the following conditions at or before Closing, or their satisfaction subject only to Closing:
(i)	the Purchaser shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to Closing; and
(ii)	the Purchaser shall have delivered to the Sellers a certificate dated the Closing Date and signed by a senior executive officer, certifying that the condition in Clauses 4.1.2(i) has been satisfied.
4.2	Responsibility for Satisfaction
The parties shall use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clause 4.1 in each case as soon as possible.
4.3	Non-Satisfaction/Waiver
4.3.1	The Purchaser may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Clause 4.1.1 by notice in writing to the Sellers.
4.3.2	The Sellers may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Clause 4.1.2 by notice in writing to the Purchaser.
4.3.3	If the conditions in Clause 4.1 are not satisfied or waived on or before the Long Stop Date save as expressly provided, this Agreement (other than Clauses 1, 13, 17.3, 17.4, 17.5, 17.8, 17.12, 17.14 and 17.15) shall lapse and the Purchaser or the Sellers may, in its or their sole discretion, terminate this Agreement and, except under such Clauses, neither the Sellers nor the Purchaser shall have any claim against the other under it, save for any claim arising from breach of any obligation contained in Clause 4.2, provided, however, the right to terminate this Agreement pursuant to this Clause 4.3.1 shall not be available to any party seeking to terminate this Agreement if that party has failed to perform in any material respect its obligations under this Agreement.
5	Termination
5.1	Termination Events
5.1.1	The Agreement may be terminated at any time prior to Closing:
(i)	by mutual written consent of the Seller and Purchaser; or
(ii)	by either the Sellers or the Purchaser if Closing has not occurred before 1 June 2011 (the “Long Stop Date”), provided, however, that, the right to terminate this Agreement pursuant to this Clause 5.1.1 shall not be available to any party seeking to terminate this Agreement if such party has failed to perform (i) in any material respect its obligations under this Agreement; or (ii) its obligations under Clause 4.2 of this Agreement.

5.2	Effect of Termination
5.2.1	Notwithstanding anything to the contrary herein, this Clause 5.2 and Clauses 1, 13, 17.3, 17.4, 17.5, 17.8, 17.12, 17.14 and 17.15 (the “Surviving Provisions”) shall remain in effect following any termination of this Agreement.
5.2.2	Nothing in this Agreement shall relieve any party hereto from any liability or damages to another party hereto resulting from any willful misconduct or fraud or any willful material breach of this Agreement occurring prior to such termination.
6	Pre-Closing
6.1	The Sellers’ Obligations in Relation to the pre-Closing Conduct of Business
6.1.1	Each Relevant Seller undertakes to procure that between the date of this Agreement and Closing each Group Company shall carry on its business as a going concern and in all material respects in the ordinary and usual course of business as carried on prior to the date of this Agreement except (i) where necessary in order to comply with applicable law; (ii) as may be required to give effect to and to comply with the Transaction Documents; (iii) in accordance with the Group’s Business Plan or as set out in the Budget; (iv) to the extent that the action constitutes a Permitted Leakage Payment or (v) as may be required to respond to, or prepare for, an emergency situation or (vi) to the extent agreed in writing by the Purchaser, such consent not to be unreasonably withheld or delayed
6.1.2	Without limiting the generality of Clause 6.1.1, each Relevant Seller undertakes to procure that between the date of this Agreement and Closing, each Group Company shall not, except: (i) as may be required to give effect to and to comply with the Transaction Documents; (ii) where prior written consent of the Purchaser has been obtained (such consent not to be unreasonably withheld or delayed); (iii) where necessary in order to comply with applicable law; (iv) to the extent that the action constitutes a Permitted Leakage Payment; or (v) in accordance with the Group’s Business Plan or as set out in the Budget; or (vi) as may be required to respond to, or prepare for, an emergency situation:
(i)	enter into any agreement or incur any commitment involving any capital expenditure in excess of £7,000,000 per item and £60,000,000 in the aggregate, in each case exclusive of VAT, or fail, to the extent reasonably permissible and practicable, to undertake any capital expenditure in excess of £7,000,000 per item and £60,000,000 in the aggregate, in each case exclusive of VAT and which is specifically provided for in the Budget to be undertaken during the period from the date of this Agreement to Closing;
(ii)	enter into or materially amend any agreement, or incur any commitment, which is material to the Group and is not capable of being terminated without compensation at any time with 12 months’ notice or less or which involves or may involve total annual expenditure in excess of £5,000,000, exclusive of VAT, or which involves a cash payment in the first three months of more than £1,000,000;

(iii)	acquire or dispose of, or agree to acquire or dispose of, or create or amend or agree to create or amend or redeem or agree to redeem any Encumbrance over any revenues, asset, property, business or undertaking which is not in the ordinary and usual course of business;
(iv)	alter or agree to alter any terms of any existing Indebtedness (including any Intra-Group Payables) or create, incur, or agree to create or incur, any additional Indebtedness (including any Intra-Group Payables) on behalf of the Group or alter or agree to alter the terms of any Ordinary Trading Item so as to provide for the payment of any interest or any premia, penalties or make-wholes thereon;
(v)	create, allot or issue any share capital or loan capital of any Group Company;
(vi)	repay, redeem, repurchase or acquire any share capital or loan capital of any Group Company;
(vii)	declare, make or pay any dividend or other distribution to shareholders;
(viii)	make or agree to make any loan or grant or agree to grant any credit (other than the granting of any trade credit in the ordinary and usual course of business to the extent loaned or granted to entities that are not in the E.ON AG Group) to any person;
(ix)	give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation, being a person that is not a Group Company;
(x)	take any action or fail to take any action which would cause either or both of Central Networks East plc and Central Networks West plc to breach any of their obligations under their electricity distribution licences, other than an action or failure to act which singly or taken together is not material in the context of the Group taken as a whole;
(xi)	make any change to its accounting practices or policies, otherwise than as required by applicable accounting principles;
(xii)	give or agree to give any option, right to acquire or call (whether by conversion, subscription or otherwise) in respect of any of its share or loan capital;
(xiii)	dispose of or agree to dispose of or acquire or agree to acquire an interest in any corporate body, partnership or other venture;
(xiv)	pass any shareholder resolution or circulate any shareholder written resolution (including any resolution to make any alteration to its articles of association);
(xv)	other than in the ordinary and usual course of business, enter into, modify (in any material respect) or terminate any contracts which are material to the continued operation of the business of the Group taken as a whole;
(xvi)	initiate any litigation or arbitration proceedings or settle, compromise or abandon any litigation or arbitration proceedings or any action, demand or dispute or waive a right in relation to any litigation or arbitration proceedings except, in any case, in relation to (a) debt collection or (b) litigation or arbitration where the monetary value of each claim does not exceed £500,000;

(xvii)	make any amendment to the terms and conditions of employment (including remuneration and benefits) of any Senior Employee or (to the extent material) any grade or group of any Relevant Employees (other than increases in the ordinary and usual course of business or consistent with past practice which the Sellers shall notify to the Purchaser as soon as reasonably possible or pursuant to the current pay negotiations, details of which have been disclosed in the Data Room and in respect of which the Seller shall undertake reasonable consultation with the Purchaser) or provide, or agree to provide, a gratuitous payment or benefit to any Senior Employee or any grade or group of any Relevant Employees, including Transferred Employees, (or their dependants);
(xviii)	enter into, amend (other than in respect of current pay negotiations, details of which have been disclosed in the Data Room) or terminate any agreement with any trade union;
(xix)	(a) dismiss any Senior Employee (other than for cause) or employ or engage (or offer to employ or engage) any person who would become a Senior Employee or (b) engage or dismiss any employee who is not a Senior Employee, otherwise than in the ordinary and usual course of business;
(xx)	make any proposal for the winding-up or liquidation of any Group Company or any scheme or plan of arrangement, reconstruction, amalgamation or demerger;
(xxi)	enter into any material agreement, contract or transaction, or cause a material expansion of any existing obligation, in each case with any member of the E.ON AG Group, a director or former director of a Group Company or a person connected with any of them otherwise than in the ordinary and usual course of business and on arm’s length terms;
(xxii)	undertake any action in breach of the provisions of any Group Retirement Benefit Arrangement applicable to them as participating employers or which may prejudice the status of any such arrangement or make any material change to such provisions;
(xxiii)	sell or transfer or exclusively licence any Owned IP or Transferring Intellectual Property Rights, or allow any Registered Owned IP or Transferring Intellectual Property Rights to lapse or be abandoned, or fail to take such steps as the Sellers consider reasonable to protect, defend and enforce the Owned IP and Transferring Intellectual Property Rights;
(xxiv)	other than as specifically provided for in the Transaction Documents, permit any Group Company to incur any cost or liability associated with the implementation of the Reorganisation;
(xxv)	fail to refinance any Indebtedness owed by the Group Companies to the E.ON AG Group upon its scheduled maturity on the same terms and for the same principal amount as the refinanced Indebtedness;
(xxvi)	make or vary a claim or election which could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by any Group Company of an asset owned by any Group Company, including (without limitation) a claim under section 152 or 153 of the TCGA;
(xxvii)	agree to take any of the actions or make any omission prohibited by the foregoing clauses (i) to (xxvi).

6.1.3	Between the execution of this Agreement and Closing, each Relevant Seller shall notify the Purchaser promptly if it becomes aware of a fact or circumstance which constitutes, or which it believes would be likely to constitute, a breach (whether repudiatory in nature or not) of this Agreement.
6.1.4	Other than in the ordinary and usual course of business of the Group Companies, between the date of this Agreement and Closing, each Relevant Seller shall not, and shall procure that the Group Companies do not and the Purchaser shall not, make any submissions whether written or oral to Ofgem or the Office of Fair Trading with respect to the Group or the Transaction without the other party being provided with a reasonable opportunity to comment on any such submissions in advance, and the party making the submission shall have due regard to any such comments.
6.1.5	To the extent that any liability (including an intra-group payable) in respect of an obligation to make either a payment for the surrender or allocation of Group Tax Relief and/or a Tax Balancing Payment is included in the Locked Box Accounts, then the Relevant Seller agrees to procure, to the extent not already carried out, that after Closing appropriate surrenders and allocations of Group Tax Relief and/or corresponding adjustments are made that result in an equivalent Corporation Tax saving by the Group Companies as soon as reasonably practicable after the time it is first possible to make the relevant claims.
6.2	Insurance
6.2.1	Between the date of this Agreement and Closing each Relevant Seller undertakes that it will maintain, without material amendment, in force all Group Insurance Policies inter alia for the benefit of the Group Companies.
6.2.2	Between the date of this Agreement and Closing each Relevant Seller undertakes that it will not, and that it will procure that no member of the Sellers’ Group will, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed, settle any material insurance claim for loss of or damage to any property or asset of any Group Company made by or on behalf of any Group Company materially below the amount claimed.
6.3	VAT Matters
6.3.1	As soon as reasonably practicable after the date of this Agreement, the Sellers shall procure that (if one has not already been made) an application shall be made to HMRC pursuant to Section 43B of the VATA 1994 for the exclusion of each Group Company from the bodies treated as members of the Sellers’ VAT Group and for such exclusion to take effect on Closing or, if HMRC do not permit this, at the earliest date following Closing permitted by Section 43B.
6.3.2	Pending the taking effect of such application and for so long thereafter as may be necessary, each of the Sellers and the Purchaser shall procure that such information is provided to the other as may be required to enable the continuing representative member of the Sellers’ VAT Group to make all the returns required of it in respect of the Sellers’ VAT Group.

6.4	Other Sellers’ Obligations Prior to Closing
Without prejudice to the generality of Clause 6, from the date of this Agreement up to and including Closing, the Sellers shall, and shall procure that the Group Companies shall:
6.4.1	allow the Purchaser and its agents, upon reasonable notice, reasonable access to: (i) the books, records and documents of the Group; and (ii) the premises used by, and management of the Group, in each case to the extent reasonably required for the purpose of planning implementation of the transactions contemplated by this Agreement, provided that the obligations of the Sellers under this Clause 6.4.1 shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of the Sellers otherwise than in relation to the Group Companies;
6.4.2	cooperate with reasonable requests made by the Purchaser with the intention of ensuring the efficient continuation of management and operations of the relevant Company after Closing and preparing for the introduction of the Purchaser’s normal working procedures on or after Closing.
6.5	Financing Co-operation
6.5.1	From the date hereof, each Relevant Seller shall, and (prior to Closing) shall cause each Group Company, and its, and (prior to Closing) their respective, officers and employees, and to the extent they are reasonably able to do so and in accordance with market practice and appropriate professional standards, advisers, including legal and accounting advisers, to provide to the Purchaser (at the Purchaser’s cost and expense) all cooperation reasonably requested on reasonable notice by Purchaser in order for Purchaser to consummate an issuance of equity or debt securities in the United States or the United Kingdom (the “Permanent Financing”) within the period that is 12 months following Closing, or to comply with other applicable SEC or ASB requirements. Without limitation to the foregoing, such reasonable cooperation may include:
(i)	providing on a periodic basis as and when required to complete the Permanent Financing, or to comply with other applicable SEC or ASB requirements, including all historical financial information related to the Group and the members reasonably required by Purchaser for Purchaser to produce combined financial statements required under SEC Regulation S-X (and any comparable legal standard in the United Kingdom) for equity or debt securities offerings of Purchaser or the Group Companies to the public, including, without limitation, combined consolidated balance sheets, cash flow statements and income statements of the Group as of and for (x) the financial years ended 31 December 2008, 31 December 2009 and 31 December 2010, and any subsequent annual periods to the extent expired prior to consummation of the Permanent Financing, and the notes to those accounts; and (y) the quarterly periods ended after 31 December, 2010 but prior to consummation of the Permanent Financing and comparable periods in prior years, prepared in each case on the assumption that the Reorganisation had been completed prior to the periods and dates presented therein and, in the case of clause (x), audited in accordance with applicable law, GAAP and (to the extent necessary to consummate the Permanent Financing) reconciled to generally accepted accounting principles in the United States (audited in accordance with generally accepted accounting standards in the United States) or, in the case of clause (y), subjected to a SAS 100 review;

(ii)	prior to Closing, causing the management of the Group to participate for a reasonable period of time in a reasonable and limited number of meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Permanent Financing;
(iii)	assisting on a reasonable basis prior to Closing with the preparation of materials for rating agency presentations, bank information memoranda, offering circulars, prospectuses and prospectus supplements and similar documents required in connection with the Permanent Financing;
(iv)	requesting any consents of accountants for use of their reports in any materials relating to the Permanent Financing or compliance with other applicable SEC or ASB requirements and the delivery of comfort letters and customary representation letters; and
(v)	providing such other financial and other information regarding the Group Companies as is in the possession of the Sellers’ Group and as is reasonably necessary for Purchaser to effect, or prepare to effect, the Permanent Financing;
provided, however, that nothing in this Clause 6.5 shall require any cooperation to the extent that it would unreasonably interfere in any material respect with the business or operations of the Sellers’ Group or its advisers or, prior to Closing, the Group. The Purchaser shall promptly, upon request by the Sellers, reimburse the Sellers for all costs and expenses (including attorneys’ and accountants’ fees and including internal costs and expenses on a reasonable time and materials basis) incurred by the Sellers’ Group in connection with the cooperation contemplated this Clause 6.5. The Purchaser shall indemnify, defend and hold harmless the Sellers’ Group from and against any and all Losses actually suffered or incurred by the Sellers’ Group to the extent arising out of any action taken by the Sellers’ Group at the request of Purchaser pursuant to this Clause 6.5 or in connection with the arrangement of the Permanent Financing or any information utilised in connection therewith (other than information with respect to the Sellers’ Group provided to Purchaser in writing by Sellers expressly for use in connection with offering documents or prospectuses for the Permanent Financing), and this indemnification shall survive termination of this Agreement. Notwithstanding anything to the contrary contained herein, the failure by Sellers to comply with this Clause 6.5 shall not result in a failure to satisfy any closing condition set forth in Clause 4 hereof.
6.6	Notification of Emergencies
The Sellers shall notify the Purchaser promptly of any emergency situation which arises after the date of this Agreement and before Closing and which requires any action to be taken, being action which would have required the consent of the Purchaser in accordance with Clause 6.1.2 were it not for the provisions of sub paragraph (v) of Clause 6.1 or sub paragraph (v) of the preamble to Clause 6.1.2.

7	Closing
7.1	Date and Place
Subject to Clause 4, Closing shall take place on 1 April 2011 at 10 a.m. at Simpson Thacher & Bartlett LLP at One Ropemaker Street, London EC2Y 9HU or at such other location, time or date as may be agreed between the Purchaser and the Sellers.
7.2	Closing Events
On Closing, the Sellers and the Purchaser shall comply with their respective obligations specified in Schedule 3. The Purchaser may waive some or all of the obligations of the Sellers as set out in paragraph 1 of Schedule 3 by giving written notice to the Sellers of such waiver and the Sellers may waive some or all of the obligations of the Purchaser as set out in paragraph 2 of Schedule 3 by giving written notice to the Purchaser of such waiver.
7.3	Payments on Closing
7.3.1	On Closing, subject to Clause 7.3.2, the Purchaser shall pay amounts in cash to the Sellers in accordance with the allocation in Clause 3.1.1 which together are equal to the Purchase Price.
7.3.2	The Parties acknowledge that the Purchase Price has been determined after deducting from an enterprise value of the Group, amongst other things, the Net Intra Group Debt as at the Accounts Date as stated on the balance sheet included in the Locked Box Accounts of £951 million (the “Stated Amount”). Accordingly, if and to the extent it is determined by the Sellers that the actual Net Intra Group Debt as at the Accounts Date (the “Actual Amount”) differs from the Stated Amount then, if the Actual Amount is less than the Stated Amount, the Purchase Price shall be increased on a £ for £ basis by the amount of the difference and if the Actual Amount is greater than the Stated Amount, the Purchase Price shall be decreased on a £ for £ basis by the amount of the difference. For the avoidance of doubt, any such increase or decrease in the Purchase Price shall not affect the liability of any debtor or creditor in respect of any Net Intra-Group Debt.
7.4	Breach of Closing Obligations
7.4.1	Without prejudice to Clause 5, if any of the Sellers or the Purchaser fail to comply with any material obligation in Clauses 7.2, 7.3 or Schedule 3, the Purchaser, in the case of non-compliance by the Sellers, or the Sellers, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available including the right to claim damages or other compensation) by written notice to the other served on, or before, the Closing Date:
(i)	to effect Closing so far as practicable having regard to the defaults which have occurred (without limiting its rights under this Agreement); or
(ii)	to fix a new date for Closing (being not more than 20 Business Days after the agreed date for Closing) in which case the provisions of Schedule 3 shall apply to Closing as so deferred.

7.4.2	If the Sellers or the Purchaser fail to perform any outstanding material obligation in Clauses 7.2, 7.3 or Schedule 3 by the date specified under Clause 7.4.1(ii), the Purchaser, in the case of non-compliance by the Sellers, or the Sellers, in the case of non-compliance by the Purchaser, may by written notice either fix a new date for Closing in which case the provisions of Clause 7.4.1(ii) shall apply to such new date or terminate this Agreement (other than Clauses 1, 13, 17.3, 17.4, 17.5, 17.8, 17.12, 17.14 and 17.15) without liability on its part. In such event, neither party nor any of its Affiliates shall have any claim under this Agreement of any nature against the other party or any of its Affiliates (except in respect of any rights and liabilities which have accrued before termination, whether in respect of the defaulting party’s failure to perform any material obligation or otherwise, or under Clauses 1, 13, 17.3, 17.4, 17.5, 17.8, 17.12, 17.14 and 17.15).
For the purposes of this Clause 7.4, paragraphs 1.1.1 to 1.1.6 and paragraph 2 of Schedule 3 shall constitute “material obligations”.
7.5	Intra-Group Indebtedness
7.5.1	Not less than four Business Days prior to the Closing Date, the Sellers shall notify the Purchaser of the (i) Intra-Group Payables, (ii) the Intra-Group Receivables, (iii) the amount of any short term funding provided by the E.ON AG Group to the Group to fund the payment of amounts owed by the Group to persons other than members of the E.ON AG Group, (the “Short Term Funding Closing Balance”) and of the amount of any cash sweep owed by the E.ON AG Group to the Group as at Closing as referred to in subparagraph (ii) of the definition of Ordinary Trading Items (the “Closing Cash Sweep Balance”), in each case as at the Closing Date and in each case specifying the relevant debtor and creditor in respect of each such item (the “Intra-Group Items Notice”). For the avoidance of doubt, the Corporation Tax Recharge Payment shall be repaid in accordance with Clause 7.7 and this Clause 7.5 shall not apply to such repayment, which will not be included in the Intra-Group Items Notice.
7.5.2	On Closing, subject to Clause 3 hereof:
(i)	the Purchaser shall procure that each relevant Group Company repays to the relevant member of the E.ON AG Group the amount of any Intra-Group Payables and Short Term Funding Closing Balance as at Closing and shall acknowledge on behalf of each relevant Group Company the payment of the Intra-Group Receivables in accordance with Clause 7.5.2(ii); and
(ii)	the Sellers shall procure that each relevant member of the E.ON AG Group repays to the relevant Group Company the amount of any Intra-Group Receivables and Closing Cash Sweep Balance and shall acknowledge on behalf of each relevant member of the E.ON AG Group the payment of the Intra-Group Payables and Short Term Funding Closing Balance in accordance with Clause 7.5.2(i), in each case as notified in accordance with Clause 7.5.1.
7.5.3	Any Ordinary Trading Items (other than the Short Term Funding Balance and the Closing Cash Sweep Balance) including DUoS related payments between any member of the E.ON AG Group and any Group Company shall be settled in accordance with their terms or, if there are no terms, in accordance with past practice but, in each case by no later than the date falling 20 days after Closing.

7.5.4
(i)	Within 60 days following the Closing Date, the Purchaser or the Sellers may notify the other party in writing if it disagrees with the amounts that were set forth in the Intra-Group Items Notice (the “Notice of Intra-Group Items Disagreement”) or with the Actual Amount determined pursuant to Clause 7.3.2 (“Notice of Actual Amount Disagreement”). Any such notice is referred to as a “Notice of Disagreement”. If no Notice of Disagreement is served within such 60 day period, there shall be no adjustment of the Purchase Price in accordance with this Clause. Any Notice of Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the party’s determination of the amount of the Net Intra-Group Debt, the Short Term Funding Closing Balance, the Closing Cash Sweep Balance or the Actual Amount, as the case may be. The Sellers and the Purchaser shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in any Notice of Disagreement. If the Sellers and the Purchaser are unable to resolve such disagreements, the Sellers and the Purchaser shall submit all matters that remain in dispute to Deloitte & Touche L.L.P. (or, if Deloitte & Touche L.L.P. refuses or is unable to act, another independent accounting firm in the United Kingdom of national recognition selected by the parties or, if the parties cannot agree, by the President of the Institute of Chartered Accountants in England and Wales) acting as an expert and not as an arbitrator (the “Expert”) for a binding resolution of the matters in dispute.
(ii)	In the event that upon final resolution or determination, pursuant to this Clause 7.5.4, of the actual amount of Net Intra-Group Debt at Closing, (plus the Short Term Funding Closing Balance and Closing Cash Sweep Balance) (together the “Adjusted Net Intra-Group Debt”)), the Adjusted Net Intra Group Debt set forth in the Intra-Group Items Notice exceeds such actual Adjusted Net Intra-Group Debt, then the Relevant Seller shall pay to the Purchaser (or if it so directs the relevant Group Companies) an amount equal to such excess. In the event that upon final resolution or determination, pursuant to this Clause 7.5.4, of the actual amount of Adjusted Net Intra-Group Debt at Closing, the Adjusted Net Intra-Group Debt set forth in the Intra-Group Items Notice is less than the actual Adjusted Net Intra-Group Debt, then the Purchaser shall pay or procure that the relevant Group Companies shall pay, to the Relevant Seller an amount equal to such shortfall.
(iii)	In the event that upon final determination, pursuant to this Clause 7.5.4, of the Actual Amount, the Actual Amount as determined pursuant to Clause 7.3.2 exceeds the Actual Amount as determined pursuant to this Clause 7.5.4, the Sellers shall pay to the Purchaser an amount equal to such excess by way of reduction of the Purchase Price. In the event that upon final resolution or determination, pursuant to this Clause 7.5.4, of the Actual Amount, the Actual Amount determined pursuant to Clause 7.3.2 is less than the Actual Amount as determined pursuant to this Clause 7.5.4, the Purchaser shall pay to the Sellers an amount equal to such shortfall by way of increase in the Purchase Price.
(iv)	The fees of the Expert shall be borne equally by the Sellers and the Purchaser.

(v)	Any such payments shall be made by wire transfer of immediately available funds to an account designated by the Purchaser or Sellers, as the case may be, within two (2) Business Days after the date on which a final resolution or determination of the actual Adjusted Net Intra-Group Debt or Actual Amount, as the case may be, is made pursuant to this Clause 7.5.4.
7.5.5	Except to the extent that the Sellers and the Purchaser agree otherwise in writing, the Expert shall determine its own procedures and:
(i)	apart from procedural matters and as otherwise set out in this Agreement shall determine only whether any of the arguments put forward in any Notice of Disagreement is correct in whole or in part;
(ii)	shall consistently apply the accounting principles, policies, procedures, methods, practices and techniques applied in the preparation of the Individual Accounts and the Locked Box Accounts;
(iii)	shall make its determination above as soon as is reasonably practicable, and in any event within 60 days of its engagement; and
(iv)	the procedure of the Expert shall:
(a)	give the Sellers and the Purchaser a reasonable opportunity to make written and oral representations to it;
(b)	require that each party supply the other with a copy of any written representations at the same time as they are made to the Expert;
(c)	permit each party to be present while oral submissions are being made by the other party; and
(d)	for the avoidance of doubt, entitle the Expert to determine the scope of its own jurisdiction.
7.5.6	The determination of the Expert pursuant to Clause 7.5.4 shall:
(i)	be made in writing and be notified at the same time to each of the Sellers and the Purchaser; and
(ii)	unless otherwise agreed by the Sellers and the Purchaser include reasons for each relevant determination.
7.5.7	The determination by the Expert of any matter falling within its jurisdiction shall be final and binding on the parties save in the event of fraud or manifest error (when the relevant part of its determination shall be void and, in the case of manifest error only, the matter shall be remitted to the Expert for correction).
7.5.8	The Sellers and the Purchaser shall co-operate with the Expert and comply with its reasonable requests made in connection with the carrying out of its duties under this Agreement, including giving the Expert reasonable access to their respective personnel, books, records and working papers during normal office hours during the period from the appointment of the Expert to the making of the relevant determination.

7.6	Further adjustment of the Purchase Price
7.6.1	If the total amount (as agreed or determined in accordance with this Clause 7.6) of Make-Wholes payable between members of the E.ON AG Group on the one hand and members of the Group on the other (in whichever direction) exceeds or is less than a net Make-Whole payable by the Group to the E.ON AG Group of £11 million, the Purchase Price shall be reduced or increased by an amount equal to 72 per cent. of such excess or shortfall, as the case may be.
7.6.2	If the total amount (as agreed or determined in accordance with this Clause 7.6) of interest payable by the Group in respect of Intra-Group Payables after deducting interest received by the Group in respect of Intra-Group Receivables, in each case in respect of the period from the Accounts Date to the Closing Date, exceeds or is less than £2.4 million, the Purchase Price shall be reduced or increased by an amount equal to 72 per cent. of such excess or shortfall.
7.6.3	Either a Relevant Seller or the Purchaser may serve notice on the other within 60 days after the Closing Date claiming that the Purchase Price should be adjusted in accordance with this Clause 7.6, such notice to contain reasonable details of the relevant claim and the basis for the proposed adjustment. If no such notice is served within such period, the Purchase Price shall not be adjusted in accordance with this Clause.
7.6.4	Any adjustment of the Purchase Price in accordance with this Clause 7.6 shall be agreed or determined in accordance with the provisions regarding the resolution and determination of the adjustments contained in Clause 7.5, which shall apply mutatis mutandis.
7.6.5	Any increase in the Purchase Price agreed or determined in accordance with this Clause 7.6 shall be paid by the Purchaser to the Relevant Seller and any decrease in the Purchase Price so agreed or determined shall be paid by the Relevant Seller to the Purchaser in accordance with Clause 7.5.4(v) which shall apply mutatis mutandis. No such increase or decrease in the Purchase Price shall affect the liability of any debtor or creditor in respect of any Make-Whole or interest on Intra Group Payables or Intra Group Receivables.
7.7	Payment of the Corporation Tax Recharge Payment
The Purchaser shall procure that the Corporation Tax Recharge Payment will be paid on Closing by the relevant Group Companies in full and final settlement of the Corporation Tax Recharge Payment and/or any Intra-Group Payable or any liability in respect of an Ordinary Trading Item created in respect thereof.
8	Separation and Other Matters
8.1	Transferring Properties
The provisions in Schedule 8 shall apply in respect of the Transferring Properties.
8.2	Transferring Assets
The provisions of Schedule 9 shall apply in respect of the Transferring Assets.
8.3	Pensions
The provisions of Schedule 10 shall apply in respect of pensions.

8.4	Transferring Intellectual Property Rights
The provisions of Schedule 11 shall apply in respect of the Transferring Intellectual Property Rights.
8.5	Employees
8.5.1	The Relevant Seller shall indemnify the Purchaser from and against all Regulation 13/14 Losses suffered by the Purchaser and/or a Group Company arising from (i) the failure by the parties to the Intra-Group Services Termination Deeds to comply with Regulation 13 and/or Regulation 14 of the Transfer Regulations in respect of the transfer of the Transferred Employees and/or (ii) the dismissal before the Closing Date of any employee who, but for their dismissal, would have been a Transferred Employee.
8.5.2	If the number of Transferred Employees who transfer to Central Networks Limited or another Group Company (or allege to have so transferred) exceeds 402, after the Closing Date (“Additional Employees”) the Purchaser may procure that Central Networks Limited or any relevant Group Company terminates the contracts of employment of such number of Additional Employees provided it does so in accordance with the following provisions:
(i)	the Purchaser shall notify either of the Sellers in writing as soon as reasonably practicable and in any event within 10 days of becoming aware of the transfer of more than 402 Transferred Employees of the number and identity of the Additional Employees (“Notification”).
(ii)	within 21 days of Notification, the Relevant Seller may or may procure that a member of the Sellers’ Group will offer employment to each Additional Employee. If such offer is accepted, the Purchaser shall procure that Central Networks Limited or any relevant Group Company shall immediately release the Additional Employee from its employment;
(iii)	if no such offer of employment has been made or procured to be made by the Relevant Seller or such offer has been made but not accepted, then the Relevant Seller must notify the Purchaser in writing of this fact (“Failure Notification”). Upon receipt of a Failure Notification the Purchaser may, following the Purchaser’s notification to the Relevant Seller in writing in advance (and in any event within 14 days of a receipt of the relevant Failure Notification) terminate the employment of the Additional Employee.
Subject to the provisions of this Clause 8.5.2 (i) to (iii) being followed (or the Sellers and the Purchaser acting in any other way as may be agreed between them), the Relevant Seller will indemnify the Purchaser against all Losses suffered by the Purchaser and/or any relevant Group Company arising out of such termination (including any costs incurred as a result of employing any such Additional Employee from the date of transfer but only until termination in accordance with this clause within 14 days of receipt of the relevant Failure Notification).

8.5.3	The indemnity provided in Clause 8.5.2 shall be limited in the following ways:
(i)	it will not apply in relation to any Notification which is served on the Sellers more than two months after the date upon which the Intra-Group Services Deeds are terminated;
(ii)	if a Relevant Seller’s liability under Clause 8.5.2 arises from and/or is increased by any claim which is due to any act or omission by the Purchaser or Central Networks Limited after the Closing Date and which is not a claim for unfair dismissal, then the indemnity shall not apply to that portion of liability which is attributable to such act or omission of the Purchaser and/or Central Networks Limited.
8.5.4	Provided the Transferred Employees consent to them doing so, the Sellers shall provide to the Purchaser within 7 days of the date of this Agreement the name, salary and job title of each Transferred Employee. If any Transferred Employee does not consent to the disclosure of such information, the Sellers shall provide details of such Transferred Employee’s salary and job title in a manner compliant with the Data Protection Act 1998.
8.5.5	The Sellers’ Guarantor shall be responsible for payment of all Transaction Bonuses before the Closing Date, without any liability accruing to any Group Company in relation to such payments.
8.5.6	The Purchaser shall comply (and shall procure compliance by the relevant Group Companies) with any obligations imposed on the relevant Group Companies under the terms of the Intra-Group Services Termination Deeds, including without limitation those relating to the pension arrangements of the Transferred Employees.
8.5.7	The Sellers covenant to pay to the Purchaser an amount equal to the amount of the Retention Bonuses that are payable by any of the Group Companies and any employer’s national insurance contributions that become payable thereon after taking into account any Relief arising as a result of the payment of the Retention Bonuses. The due date for payment of any amount payable under this Clause 8.5.7 will be five Business Days before the Retention Bonus is payable to the relevant employee or employees.
8.5.8	The Seller’s Guarantor shall indemnify the Purchaser against any Losses suffered by the Purchaser and/or a Group Company arising in respect of any claim by any Relevant Employee in respect of any non-payment (or partial non-payment) of any Transaction Bonus and/or Retention Bonus or any other dispute whatsoever in relation to any Transaction Bonus and/or Retention Bonus (including without limitation any claim or dispute raised in relation to the level of award made in respect of any Transaction Bonus and/or Retention Bonus) save that no such indemnity protection shall be afforded to the extent that (in relation to Retention Bonus payments) the Purchaser has been put in funds by the Sellers’ Guarantor in respect of any Retention Bonus amount determined by the Sellers’ Guarantor and has subsequently failed to pass such payment(s) onto any Relevant Employee.
8.5.9	The Sellers’ Guarantor will make the payments due to Relevant Employees under the share performance plan and the medium term incentive plan set out in document 1.25 in the sensitive documents folder of the Data Room before Closing.

8.6	Degrouping Elections
The Sellers and the Purchaser undertake to enter into or procure that a member of the Sellers’ Group shall enter into, a Degrouping Election with each relevant Group Company substantially in the form shown in Schedule 15 on or prior to Closing in respect of any Degrouping Taxation for which any such Degrouping Election is capable of being made.
8.7	Customers Contributions Claim
8.7.1	Subject to 8.7.2 below, Avon Energy Partners covenants to pay to the Purchaser an amount equal to the Relevant Proportion of any professional fees payable by Central Networks Limited to Deloitte pursuant to the Deloitte Agreement (after giving credit for the Relevant Proportion of any Relief arising to Central Networks Limited in respect of the payment of any such professional fees).
8.7.2	Avon Energy Partners shall not be required to pay any amount pursuant to Clause 8.7.1 above to the extent that the amount would not have been payable but for any amendment or other change to the Deloitte Agreement that is made after Closing.
9	Warranties
9.1	The Sellers’ Warranties
9.1.1	Subject to Clause 9.2 and to the extent provided in Clause 1.16, each Relevant Seller warrants to the Purchaser that each of the Sellers’ Warranties set out in Schedule 5 is true and accurate as of the date of this Agreement.
9.1.2	Each of the Sellers’ Warranties is to be construed separately and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Sellers’ Warranty.
9.1.3	Any Sellers’ Warranty qualified by the expression “so far as the Sellers are aware” or any similar expression shall, unless otherwise stated be deemed to refer only to the actual knowledge of the persons whose names are set out in Schedule 7 (with no imputation of the knowledge of any other person), each having made reasonable enquiries if they have reasonable cause to believe that specific circumstances exist which would or would be reasonably likely to cause a warranty to be breached or untrue if an appropriate disclosure is not made, as at the date of this Agreement, it being recognised that the level of enquiry which has been made has been constrained by the confidentiality of the transaction contemplated by this Agreement.
9.1.4	The Purchaser acknowledges and agrees that the Sellers do not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its directors, officers, employees agents or advisers on or prior to the date of this Agreement.
9.1.5	Each Relevant Seller hereby confirms that each of the persons whose names appear in Schedule 7 will, within three Business Days after the date of this Agreement, be provided with a copy of this Agreement and will be instructed, in the period between the date of this Agreement and the Closing Date, to fulfil his or her respective function with a view to seeking to ensure that there would be no breach of the Sellers’ Warranties for which the Sellers would be liable hereunder if such Sellers’ Warranties were repeated on the Closing Date. No party to this Agreement shall have any liability to any other party if such persons do not act in such manner and as a result the Sellers’ Warranties would be untrue or not accurate if they were repeated on the Closing Date.

9.2	Sellers’ Disclosures
9.2.1	The Sellers’ Warranties are subject to any matter to the extent it is fairly disclosed in this Agreement or in the Disclosure Letter.
9.2.2	The Purchaser hereby acknowledges that it is a professional counterparty with experience of undertaking due diligence on businesses similar to the Group’s business and prior to the date of this Agreement it, and its professional advisers, were given the opportunity to (i) review the documents disclosed in the Data Room, including vendor diligence reports, and to ask questions in respect of such documents, and (ii) attend a management presentation.
9.3	Updating of the Sellers’ Warranties to Closing
Subject to Clause 9.2, each Relevant Seller further warrants to the Purchaser that the Sellers’ Warranties in paragraphs 1.1 and 15 of Schedule 5 will be true and accurate at Closing in all material respects as if they had been repeated at Closing.
9.4	The Sellers’ Waiver of Rights against the Group
Save in the case of fraud, each Relevant Seller undertakes to the Purchaser and to the Group Companies and their respective directors, officers and agents and to the Relevant Employees to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers or agents or the Relevant Employees in connection with assisting the Sellers in the giving of any Sellers’ Warranty or the preparation of the Disclosure Letter.
9.5	The Purchaser’s Warranties
The Purchaser warrants to each Relevant Seller that each of the Purchaser’s Warranties set out in Schedule 6 is true and accurate as of the date of this Agreement.
9.6	Effect of Closing
The Sellers’ Warranties and all other provisions of this Agreement, to the extent such other provisions have not been performed by Closing, shall not be extinguished or affected by Closing or by any other event or matter (including any satisfaction and/or waiver of any condition contained in Clause 4.1), except by a specific and duly authorised written waiver or release by the Purchaser.
10	Limitation of Sellers’ Liability
10.1	Time Limitation for Claims
The Sellers shall not be liable under this Agreement or the Tax Indemnity in respect of any claim referred to below unless a notice of such claim is given by the Purchaser to the Sellers:
10.1.1	in the case of any Tax Claim or any claim under the Tax Indemnity, within six years following Closing;

10.1.2	in the case of any claim in respect of matters set out in paragraph 9 of Schedule 5, within two years following Closing;
10.1.3	in the case of any other claim for a breach of Sellers’ Warranties or Clause 6, within 18 months following Closing, except that there shall be no time limitation for giving notice of any claim under paragraphs 1.1 or 15 of Schedule 5.
10.2	Minimum Claims
10.2.1	The Sellers shall not be liable under this Agreement in respect of any individual claim (or a series of claims arising from the same or substantially the same facts or circumstances) for a breach of Clause 6.1.1 or for a breach of a Sellers’ Warranty where the liability agreed or determined (disregarding the provisions of this Clause 10.2) in respect of any such claim or series of claims does not exceed £2,000,000 except in the case of any claim in relation to the Sellers’ Warranties under paragraphs 1.1, 13.8, 15.1, and 17 of Schedule 5.
10.2.2	Where the liability agreed or determined in respect of any such claim or series of claims exceeds £2,000,000, the liability of the Sellers shall be for the aggregate amount of the claim or series of claims as agreed or determined and not just the excess.
10.3	Aggregate Minimum Claims
10.3.1	The Sellers shall not be liable under this Agreement in respect of any claim for a breach of Clause 6.1.1 or for a breach of a Sellers’ Warranty unless the aggregate amount of all claims for which the Sellers would otherwise be liable for breach of Clause 6.1.1 or Sellers’ Warranty (disregarding the provisions of this Clause 10.3) exceeds £40,000,000 except in the case of any claim in relation to the Sellers’ Warranties under paragraphs 1.1, 13.8, 15.1 and 17 of Schedule 5.
10.3.2	Where the liability agreed or determined in respect of all claims referred to in Clause 10.3.1 exceeds £40,000,000 the liability of the Sellers shall be for the aggregate amount of the claim or series of claims as agreed or determined and not just the excess.
10.3.3	The Sellers shall not be liable under this Agreement in respect of any claim for a breach of Clause 6.1.2 unless the aggregate amount of all claims for which the Sellers would otherwise be liable for breaches of Clause 6.1.2 (disregarding the provisions of this Clause 10.3.3) exceeds £10,000,000.
10.3.4	Where the liability agreed or determined in respect of all claims referred to in Clause 10.3.3 exceeds £10,000,000 the liability of the Sellers shall be for the excess only.
10.4	Maximum Liability
Subject to the provisions of the Tax Indemnity, the maximum aggregate liability of the Sellers in respect of all breaches of Clause 6 and the Sellers’ Warranties and under the Tax Indemnity shall not exceed £650,000,000 except in the case of any breach of the Sellers’ Warranties under paragraphs 1.1 and 15 of Schedule 5 to this Agreement in respect of which the maximum aggregate liability of the Sellers (when added to the liability of the Sellers for all other breaches of this Agreement) shall not exceed the sum of the Purchase Price and the Net Intra-Group Debt as at the Closing Date.

10.5	Contingent Liabilities
The Sellers shall not be liable under this Agreement (other than for a Tax Claim) in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable provided that this Clause 10.5 shall not prevent the giving of notice of a claim in respect of a matter which is contingent within the applicable time limit specified in Clause 10.1.
10.6	Losses
The parties shall not be liable under this Agreement in respect of any loss of production, loss of profit, loss of revenue, loss of contract, loss of goodwill, loss of claim or any indirect or consequential losses of the parties but this Clause 10.6 shall not operate to exclude liability for any loss or damage which would fairly and reasonably be considered as arising naturally from the relevant breach or liability.
10.7	Provisions
The Sellers shall not be liable under this Agreement (other than for a Tax Claim) in respect of any claim if and to the extent that specific and proper allowance, provisions or reserve is made in the Locked Box Accounts for the matter giving rise to the claim.
10.8	Matters Arising Subsequent to this Agreement
The Sellers shall not be liable under this Agreement (other than for a Tax Claim) in respect of any matter to the extent that the same would not have occurred but for:
10.8.1	Agreed matters
any matter or thing done or omitted to be done pursuant to and in compliance with the Transaction Documents or otherwise at the request in writing or with the approval in writing of the Purchaser;
10.8.2	Acts of the Purchaser
any voluntary act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or any of the Group Companies, or their respective directors, officers, employees or agents or successors in title, after Closing, otherwise than in the ordinary and usual course of business or pursuant to a legally binding commitment to which the Group is subject on or before Closing or to comply with applicable law;
10.8.3	Changes in legislation
(i)	the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any Regulatory Authority including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; or
(ii)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation; or

10.8.4	Accounting and Taxation Policies
any change in accounting or Taxation policy, basis or practice of the Purchaser or any of the Group Companies introduced or having effect after Closing.
10.9	Insurance
Without prejudice to Clause 14, the Sellers shall not be liable under this Agreement (other than for a Tax Claim) in respect of any claim to the extent that the Losses in respect of which such claim is made (i) are covered by a policy of insurance and the Purchaser or Group Company actually recovers under that policy (after taking account of any deductible or excess and less any Taxation suffered on the proceeds and any costs reasonably incurred in making such recovery) or (ii) would have been covered if policies of insurance equivalent to those maintained for the benefit of the Group Companies and in force at the date of Closing had been maintained after Closing on no less favourable terms solely to the extent that such insurance could have been obtained by the Group on commercially available and reasonable terms at the relevant time.
10.10	Net Financial Benefit
The Sellers shall not be liable for any claim under this Agreement (other than a Tax Claim) in respect of any Losses suffered by the Purchaser or a Group Company to the extent of any corresponding savings by or net quantifiable financial benefit to any member of the Purchaser’s Group arising directly from such Losses or the facts giving rise to such Losses (for example where the amount (if any) by which any Taxation for any member of the Purchaser’s Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability).
10.11	Purchaser’s Right to Recover
If the Sellers may be liable to pay, or a Relevant Seller has paid, an amount in discharge of any claim under this Agreement (other than a Tax Claim) and or any Transaction Document and any member of the Purchaser’s Group is entitled to recover from a third party a sum (or to the extent quantifiable and attributable to the relevant matter is entitled to a discount, credit or relief from a third party) which indemnifies or compensates such member of the Purchaser’s Group (in whole or in part) in respect of the loss or liability which was the subject matter of the claim, the Purchaser shall procure that, subject to the Sellers indemnifying the Purchaser against any Losses incurred by the relevant member of the Purchaser’s Group in pursuing such recovery, such steps are taken as the Sellers may reasonably require to enforce such recovery and:
10.11.1	where the Sellers have not at the relevant time paid an amount in discharge of any such claim, upon receipt or realisation of any such recovery, such recovery (less any costs, charges and expenses not so indemnified (including any Tax arising as a result of such recovery after taking into account any Tax Relief available in respect of any matter giving rise to the claim or in respect of the payment that would have been due pursuant to clause 10.11.2 had the Sellers already paid an amount in discharge of the claim) incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery; or
10.11.2	where the Sellers have already paid an amount in discharge of any such claim, the Purchaser shall pay (or shall procure the payment to) the Sellers as soon as practicable after receipt or realisation of the benefit, respectively, an amount equal to:
(i)	the amount so recovered or otherwise so realised from the third party less any costs, charges and expenses (including any Tax arising as a result of such recovery after taking into account any Tax Relief available in respect of any matter giving rise to the claim or in respect of the payment pursuant hereto) incurred in obtaining such recovery and not otherwise indemnified by the Sellers; or, if less
(ii)	the amount previously paid by the Sellers to the Purchaser less any Taxation attributable to it.

10.12	Double Claims
The Purchaser shall not be entitled to recover from the Sellers under this Agreement or the Tax Indemnity more than once in respect of the same Losses suffered and, without prejudice to the generality of the foregoing, the Sellers shall not be liable in respect of:
10.12.1	any breach of the Agreement if and to the extent that the Losses resulting from or connected with such breach are or have been included in a claim under the Tax Indemnity which has been satisfied; or
10.12.2	a claim under the Tax Indemnity if and to the extent that the Losses in respect of which such claim was made are or have been included in a claim for breach of the Agreement which has been satisfied.
10.13	Mitigation of Losses
The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation are likely to give rise to a liability in respect of any claim under this Agreement.
10.14	Purchaser’s knowledge
The Sellers shall not be liable in respect of any claim for any material breach of a Sellers’ Warranty to the extent that the facts, matters or circumstances giving rise to the relevant claim were within the actual knowledge of any of the following persons and to the extent that any of such persons ought reasonably to have realised (having regard to the provisions of Clause 9.2.2) that such facts, matter or circumstances would or would be likely to cause any Sellers’ Warranty to be untrue:
Paul Farr, Jeremy McGuire, Charl Oosthuizen, Rick Klingensmith, Thomas Douglass, Robert Symons, Tadd Henninger, Kindra Walker, Sue Underwood and Ian Cutter.
10.15	Fraud
None of the limitations contained in this Clause 10 shall apply to any claim under this Agreement or the Tax Indemnity which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud or wilful misconduct by the Sellers.
10.16	E.ON AG Group
Notwithstanding any provisions to the contrary, the aggregate liability of the E.ON AG Group under this Agreement and the Tax Indemnity shall not exceed any limit on the liability of the Sellers in this Agreement and the Tax Indemnity and the provisions of this Clause 10 shall apply mutatis mutandis to each member of the E.ON AG Group who may have liability under this Agreement and the Tax Indemnity as if such member is the Sellers.

11	Claims
11.1	Notification of Potential Claims
If the Purchaser or any Group Company becomes aware of any fact, matter or circumstance that is reasonably likely to give rise to a claim against the Sellers under this Agreement other than a Tax Claim (ignoring for these purposes the application of Clause 10.2 or 10.3), the Purchaser shall as soon as reasonably practicable give a notice in writing to the Sellers setting out such information as is available to the Purchaser or Group Company (as applicable) as is reasonably necessary to enable the Sellers to assess the merits of the claim, to act to preserve evidence and to make such provision as the Sellers may consider necessary (including, where the claim is the result of or in connection with a Third Party Claim, evidence of the Third Party Claim). Subject to Clause 10.1, failure to give notice within such period shall not affect the rights of the Purchaser provided that the Sellers shall not be liable to the Purchaser to the extent that the amount of the claim is materially increased, or is not reduced, as a result of such non-compliance.
11.2	Notification of Claims
Notices of claims under this Agreement shall be given by the Purchaser to the Sellers within the time limits specified in Clause 11.1.
11.3	Commencement of Proceedings
Any claim notified pursuant to Clause 11.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn 12 months after the notice is given pursuant to Clause 11.2 or, in the case of any contingent liability, 12 months after such contingent liability becomes an actual liability and is due and payable, unless at the relevant time legal proceedings in respect of the claim have been commenced by being both issued and served.
11.4	Investigation by the Sellers
In connection with any matter or circumstance that is reasonably likely to give rise to a claim against the Sellers under this Agreement (other than a Tax Claim):
11.4.1	the Purchaser shall allow, and shall procure that the relevant Group Company allows, the Sellers and its financial, accounting or legal advisers upon reasonable notice to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim; and
11.4.2	the Purchaser shall, at the written request of the Sellers, disclose to the Sellers all material of which the Purchaser is aware which relates to the claim and shall, and shall procure that any other relevant members of the Purchaser’s Group shall, give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Sellers or their financial, accounting or legal advisers may reasonably request upon reasonable notice subject to the Sellers agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question, provided that nothing in this Clause 11.4 shall entitle the Sellers or its financial, accounting or legal advisers to have access to any information which relates to legal advice or any other privileged advice or documents in respect of any claim for breach of this Agreement.

11.5	Conduct of Third Party Claims
If the matter or circumstance that would be reasonably likely to give rise to a claim against the Sellers under this Agreement (other than a Tax Claim) is a result of or in connection with a claim by a third party (a “Third Party Claim”) then:
11.5.1	the Purchaser shall consult with the Sellers so far as reasonably practicable in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of the Sellers before taking any action in relation to the Third Party Claim;
11.5.2	no admissions in relation to the Third Party Claim shall be made by or on behalf of the Purchaser or any member of the Purchaser’s Group and the Third Party Claim shall not be compromised, disposed of or settled without the written consent of the Sellers (such consent not to be unreasonably withheld or delayed);
11.5.3	subject to the Sellers indemnifying the Purchaser or member of the Purchaser’s Group concerned against all reasonable costs and expenses (including legal and professional costs and expenses) that may be incurred thereby, the Purchaser shall, or the Purchaser shall procure that the members of the Purchaser’s Group shall, take such action as the Sellers may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim; and
11.5.4	each Relevant Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser accepting any potential resulting liability for such claim, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties) and to have the conduct of any related proceedings, negotiations or appeals, provided no admissions in relation to the Third Party Claim shall be made by or on behalf of the Sellers or any member of the Sellers’ Group without the Sellers’ consent (such consent not to be unreasonably withheld or delayed) and any settlement is limited to monetary payment;
11.5.5	if the Relevant Seller sends a notice to the Purchaser pursuant to Clause 11.5.4, the Purchaser shall, and the Purchaser shall procure that any member of the Purchaser’s Group shall give, subject to their being paid all reasonable costs and expenses, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Relevant Seller may reasonably request, including instructing such professional or legal advisers as the Relevant Seller may nominate to act on behalf of the Purchaser or other member of the Purchaser’s Group concerned but in accordance with the Relevant Seller’s instructions; and
11.5.6	notwithstanding Clauses 11.5.2 and 11.5.3, neither the Purchaser nor any member of the Purchaser’s Group shall be required to take any action or refrain from taking any action, if the Purchaser, or member of the Purchaser’s Group concerned, reasonably considers such action or omission may be materially prejudicial to a regulated Group Company. The Relevant Seller agrees not to do anything in the course of exercising its rights under Clause 11.5 that will, or is reasonably likely to, be materially prejudicial to a regulated Group Company and that nothing shall entitle the Sellers or their financial, accounting or legal advisers to have access to any information which relates to legal advice or any other privileged advice or document in respect of any claim for breach of this Agreement.

11.6	Tax Warranties
The provisions of the Tax Indemnity shall apply to any Tax Claims where specified in the Tax Indemnity.
12	Restrictive Covenants
12.1	Restrictions
Each of the Sellers, E.ON AG and the Sellers’ Guarantor undertakes with the Purchaser and the Group Companies that no member of the E.ON AG Group nor any of its Affiliates will (whether alone, jointly with another, directly or indirectly) during the Restricted Period induce or seek to induce any present Restricted Employee to become employed or engaged whether as employee, consultant or otherwise by any member of the E.ON AG Group, whether or not such Restricted Employee would thereby commit a breach of his contract of employment or service. The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 12 provided that no member of the E.ON AG Group encourages or advises such agency to approach any Restricted Employee.
12.2	Exceptions
The restrictions in Clause 12.1 shall not operate to prohibit any member of the E.ON AG Group or any of its Affiliates from fulfilling any obligation pursuant to this Agreement, any agreement to be entered into pursuant to this Agreement or any Transaction Document.
12.3	Reasonableness of Restrictions
Each of the Sellers, E.ON AG and the Sellers’ Guarantor agrees that the restrictions contained in this Clause 12 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.
12.4	Interpretation
The following terms shall have the following meanings respectively in this Clause 12:
12.4.1	“Restricted Employee” means any Relevant Employee who (a) has access to trade secrets or other material confidential information of the Group; or (b) was employed by the relevant Company in skilled or managerial work at any time during the 12 months proceeding the Closing Date; and
12.4.2	“Restricted Period” means two years commencing on Closing or such shorter period of time recognised by applicable law as being binding on the Sellers.

13	Confidentiality
13.1	Announcements
For a period of 12 months from the date of this Agreement, no formal public announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Sellers’ Group or the E.ON AG Group or any member of the Purchaser’s Group without the prior written approval of the Sellers and the Purchaser (such approval not to be unreasonably withheld or delayed). This shall not affect any formal public announcement or circular required by applicable law or any Regulatory Authority or the rules of any stock exchange on which the shares of a party or its parent undertakings are listed but the party with an obligation to make an announcement or issue a circular shall consult with the other party insofar as is reasonably practicable and is permitted by law before complying with such an obligation.
13.2	Confidentiality
13.2.1	The Confidentiality Agreement shall cease to have any force or effect from the Closing Date.
13.2.2	Subject to Clauses 13.1 and 13.2.3, the Sellers, the Purchaser, E.ON AG and the Sellers’ Guarantor shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:
(i)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;
(ii)	the negotiations relating to this Agreement (and any such other agreements);
(iii)	(in the case of the Sellers, E.ON AG and the Sellers’ Guarantor) any information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group and, with effect from Closing, any information relating to the Group Companies; or
(iv)	(in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of the E.ON AG Group.
13.2.3	Clause 13.2.2 shall not prohibit disclosure or use of any information if and to the extent:
(i)	the disclosure or use is required by applicable law, any regulatory body or any stock exchange on which the shares of either party or its parent undertakings are listed;
(ii)	the disclosure or use is required to vest the full benefit of this Agreement in a party including to permit the Purchaser to operate the Group Companies after Closing;
(iii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;
(iv)	the disclosure is made on a need-to-know basis to employees, agents, officers, actual or potential financing parties (and their professional advisers), ratings agencies and professional advisers of the disclosing party who are bound to the disclosing party by a duty of confidentiality which applies to any information so disclosed;

(v)	the information is made available to a Regulatory Authority;
(vi)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);
(vii)	the non-disclosing party has given prior written approval to the disclosure or use; or
(viii)	the information is independently developed after Closing,
provided that prior to disclosure or use of any information pursuant to Clause 13.2.3(i), (ii), (iii) or (v) except in the case of disclosure to a Tax Authority, the disclosing party shall, if practicable, promptly notify the non-disclosing party of such requirement with a view to providing that non-disclosing party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.
13.2.4	The Sellers shall procure the assignment to the Purchaser of the benefit of the confidentiality provisions of all confidentiality obligations and undertakings given by any other potential purchaser of a Group Company but only to the extent that:
(i)	such assignment is permitted by the terms of such agreements and undertakings; and
(ii)	such confidentiality provisions relate to the business of the Group.
14	Insurance
14.1	No cover under Seller Insurance Policies from Closing
The Purchaser acknowledges and agrees that from the Closing Date, subject to Clauses 14.2 and 14.3:
14.1.1	no Group Company shall have or be entitled to the benefit of any Seller Insurance Policy in respect of any event, act or omission that takes place after the Closing Date and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for the Group with effect from the Closing Date; and
14.1.2	the Sellers shall not be required to maintain any Seller Insurance Policy for the benefit of any Group Company, provided that it shall not cancel with retrospective effect any ‘occurrence based’ Seller Insurance Policy under which any Group Company continues to be insured in accordance with Clause 14.3.
14.2	Existing claims under Seller Insurance Policies
The Sellers shall use reasonable endeavours after the Closing Date (at the cost of the Purchaser or the relevant Group Company) to recover all monies due from insurers in respect of any claim relating to loss of or damage to any property or asset of a Group Company (including, if applicable, any Transferring Assets, Transferring Properties and Transferring Intellectual Property Rights) which has been made before the Closing Date by or on behalf of any Group Company under any Seller Insurance Policy and shall, to the extent that the Group has not already been indemnified prior to the Closing Date in respect of the Losses in respect of which the claim is made, pay any monies received in respect of such claim (after taking into account any deductible or excess and less any Taxation suffered on the proceeds and any out of pocket expenses suffered or incurred by the Sellers or any member of the Sellers’ Group in connection with such claim and not already reimbursed to it by the Purchaser) to the Purchaser or, at the Purchaser’s written direction, the relevant Group Company as soon as practicable after receipt by the Sellers.

14.3	New claims under occurrence-based policies
14.3.1	With respect to any event, act or omission relating to any employee, officer, product, operation, property or asset of a Group Company that occurred or existed prior to the Closing Date that is covered by an “occurrence based” Seller Insurance Policy, the Sellers shall, at the direction of the Purchaser or the relevant Group Company, make a claim under such insurance policy, provided that:
(i)	(in respect of a claim under a Seller Insurance Policy relating to material damage, business interruption, crime, personal accident or travel) the claim is notified to the Sellers within 30 calendar days of the Purchaser becoming aware of the claim and in any event within 12 months after the Closing Date;
(ii)	(in respect of a claim under a Seller Insurance Policy relating to public and products liability, directors and officers liability or motor) the claim is notified to the Sellers within 30 calendar days of the Purchaser becoming aware of the claim and in any event within six years after the Closing Date;
(iii)	(in respect of a claim under a Seller Insurance Policy relating to employers liability) the claim is notified to the Sellers within 30 Business Days of the Purchaser becoming aware of the claim;
(iv)	the relevant Group Company shall be liable for any deductible or excess payable in respect of the claim;
(v)	the Purchaser agrees to reimburse the Sellers or relevant other member of the Sellers’ Group for any retrospective premium increases under the insurance policy under which the claim is made, as such amounts are determined in accordance with that insurance policy as a result of any such claim made pursuant to this Clause 14.3.1 and notified in writing to the Purchaser.
14.3.2	In the event a Group Company notifies a claim pursuant to Clause 14.3.1, the Sellers shall, at the Purchaser’s cost, make all necessary notifications and claims under the relevant Seller Insurance Policy and the relevant Group Company shall be entitled to be paid any proceeds actually received under the Seller Insurance Policy (less any deductible or excess actually paid by the Sellers or any member of the Sellers’ Group and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Sellers or any member of the Sellers’ Group) provided that:
(i)	the Sellers shall not be required, pursuant to any requests made by the Purchaser or any Group Company:
(a)	to undertake or threaten litigation; or

(b)	incur any expenditure or liability without being put in funds by the Purchaser or such Group Company prior to incurring any such expenditure or liability;
(ii)	neither the Purchaser nor any Group Company shall be entitled to any proceeds received by the Sellers’ Group under any Seller Insurance Policy except to the extent that such proceeds relate to a claim made pursuant to Clause 14.3.1 in respect of:
(a)	an event, act or omission connected with the carrying on of the business of the Group prior to the Closing Date;
(b)	Losses for which the relevant Group Company has not already been reimbursed, indemnified or otherwise compensated whether under this Agreement or otherwise;
(iii)	the Purchaser shall provide (and shall procure that the relevant Group Company also provides) all assistance, information and co-operation reasonably requested by the Sellers or the Sellers’ representatives (including the Sellers’ insurers, appointed claims handlers or any lawyers instructed in relation to such claim);
(iv)	the Purchaser shall or shall procure that the relevant Group Company shall pay or bear any costs and expenses incurred in connection with, and any deductible or excess element of, any such claim; and
(v)	the Sellers will advise the Purchase as soon as practicable of any shortfall or other limitations breached on any claims which will become the Purchaser’s liability.
15	Guarantees
15.1	Sellers’ Guarantee
15.1.1	The Sellers’ Guarantor unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance and observance by the Sellers of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement, the Tax Indemnity and any other agreement entered into pursuant to this Agreement (the “Sellers’ Guaranteed Obligations”) to the extent of any limit on the liability of the Sellers in this Agreement, the Tax Indemnity or any other agreement entered into pursuant to this Agreement.
15.1.2	If and whenever the Sellers default for any reason whatsoever in the performance of any of the Sellers’ Guaranteed Obligations, the Sellers’ Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Sellers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement, the Tax Indemnity and any agreement entered into pursuant to this Agreement and so that the same benefits shall be conferred on the Purchaser as it would have received if the Sellers’ Guaranteed Obligations had been duly performed and satisfied by the Sellers.
15.1.3	The Sellers’ Guarantor’s obligations under this Clause 15 are primary obligations and not those of a mere surety.

15.1.4	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Sellers’ Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Purchaser or any member of the Purchaser’s Group may now or hereafter have or hold for the performance and observance of the Sellers’ Guaranteed Obligations.
15.1.5	The Sellers’ Guarantor’s obligations under Clauses 15.1.1, 15.1.2 and 15.1.3 are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Sellers.
15.1.6	As a separate and independent obligation the Sellers’ Guarantor agrees that any of the Sellers’ Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from the Sellers by reason of any legal limitation, disability or incapacity on or of the Sellers or any other fact or circumstances (other than any limitation imposed by this Agreement or the Tax Indemnity) shall nevertheless be enforceable against and recoverable from the Sellers’ Guarantor as though the same had been incurred by the Sellers’ Guarantor and the Sellers’ Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Sellers’ Guarantor on demand.
15.2	Liability of the Sellers’ Guarantor
15.2.1	Without affecting the generality of Clause 15.1, the Purchaser may at any time as it thinks fit and without reference to the Sellers’ Guarantor and without prejudice to the Sellers’ Guarantor’s obligations under these Clauses 15.1 and 15.2:
(i)	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of any obligation of the Sellers under this Agreement, the Tax Indemnity or any other agreement entered into pursuant to this Agreement;
(ii)	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Purchaser;
(iii)	discharge a party to other securities or guarantees held by the Purchaser and realise all or any of those securities or guarantees; or
(iv)	compound with, accept compositions from and make other arrangements with the Sellers or a person or persons liable on other securities or guarantees held or to be held by the Purchaser.
15.2.2	The Sellers’ Guarantor’s liabilities under Clauses 15.1.1, 15.1.2 and 15.1.3 are not affected by the avoidance of an assurance, security or payment or release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.
15.2.3	The Sellers’ Guarantor waives any right it may have of first requiring the Purchaser (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Sellers’ Guarantor under these Clauses 15.1 and 15.2. This waiver applies irrespective of any law or any provision of this Agreement, the Tax Indemnity or any other agreement entered into pursuant to this Agreement to the contrary.

15.3	Purchaser Guarantor’s Guarantee
15.3.1	The Purchaser’s Guarantor unconditionally and irrevocably guarantees to the Sellers the due and punctual performance and observance by the Purchaser of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement, the Tax Indemnity and any other agreement entered into pursuant to this Agreement (the “Purchaser’s Guaranteed Obligations”) to the extent of any limit on the liability of the Purchaser in this Agreement, the Tax Indemnity or any other agreement entered into pursuant to this Agreement.
15.3.2	If and whenever the Purchaser defaults for any reason whatsoever in the performance of any of the Purchaser’s Guaranteed Obligations, the Purchaser’s Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchaser’s Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement, the Tax Indemnity and any agreement entered into pursuant to this Agreement and so that the same benefits shall be conferred on the Sellers as it would have received if the Purchaser’s Guaranteed Obligations had been duly performed and satisfied by the Purchaser.
15.3.3	The Purchaser’s Guarantor’s obligations under this Clause 15.3 are primary obligations and not those of a mere surety.
15.3.4	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Purchaser’s Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers or any member of the Sellers’ Group may now or hereafter have or hold for the performance and observance of the Purchaser’s Guaranteed Obligations.
15.3.5	The Purchaser’s Guarantor’s obligations under Clauses 15.3.1, 15.3.2 and 15.3.3 are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Purchaser.
15.3.6	As a separate and independent obligation the Purchaser’s Guarantor agrees that any of the Purchaser’s Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser or any other fact or circumstances (other than any limitation imposed by this Agreement or the Tax Indemnity) shall nevertheless be enforceable against and recoverable from the Purchaser’s Guarantor as though the same had been incurred by the Purchaser’s Guarantor and the Purchaser’s Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser’s Guarantor on demand.

15.4	Liability of the Purchaser’s Guarantor
15.4.1	Without affecting the generality of Clause 15.3, each Relevant Seller may at any time as it thinks fit and without reference to the Purchaser’s Guarantor and without prejudice to the Purchaser’s Guarantor’s obligations under these Clauses 15.3 and 15.4:
(i)	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of any obligation of the Purchaser under this Agreement, the Tax Indemnity or any other agreement entered into pursuant to this Agreement;
(ii)	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Sellers;
(iii)	discharge a party to other securities or guarantees held by the Sellers and realise all or any of those securities or guarantees; or
(iv)	compound with, accept compositions from and make other arrangements with the Purchaser or a person or persons liable on other securities or guarantees held or to be held by the Sellers.
15.4.2	The Purchaser’s Guarantor’s liabilities under Clauses 15.3.1, 15.3.2 and 15.3.3 are not affected by the avoidance of an assurance, security or payment or release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.
15.4.3	The Purchaser’s Guarantor waives any right it may have of first requiring the Sellers (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Purchaser’s Guarantor under these Clauses 15.3 and 15.4. This waiver applies irrespective of any law or any provision of this Agreement, the Tax Indemnity or any other agreement entered into pursuant to this Agreement to the contrary.
16	Wrong Pocket
16.1	Subject to the terms and conditions of this Clause 16, the Sellers shall, and shall procure that each member of the Sellers’ Group shall, with effect from Closing, hold as trustee for the benefit of the Purchaser (subject to being indemnified by the Purchaser in respect of any related liabilities arising out of the holding or receipt of such assets or cash):
16.1.1	any assets (excluding real estate assets but including any cash received by a member of the Sellers’ Group on behalf of the Group Companies) which at Closing were held, or which after Closing are received, by any member of the Sellers’ Group and which were reflected in the Locked Box Accounts of any Group Company or (in the case of cash) which belongs or is attributable to a Group Company; and
16.1.2	any real estate assets which are on the date of this Agreement used exclusively or principally in the business of a Group Company but which at Closing are held by a member of the Sellers’ Group,
(in each case, a “Group Company Primary Asset”), and shall, or shall procure that such member of the Sellers’ Group shall, transfer such Group Company Primary Asset as soon as reasonably practicable to the Purchaser or such Group Company/ies as the Purchaser shall nominate without consideration, provided that, if any third party consent or approval is required for the transfer of a particular Group Company Primary Asset to be effective and lawful, then Schedule 9 shall apply to such Group Company Primary Asset mutatis mutandis as if such Group Company Primary Asset were a Transferring Contract.

16.2	The provisions of Clause 16.1.1 shall apply mutatis mutandis to any assets (including cash and real estate assets) which at Closing were held, or which after Closing are received, by any Group Company and which, in the case of cash, belongs or is attributable to a member of the Sellers’ Group or, in the case of assets other than cash or real estate assets, are reflected in the accounts of a member of the Sellers’ Group and not in the Locked Box Accounts or, in the case of real estate assets, are used exclusively or principally in the business of a member of the Sellers’ Group.
17	Other Provisions
17.1	Further Assurances
17.1.1	Each Relevant Seller (at its own cost) shall execute and deliver, or cause to be executed and delivered all such documents and take all such actions, or cause all such actions to be taken as the Purchaser may from time to time reasonably require in order to give full effect to the provisions of any Transaction Document and to secure to the Purchaser the full benefit of the rights, powers and remedies conferred upon it in any Transaction Document.
17.1.2	The Parties shall refrain from taking any actions that could reasonably be expected to impair, delay or impede Closing.
17.1.3	The Purchaser shall, and following Closing shall procure that each Group Company shall, execute and deliver, or cause to be executed and delivered, all such documents and perform such acts and things (in each case at the Purchaser’s own cost save as provided in Part 4 of Schedule 8) as the Sellers may from time to time require to transfer the Shares, the Transferring Properties, the Transferring Assets and the Transferring Intellectual Property Rights to the Purchaser (or the Sellers in respect of the Sellers’ Group Transfer Properties as provided in Part 4 of Schedule 8) and to give full effect to the provisions of any Transaction Document and to secure to the Sellers the full benefit of the rights, powers and remedies conferred upon it in any Transaction Document.
17.1.4	Pending registration of the Purchaser as owner of the Shares, the Sellers shall exercise all voting and other rights in relation to such Shares in accordance with the Purchaser’s instructions.
17.1.5	The Purchaser shall, and shall procure that the relevant Group Companies shall, retain for a period of seven years from Closing any books, records and documents of the Group Companies to the extent they relate to the period prior to Closing and shall, and shall procure that the relevant Group Companies shall, if reasonably requested by the Sellers, allow the Sellers reasonable access to such books, records and documents, including the right to take copies, at the Sellers’ expense.

17.1.6	Release of Guarantees
(i)	The Purchaser shall use reasonable endeavours to procure by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter, the release of the Sellers or any member of the Sellers’ Group from any securities, guarantees or indemnities given by or binding upon the Sellers or any member of the Sellers’ Group in respect of any liability of the Group Companies, including without limitation, those set out in Part A of Schedule 13. Pending such release the Purchaser shall indemnify the Sellers and any member of the Sellers’ Group on demand against all amounts paid by any of them pursuant to (or Losses otherwise incurred in connection with) any such securities, guarantees and indemnities in respect of such liability of the Group Companies.
(ii)	The Sellers shall use reasonable endeavours to procure, by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter, the release of each Group Company from any securities, guaranties or indemnities given by or binding upon the Group Company in respect of any liability of the Sellers or any member of the Sellers’ Group including, without limitation, those set out in Part B of Schedule 13. Pending such release, the Sellers shall indemnify the Group Companies on demand against all amounts paid by any of them pursuant to (or Losses otherwise incurred in connection with) any such securities, guarantees and indemnities in respect of such liability of the relevant member of the Sellers’ Group.
17.2	Whole Agreement
17.2.1	The Transaction Documents contain the whole agreement and understanding between the parties and supersedes any previous written or oral agreements, understandings or arrangements between the parties in relation to the matters dealt with in the Transaction Documents.
17.2.2	Each of the Purchaser and each Relevant Seller acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.
17.2.3	So far as is permitted by applicable law and except in the case of fraud, each of the Sellers and the Purchaser agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with the Transaction Documents shall be for breach of the terms of the relevant Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute).
17.2.4	The Purchaser’s Subsidiaries (except the Purchaser) and the members of the Sellers’ Group (except the Sellers), advisers to the Purchaser, advisers to the Sellers and providers of finance to the Purchaser may enforce the terms of this Clause 17.2 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.
17.2.5	Nothing in this Clause 17.2 shall have the effect of limiting any liability arising from fraud.
17.3	Assignment
17.3.1	Except as permitted by Clause 17.3.2, or as otherwise expressly provided in this Agreement, no party may, without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of any Transaction Document nor shall the Purchaser be entitled to make any claim against the Sellers in respect of any Losses which it does not suffer directly or in its own capacity as beneficial owner of the Shares.

17.3.2	Each Relevant Seller or the Purchaser may, without the consent of the other parties, assign to an Affiliate the benefit of the whole or any part of any Transaction Document provided that:
(i)	if the assignee ceases to be an Affiliate of the Sellers or the Purchaser (as the case may be), it shall before ceasing to be so assign the benefit so far as assigned to it to the Sellers, the Purchaser or another Affiliate of the Sellers or the Purchaser, as the case may be;
(ii)	the assignee shall not be entitled to receive under this Agreement any greater benefit than that to which the assigning party would have been entitled.
17.4	Third Party Rights
17.4.1	Subject to Clauses 17.2, 17.3.2, 17.4.2 and 17.4.3, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, provided that, the Debt Financing Sources shall be express third party beneficiaries hereof with respect to Clause 17.15.
17.4.2	Any member of the E.ON AG Group may enforce and rely on Schedule 9 to the same extent as if it were a party.
17.4.3	Any member of the Purchaser’s Group and any other person referred to in Clause 9.3 may enforce and rely on Clause 9.3 to the same extent as if it were a party.
17.4.4	Save in relation to the Purchaser, the Purchaser’s Guarantor, the Sellers, E.ON AG and the Sellers’ Guarantor, this Agreement may be terminated and any term may be amended or waived without the consent of the persons named in Clause 17.4.2.
17.5	Variation and Waiver
17.5.1	No variation, modification of or supplement to this Agreement shall be effective unless in writing and signed by or on behalf of all parties to such agreement.
17.5.2	No provision of this Agreement or any other Transaction Document may be waived except by a written instrument signed by the party or parties against whom the waiver is to be effective.
17.5.3	No failure or delay of any party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy or any other right or remedy under this Agreement.
17.5.4	The parties’ rights and remedies contained in this Agreement are cumulative and are not exclusive of rights and remedies provided by law.
17.6	Time of the Essence
Time shall be of the essence of this Agreement both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

17.7	Set Off
17.7.1	Any payments pursuant to this Agreement shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by applicable law or as otherwise agreed), except that, to the extent lawful, payments due between the parties in relation to repayments of the Intra-Group Payables and Intra-Group Receivables pursuant to Clause 7.5, may be netted against each other to produce a net sum.
17.7.2	Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Sellers or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.
17.7.3	Payment of a sum in accordance with this Clause 17.7 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.
17.8	Costs
Except where any Transaction Document (including Clause 17.9) provides otherwise, each party shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of any Transaction Document or otherwise incurred in relation to it with a view to effecting the Transaction.
17.9	Stamp Duty, Fees and Taxes
Save as provided in Schedule 8, the Purchaser shall bear the cost of all SDLT, stamp duty reserve tax, stamp duty, any notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement (which, for the avoidance of doubt, does not include the Reorganisation except in relation to SDLT on the transfer of properties to the Group pursuant to the Reorganisation). The Purchaser shall be responsible for arranging the payment of such SDLT, stamp duty reserve tax, stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Purchaser shall indemnify the Sellers or any other member of the Sellers’ Group against any Losses suffered by the Sellers or member of the Sellers’ Group as a result of the Purchaser failing to comply with its obligations under this Clause 17.9.
17.10	Interest
If any party defaults in the payment when due of any sum payable under this Agreement or the Tax Indemnity its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of two per cent. above three-month LIBOR. Such interest shall accrue from day to day and shall be compounded monthly.

17.11	Grossing-up of Indemnity Payments, VAT
17.11.1	All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by applicable law, except, that, to the extent lawful, the payments due between the parties in relation to repayments of the Intra-Group and Intra-Group Receivables pursuant to Clause 6.5 may be netted against each other to produce a net sum. If any deductions or withholdings are required by applicable law the party making the payment shall (except in the case of any sum payable under Clause 14 or interest payable under Clause 17.10) be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if either party to this Agreement shall have assigned or novated the benefit in whole or in part of this Agreement then the liability of the other party under this Clause 17.11.1 shall be limited to that (if any) which it would have been had no such assignment or novation taken place.
17.11.2	If any Tax Authority charges to Taxation any payment made under this Agreement pursuant to an indemnity, compensation or reimbursement provision, (other than Taxation attributable to a payment being treated for the Purchaser as an adjustment to the consideration for the Shares under the terms of the Agreement or Taxation attributable to a payment made under Clause 14) and any payments made by the Asset Transferee to E.ON AG under Schedule 9 (Transferring Assets) then, except to the extent that the amount of the indemnity, compensation or reimbursement provision has been increased to take account of the Taxation that will be charged on receipt, the amount so payable shall be grossed up by such amount as will ensure that after payment of the Taxation so charged there shall be left (after taking into account any Relief arising from the matter giving rise to the payment) a sum equal to the amount that would otherwise be payable under this Agreement, provided that if either party to this Agreement shall have assigned or novated the benefit in whole or in part of this Agreement then the liability of the other party under this Clause 17.11.2 shall be limited to that (if any) which it would have been had no such assignment or novation taken place.
17.11.3	The recipient of an amount paid under this Clause 17 shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made pursuant to Clause 17.11.1 and, for such purposes shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.
17.11.4	If the recipient of a payment made under this Agreement receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to Clause 17.11.1 above as the recipient of the payment certifies to the other party will leave it (after such reimbursement) in no better and no worse position than it would have been if the other party had not been required to make such deduction or withholding.

17.11.5	Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall be increased so as to include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that party using all reasonable endeavours to recover such amount of VAT as may be practicable.
17.11.6	If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due against receipt of a valid VAT invoice.
17.12	Notices
17.12.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)	in writing in English; and
(ii)	delivered by hand, sent by fax (provided that it is followed by a copy of the notice by post), registered post or courier using an internationally recognised courier company or, in the case of any request for a consent from the Purchaser in accordance with Clause 6.1, by electronic mail.
17.12.2	A Notice to the Sellers or the Sellers’ Guarantor shall be sent to the following address, or such other person or address as the Sellers may notify to the Purchaser from time to time:

E.ON UK plc

Westwood Way Westwood Business Park Coventry CV4 8LG

Fax: +44 2476 182210

Attention: Company Secretary

With a copy to:

Dr Michael Moser at E.ON AG, E.ON-Platz 1, 40479 Düsseldorf, Germany.

Matthew Middleditch and Roger Barron at Linklaters, One Silk Street, London EC2Y 8HQ.
17.12.3	A Notice to E.ON AG shall be sent to the following address, or such other person or address as E.ON AG may notify to the Purchaser from time to time:

E.ON AG

E.ON-Platz 1 40479 Düsseldorf Germany

Fax: +49 (211) 4579 14565

Attention: Dr Michael Moser

With a copy to:

Matthew Middleditch and Roger Barron at Linklaters, One Silk Street, London EC2Y 8HQ.

Fax: +44 20 7456 2222

17.12.4	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Sellers from time to time:

WPD Investment Holdings Limited

Avonbank Feeder Road Bristol BS2 0TB

Email address: dcoosthuizen@westernpower.co.uk (for requests under Clause 6)

Attention: Sally A. Jones, Company Secretary

With a copy to:

Adam Signy at Simpson Thacher & Bartlett, LLP, CityPoint, One Ropemaker Street, London, EC1Y 9HU

Fax: +44 20 7275 6502
17.12.5	A Notice to the Purchaser’s Guarantor shall be sent to the following address, or such other person or address as the Purchaser’s Guarantor may notify to the Sellers from time to time:

PPL Corporation

Office of General Counsel Two North Ninth Street Allentown, PA 18101

Fax: +1 610 774 4455 Attention: General Counsel

With a copy to:

Vince Pagano at Simpson Thacher & Bartlett, LLP, 425 Lexington Avenue, New York, NY 10017

Fax: +212 455 2501

17.12.6	A Notice shall be effective upon receipt and shall be deemed to have been received:
(i)	on the third day after posting, or if posted to or from a place outside the United Kingdom, the seventh day after posting, if delivered by registered post;
(ii)	at the time of delivery, if delivered by hand or courier; or
(iii)	at the time of transmission in legible form or evidenced by a transmission report from the machine from which the fax was sent which indicates that it was sent in its entirety to the fax number of the recipient, if delivered by fax;

provided that where delivery of a Notice occurs after 5.30pm in the relevant jurisdiction on any day, such Notice shall be deemed to have been received at 9.30am in the relevant jurisdiction on the next following Business Day.
17.13	Invalidity
17.13.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.
17.13.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 17.13.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 17.13.1, not be affected.
17.14	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The parties may enter into this Agreement by executing any such counterpart.
17.15	Governing Law and Submission to Jurisdiction
17.15.1	This Agreement and the other Transaction Documents, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with them shall be governed by English law.
17.15.2	Subject to Clause 17.15.3, each of the Relevant Seller and the Purchaser irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the Relevant Seller and the Purchaser irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.
17.15.3	Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any civil, criminal or administrative claim, notice of claim, action, suit, order, proceeding or arbitration, at law or in equity, by or before any governmental authority, including but not limited to any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to any agreement entered into by the Debt Financing Sources in connection with this Agreement or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The parties hereto further agree to irrevocably waive the right to trial by jury for any action, cause of action, claim, cross-claim or third party claim referenced in this paragraph. Nothing in this clause 18.16.4 will create or evidence or suggest exists (i) a cause of action or basis of claim against the Debt Financing Sources or (ii) a duty of care or other legal relationship owed by the Debt Financing Sources to any other person that would not otherwise have existed.

17.16	Appointment of Process Agent
17.16.1	E.ON AG hereby irrevocably appoints the Sellers’ Guarantor as its agent to accept service of process in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by E.ON AG.
17.16.2	The Purchaser’s Guarantor hereby irrevocably appoints the Purchaser as its agent to accept service of process in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.
17.16.3	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Agreement has been duly executed.

SIGNED by on behalf of AVON ENERGY PARTNERS HOLDINGS:	}

SIGNED by on behalf of EAST MIDLANDS ELECTRICITY DISTRIBUTION HOLDINGS:	}

SIGNED by on behalf of E.ON AG:	}

SIGNED by on behalf of E.ON UK PLC:	}

SIGNED by on behalf of WPD INVESTMENT HOLDINGS LIMITED:	}

Name:

Title:

SIGNED by on behalf of PPL CORPORATION:	}

Name:

Title:

Schedule 1
The Companies and the Subsidiaries
1	Particulars of the Companies
1.1	Central Networks Limited

Name of Company:	Central Networks Limited
Registered number:	02366928
Registered office:	Westwood Way
Westwood Business Park
Coventry
CV4 8LG
Date and place of incorporation:	1 April 1989, United Kingdom
Issued share capital:	496,655,789 ordinary shares of £0.25 each
Registered and beneficial shareholders and shares held:	Avon Energy Partners (496,655,789 ordinary shares)
Directors:	Fiona Scott Stark
Brian Jefferson Tear
E.ON UK Secretaries Limited
E.ON UK Directors Limited
Secretary:	Deborah Gandley
Accounting reference date:	31 December
Auditors:	PricewaterhouseCoopers LLP
1.2	Central Networks East plc

Name of Company:	Central Networks East plc
Registered number:	02366923
Registered office:	Westwood Way
Westwood Business Park
Coventry
CV4 8LG
Date and place of incorporation:	1 April 1989, United Kingdom
Issued share capital:	198,381,191 ordinary shares of 56
9/11 pence each

Registered and beneficial shareholders and shares held:	EMEDH (198,381,191 ordinary shares)
Directors:	John Crackett
Paul Golby
Graeme Mark Thompson
Secretary:	Chantal Thomas
Accounting reference date:	31 December
Auditors:	PricewaterhouseCoopers LLP

2	Particulars of the Subsidiaries
2.1	Cell Site Connection Services Limited

Name of Company:	Cell Site Connection Services Limited
Registered number:	04566781
Registered office:	Westwood Way
Westwood Business Park
Coventry
CV4 8LG
Date and place of incorporation:	18 October 2002, United Kingdom
Issued share capital:	1 ordinary share of £1
Registered and beneficial shareholder and shares held:	Central Networks Limited (1 ordinary share)
Directors:	Graeme Mark Thompson
E.ON UK Directors Limited
Secretary:	E.ON UK Secretaries Limited
Accounting reference date:	31 December
Auditors:	None
2.2	Central Networks West plc

Name of Subsidiary:	Central Networks West plc
Registered number:	03600574
Registered office:	Westwood Way
Westwood Business Park
Coventry
CV4 8LG
Date and place of incorporation:	20 July 1998, United Kingdom
Issued share capital:	50,000 ordinary shares of £1 each
Registered and beneficial shareholders and shares held:	Central Networks Limited (50,000 ordinary shares)
Directors:	John Crackett
Paul Golby
Graeme Mark Thompson
Secretary:	Chantal Thomas
Accounting reference date:	31 December
Auditors:	PricewaterhouseCoopers LLP

2.3	Central Networks Services Limited

Name of Subsidiary:	Central Networks Services Limited
Registered number:	03600545
Registered office:	Westwood Way
Westwood Business Park
Coventry
CV4 8LG
Date and place of incorporation:	20 July 1998, United Kingdom
Issued share capital:	2 ordinary shares of £1 each
Registered and beneficial shareholder and shares held:	Central Networks Limited (2 ordinary shares)
Directors:	John Crackett
John Colin Glasgow
Christopher David Kingston
James Christopher O’Sullivan
Graeme Mark Thompson
Secretary:	E.ON UK Secretaries Limited
Accounting reference date:	31 December
Auditors:	PricewaterhouseCoopers LLP
2.4	Central Networks Contracting Limited

Name of Subsidiary:	Central Networks Contracting Limited
Registered number:	02710658
Registered office:	Westwood Way
Westwood Business Park
Coventry
CV4 8LG
Date and place of incorporation:	29 April 1992
Issued share capital:	2 ordinary shares of £1 each

Registered and beneficial shareholder and shares held:	Central Networks Limited (2 ordinary shares)
Directors:	Graeme Mark Thompson
E.ON Directors Limited
Secretary:	E.ON Secretaries Limited
Accounting reference date:	31 December
Auditors:	None

Schedule 2
The Material Properties

LEASEHOLD INFORMATION

			Registered			Lease		Rent
Building	Property Address	Tenure	Title	Owner/Lessee	Rent (pa)	commencement	Lease end	Reviews	Landlord
Bilborough	E.ON Offices, Woolsthorpe Close, off Wigman Road, Bilborough	Leasehold	NT442026	E.ON UK plc	£142,500	22/11/2007	21/11/2016	3 yrly	Nottingham City Council

Castle Donington EA	Castle Donington Engineering Centre, Unit 1b, Sills Road, Willow Farm Business Park, Castle Donington, DE74 2US	Freehold	LT378253	Central Networks Services Limited

Castle View Logistics Hub	CN Logistics Hub, Birmingham New Road, Tipton, DY4 8JW	Leasehold	WM929793	E.ON UK plc	£146,158	25/01/2008	24/01/2023	5 yrly	Thomas Dudley Group Ltd, Dauntless Works, PO Box 28, Birmingham New Road, Dudley, DY1 4SN

Gloucester DC	Saw Mills End, Off Corinium Avenue, Gloucester, GL4 3BH	Freehold	GR330822	Central Networks Limited

Heckington Logistics (Station Rd)	Station Road, Heckington, Sleaford, NG34 9NF	Leasehold	LL320182	Central Networks East plc	£63,250	01/07/2010	30/06/2020	5 yrly	Melbourne Holdings Ltd, Station Road, Heckington, Sleaford, NG34 9NF

LEASEHOLD INFORMATION

			Registered			Lease		Rent
Building	Property Address	Tenure	Title	Owner/Lessee	Rent (pa)	commencement	Lease end	Reviews	Landlord
Hereford RC	Westfields Trading Estate, Grandstand Road, Hereford, HR4 9NS	Freehold	HE40345	Central Networks West plc

Hinckley DC	Hammonds Way, Hinckley, Leicestershire, LE10 3EQ	Freehold	LT420979	Central Networks East plc

Huthwaite Logistics Centre	Gate 1, Nunn Brook Road, Huthwaite, Notts, NG17 2HZ	Freehold	NT455225	Central Networks East plc

Kettering Logistics (part of DC site)	Robinson Way, Kettering	Freehold	NN86760	Central Networks East plc

Ludlow RC	Ridings Road, Ludlow, Shropshire, SY8 1HR	Leasehold	SL131515	Central Networks Limited	£55,000	05/07/2000	04/07/2025	5 yrly, rent set at 2005 review	Pemberstone Partnership (no. 2) LLP, Whittington Hall, Whittington, Worcester

Moorgreen (Unit A)	Unit A Birch Park, Coombe Road, Moorgreen, Eastwood	Leasehold	Application pending	E.ON UK plc	£47,625	27/06/2006	26/06/2016	3 yrly, rent set at 2009 review	Maplebeck Holdings Limited, Maple House, Moorgreen Industrial Park, Eastwood, Notts, NG16 3QU

Moorgreen DC	Coombe Road, Off Engine Lane, Moorgreen Industrial Park, Eastwood, NG16 3QU	Leasehold	NT446546	E.ON UK plc	£85,720	28/12/2000	27/12/2015	5 yrly, review not implemented	RVB Investments Ltd

LEASEHOLD INFORMATION

			Registered			Lease		Rent
Building	Property Address	Tenure	Title	Owner/Lessee	Rent (pa)	commencement	Lease end	Reviews	Landlord
Northampton (Riverside) RC	Museum Way, Riverside Park, Northampton, NN3 9HW	Leasehold	Unregistered	Central Networks East plc	£82,272	23/10/2000	22/10/2015	5 yrly, review not implemented	Goodshare Investments Ltd

Pegasus	Pegasus Business Park, East Midlands Airport, Castle Donington, Derbys, DE74 2TU	Leasehold	LT313433	Central Networks Services Limited	One Peppercorn	15/06/1999	14/06/2149	N/A	East Midlands International Airport Limited

Sleaford DC	East Road, Sleaford, Lincolnshire, NG34 7BY	Freehold	LL184945	Central Networks East plc

Stoke DC (excl Call Centre & S&S Club)	234 Victoria Road, Fenton, Stoke-On-Trent, ST4 2JA	Freehold	SF111112	Central Networks Limited

Telford RC	Waterloo Road, Ketley, Telford, TF1 5AZ	Freehold	SL 196868	Central Networks Limited

Tipton DC & Meter Station	Toll End Road, Tipton, West Midlands, DY4 0HH	Freehold	WM976597 (Believe part to be unregistered)	Central Networks Limited

Tipton Main block	Toll End Road, Tipton, West Midlands, DY4 0HH	Freehold	WM976597 (Believe part to be unregistered)	Central Networks Limited

LEASEHOLD INFORMATION

			Registered			Lease		Rent
Building	Property Address	Tenure	Title	Owner/Lessee	Rent (pa)	commencement	Lease end	Reviews	Landlord
Tipton Training Academy	Toll End Road, Tipton, West Midlands, DY4 0HH	Freehold	WM976597 (Believe part to be unregistered)	Central Networks Limited

Warstock Road	Warstock Road, Birmingham, B14 4RJ	Freehold	WK185426 WM950457	Central Networks Limited

Worcester DC	Blackpole Road, Worcester, WR4 9TB	Freehold	WR124196	Central Networks West plc

Schedule 3
Closing Obligations
(Clause 7)
1	Sellers’ Obligations

1.1	General Obligations
On Closing, the Sellers shall deliver or make available to the Purchaser the following:
1.1.1	evidence of the due fulfilment of the conditions set out in Clause 4 for which the Sellers are responsible;

1.1.2	the Transitional Services Agreement duly executed by the Sellers’ Guarantor and Central Networks Limited;

1.1.3	the Tax Indemnity duly executed by the Sellers;

1.1.4	as evidence that each Relevant Seller and the Sellers’ Guarantor are authorised to execute this Agreement and the Tax Indemnity
(i)	a copy of the minutes of a duly held meeting of the directors of each Relevant Seller (or a duly constituted committee thereof) authorising the execution by each Relevant Seller of this Agreement and the Tax Indemnity and any other agreements contemplated by the Transaction and, where such execution is authorised by a committee of the board of directors of each Relevant Seller, a copy of the minutes of the duly held meeting of the directors constituting such committee or relevant extract thereof;

(ii)	a copy of any power of attorney conferring the authority,
in each case certified to be a true copy by a director or the secretary of each Relevant Seller or the Sellers’ Lawyers;
1.1.5	(if the Purchaser so requires) an irrevocable power of attorney in a form reasonably required by the Purchaser duly executed by each Relevant Seller and any other registered owner of the Shares in favour of the Purchaser or its nominee(s) to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies generally in respect of the Shares in a form reasonably required by the Purchaser;

1.1.6	transfers of the Shares duly executed by the registered holders in favour of the Purchaser or as it may direct accompanied by the relative share certificates (or an express indemnity in a form reasonably satisfactory to the Purchaser in the case of any certificate found to be missing);

1.1.7	duly executed transfers of the Transferring Properties capable of being transferred at Closing, together with the relative documents of title, where applicable, any applicable Property Third Party Consents in respect of the Transferring Properties in accordance with Schedule 8;

1.1.8	the written resignations on customary terms to take effect on the date of Closing of any directors of any Group Company who are not members of the DLT (it being understood that the Sellers will use reasonable endeavours to facilitate such other resignations of directors of Group Companies as may be requested by the Purchaser not later than seven days before Closing);

1.1.9	the written resignations of the auditors of each Group Company to take effect on the date of Closing, with acknowledgements signed by each of them in a form satisfactory to the Purchaser to the effect that they have no claim against any Group Company and containing the statement referred to in Section 519 of the Companies Act 2006 of the circumstances connected with their resignation, unless they consider there are no circumstances which need to be brought to the notice of the members or creditors of the Group Company;

1.1.10	the common seal (if any), certificates of incorporation, statutory books of each Group Company (duly written up-to-date) and the share certificates in respect of the issued shares of each of the Subsidiaries;

1.1.11	a copy of each bank mandate of each Group Company;

1.1.12	copies of all forms for the transfer of the Transferring Intellectual Property Rights to the relevant Group Company that the relevant members of the Sellers’ Group and the E.ON AG Group are required to file pursuant to paragraph 1.1 of Schedule 11;

1.1.13	the Degrouping Elections required to be made pursuant to Clause 8.6 of this Agreement;

1.1.14	the Reverse Transitional Services Agreement duly executed by the Sellers’ Guarantor and Central Networks Limited;

1.1.15	a duly executed deed of termination in relation to the Framework Agreement;

1.1.16	the Directors’ Deed of Covenant duly executed by Avon Energy Partners and WPD Investment Holdings Limited; and

1.1.17	the Transitional Trade Mark Licence duly executed by E.ON AG, Central Networks Limited and Central Networks East plc.
1.2	Board Resolutions of the Group Companies
1.2.1	On Closing, each Relevant Seller shall procure the passing of Board Resolutions of each Group Company inter alia:
(i)	(in the case of the Companies) approving the registration of the share transfers referred to in paragraph 1.1.5 of this Schedule subject only to their being duly stamped;

(ii)	accepting the resignations referred to in paragraph 1.1.8 of this Schedule and, subject to any necessary regulatory approvals, appointing such persons (within the maximum number permitted by the Articles of Association) as the Purchaser may nominate as directors and secretary;

(iii)	accepting the resignations referred to in paragraph 1.1.9 of this Schedule and appointing as auditors of each Group Company such firm as the Purchaser may nominate;

(iv)	changing its accounting reference date in accordance with instructions given by the Purchaser;

(v)	changing the relevant Company’s registered office to a place nominated by the Purchaser; and

(vi)	with effect from the end of the meeting, authorising the secretary to notify the specimen signatures of the new officers of the relevant Company in connection with each existing mandate given by the relevant Company for the operation of its bank accounts, and shall hand to the Purchaser duly certified copies of such Resolutions.
2	The Purchaser’s Obligations
On Closing, the Purchaser shall deliver, pay or make available to the Sellers:
2.1.1	evidence of the due fulfilment of the conditions set out in Clause 4 for which the Purchaser is responsible;

2.1.2	the Transitional Services Agreement duly executed by the Purchaser and Western Power Distribution Holdings Limited;

2.1.3	the Tax Indemnity duly executed by the Purchaser;

2.1.4	as evidence in a form which is satisfactory to the Sellers that the Purchaser is authorised to execute this Agreement, the Tax Indemnity and the Transitional Services Agreement;
(i)	a copy of the minutes of a duly held meeting of the directors of the Purchaser (or a duly constituted committee thereof) authorising the execution by the Purchaser of this Agreement and the Tax Indemnity and any other agreements contemplated by the Transaction and, where such execution is authorised by a committee of the board of directors of the Purchaser, a copy of the minutes of the duly held meeting of the directors constituting such committee or relevant extract thereof;

(ii)	a copy of the power of attorney conferring the authority,
in each case certified to be a true copy by a director or the secretary of the Purchaser;
2.1.5	the Purchase Price payable under Clause 3.1 and amount payable in respect of the Intra-Group Items Notice under Clause 7.5; and

2.1.6	the Pensions Deed of Covenant duly executed by the Purchaser.

Schedule 4
Permitted Leakage
1	The creation of the following Intra-Group Payables to the extent included in the Locked Box Accounts:
(i)	an amount of up to £25,085,001 in respect of the transfer of properties to the Group Companies since the Locked Box Date; and;

(ii)	consideration of £21.35 for the acquisition of the Mobile Masts Business pursuant to the MMB Transfer Agreement.
2	The creation of an Intra-Group Payable in respect of a £442 million dividend by Central Networks Limited to Avon Energy Partners and a £311 million dividend by Central Networks East plc to EMEDH to the extent included in the Locked Box Accounts.

3	Salaries, expenses and non-Transaction Bonuses properly payable to or accrued in respect of any employee, director, consultant or officer of any member of the Group in accordance with such person’s employment contracts or in accordance with custom and practice by the relevant Group Company, each to the extent included in the Locked Box Accounts or arising in the ordinary and usual course of business on or after 1 January 2011.

4	Any other emoluments and/or entitlements (including car benefits, loans in relation to vehicles, share incentive plan payments and employer pension contributions) properly payable in the ordinary and usual course of business and in accordance with past practice or to the extent included in the Locked Box Accounts to any employee, director, consultant or officer of any member of the Group which are due or accrued up to and including Closing under any service or other consultancy agreement, including but not limited to the annual share incentive plan payment of £1,026,000 on 28 January 2011 and any accrual in relation to the annual share incentive plan payment from 1 January 2011 to the Closing Date.

5	Payroll recharge payments by any Group Company to the E.ON AG Group of up to £371,000 in respect of employee services provided to the Group by employees, directors, consultants or officers of the E.ON AG Group together with any other payments to reimburse the Sellers or any member of the E.ON AG Group for any payments referred to in paragraphs 3 and 4 above which are or have been properly made for, or on behalf of, any Group Company in accordance with past practice provided that any such payment is no more than would have been payable had the Group paid such relevant persons directly, each to the extent included in the Locked Box Accounts or arising in the ordinary and usual course of business after 1 January 2011.

6	Any recharges payable or accrued by any member of the Group properly charged by the Sellers or any member of the E.ON AG Group in respect of services provided to the Group for a period from the Accounts Date to the Closing Date which are in accordance with past practice and pro rated up to the Closing Date where applicable, comprising:
(i)	business services recharge of up to £9,816,000 in respect of the Sellers’ Group’s shared services (including but not limited to HR administration, private medical insurance, fleet management and procurement teams, Engineering Academy training, apprenticeships, insurance, logistics, accounts payable and facilities);

(ii)	corporate recharge of up to £475,000, in respect of, inter alia, legal, HR and communication teams;

(iii)	safety, health and environment recharge of up to £411,000, in respect of, inter alia, employees services provided by the E.ON AG Group;

(iv)	E.ON AG Engineering recharge of up to £321,000 in respect of, inter alia, research and development expenditure;

(v)	E.ON IT recharge of up to £5,484,000 in respect of, inter alia, licence payments and services provided by employees of the E.ON AG Group in relation to IT;

(vi)	meter box recharge of up to £90,000 in respect of the provision of meter boxes by the E.ON AG Group;

(vii)	unmetered services recharge of £848,000 in respect of, inter alia, the electricity bill for the Group’s substations; and

(viii)	other services of up to £100,000.
7	Any payments made or accrued by any member of the Group to the Sellers or any member of the E.ON AG Group which have been properly allocated to the Group in respect of services provided for and on behalf of the Group by the E.ON AG Group in relation to the E.ON AG Group’s IT change projects (for example, the SAP project), comprising payments of up to £2,301,000.

8	Any recharge payable by any Group Company to the Sellers or any member of the Sellers’ Group in respect of VAT payments paid by the Sellers or any member of the Sellers’ Group (which shall include a recharge in the form of the creation of any Indebtedness) to the extent that such payments are properly attributable to any Group Company provided that any such payment is not more than the payment that would otherwise have been made to the relevant Tax Authority by that Group Company, each to the extent that either the payment to the Tax Authority or the recharge was included in the Locked Box Accounts or arises in the ordinary and usual course of business on or after 1 January 2011.

9
(i)	Increases or decreases in intra-group balances arising as a result of Ordinary Trading Items which are not otherwise specifically provided for in the paragraphs contained in this Schedule 4, provided that any such increases or decreases are made on arm’s length terms, in the ordinary and usual course of business, and on a basis consistent with past practice; and

(ii)	Reductions or payments of interest or payments of Make-Wholes in respect of Intra-Group Payables, including the net payment of £1,241,000 in settlement of intra-group indebtedness on 28 January 2011.
10	Payment of £260,000 by any member of the Group to the Sellers or any member of the E.ON AG Group in respect of the payment of audit fees paid by the E.ON AG Group for and on behalf of the Group.

11	Payments to and/or receipts from any other Group Company or the Sellers or any member of the E.ON AG Group on an arm’s length basis and in the ordinary course of business on a basis that is consistent with past practice, including but not limited to vehicle leasing, air travel, credit cards, car hire and travel and in particular including such payments by the Group of £956,000 to the E.ON AG Group.

12	Payments of £60,000,000, £24,400,000 and £10,500,000 in respect of any payments made, or liability incurred by any member of the Group pursuant to the Pension Heads of Terms, including any recharge for payments made on behalf of any member of the Group.

13	Any other steps or actions (including payments and transfers) taken in relation to the Reorganisation including the transfer, assignment or novation of Intra-Group Payables and Intra-Group Receivables.

14	Payments made, or liabilities incurred, by any member of the Group to the extent that such payments or liabilities have been accrued or have been provided for in the Locked Box Accounts.

15	Any payment made, or indebtedness incurred, by a Group Company in respect of the surrender or allocation of a Group Tax Relief to the extent that the Tax in respect of which the surrender or allocation of the Group Tax Relief is made is specifically provided for in the Locked Box Accounts and results in an equivalent Tax saving for that Group Company.

16	The transfer of the metering-services.co.uk domain name by Central Networks Limited to a member of the Sellers’ Group or to a member of the E.ON AG Group.

17	Novation of the Master Customer Agreement dated November 2002 between Port@l Limited and Central Networks East plc in relation to the provision of divided office space at Port@l House, Sherwood Park from Central Networks East plc to E.ON UK Energy Services Limited.

18	Any payment made, or Indebtedness incurred, by a Group Company pursuant to the Group Payment Arrangement to the extent that either:
(i)	the payment made or Indebtedness incurred was provided for in the Locked Box Accounts; or

(ii)	the Tax that is reduced by the allocation made under the Group Payment Arrangement in consideration for the payment or the Indebtedness, was provided for in the Locked Box Accounts.
19	Any payment made, or Indebtedness incurred, by a Group Company in respect of a Tax Balancing Payment to the extent that the corresponding adjustment for which the payment was made results in an equivalent Tax saving for that Group Company.

20	The payment of £1 by Central Networks East plc to The Power Generation Company Limited, in consideration of the assignment of UK trade mark registration no. 2255287 for the mark EAST MIDLANDS ELECTRICITY, on or about 28 February 2011.

21	Any matter undertaken at the written request, or with the written consent, of the Purchaser or otherwise as the Sellers and the Purchaser may agree in writing.
If the Closing Date is after 1 April 2011, then the parties hereby agree that the above Permitted Leakage Payments shall increase, to the extent reasonable and applicable, pro rata in accordance with the ordinary and usual course of business and past practice to account for the delay.

Schedule 5
Warranties given by the Sellers
1	Corporate Information

1.1	The Shares and the Group Companies
1.1.1	Each Relevant Seller:
(i)	is the sole legal and beneficial owner of the relevant Shares; and

(ii)	has the right to exercise all voting and other rights over the relevant Shares.
1.1.2
(i)	The Central Networks Limited Shares comprise the whole of the issued and allotted share capital of Central Networks Limited, have been properly and validly issued and are each fully paid or credited as fully paid.

(ii)	The Central Networks East Shares comprise the whole of the issued and allotted share capital of Central Networks East plc, have been properly and validly issued and are each fully paid or credited as fully paid.
1.1.3	The shareholders specified in paragraph 2 of Schedule 1:
(i)	are the sole legal and beneficial owners of the shares in the Subsidiaries; and

(ii)	have the right to exercise all voting and other rights over such shares.
1.1.4	The Companies do not have any subsidiaries other than the Subsidiaries.

1.1.5	The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and each are fully paid. No Group Company which is or has been a public limited company has allotted shares as a public limited company as fully or partly paid up (as to their nominal value or any premium on them) otherwise than in cash except in accordance with section 593 (1) of the Companies Act 2006 or in circumstances where that section does not apply as set out in section 593 (2) or section 594 of that Act.

1.1.6	The Minority Shareholdings are legally and beneficially owned by the relevant Group Company as indicated in the definition of Minority Shareholdings, free from Encumbrances, and all such shares have been properly and validly issued and are fully paid.

1.1.7	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.8	There are no Encumbrances, and there is no agreement, arrangement or obligation to create or give an Encumbrance, on or in relation to the shares in any Group Company.

1.1.9	The particulars contained in Schedule 1 are true and accurate.

1.1.10	There is no obligation on:
(i)	each Relevant Seller, in respect of the relevant Shares; and

(ii)	any Group Company, in respect of any of the shares in any Subsidiary or any of the Minority Shareholdings,
to pay in any additional capital or to provide any other contribution.
1.1.11	No Group Company has any interest in, or has agreed to acquire, any share capital or other security giving rise to a right over, or an interest in, the capital of any other company (wherever incorporated) other than the Subsidiaries and the Minority Shareholdings.
1.2	Constitutional Documents, Corporate registers and minute books
1.2.1	The constitutional documents in the Data Room (reference 1.1.3) are true and accurate copies of the constitutional documents of the Group Companies and there have not been and there are not any breaches by any Group Company of its constitutional documents which would have a material adverse effect on the business of the Group.

1.2.2	The registers and minute books required to be maintained by each Group Company under the law of the jurisdiction of its incorporation are up-to-date and accurate in all material respects.

1.2.3	All registers and books referred to in paragraph 1.2.2 of this Schedule 5 are in the possession (or under the control) of the relevant Group Company.

1.2.4	Other than in the ordinary and usual course of business no Group Company has given a power of attorney or other authority which is currently outstanding by which a person may enter into an agreement or obligation on its behalf (other than an authority for a director, other officer, employee or legal adviser to enter into an agreement or obligation in the usual course of that person’s duties).
2	Accounts

2.1	Individual Accounts and Locked Box Accounts
2.1.1	The Individual Accounts have been audited and prepared in accordance with applicable law and with GAAP at the Accounts Date so as to give a true and fair view of the assets, liabilities and state of affairs of the relevant Group Company as at the Accounts Date and of the profits and losses of the relevant Group Company for the period ended on that date. No change in accounting policies has been made in preparing the Individual Accounts of the relevant Group Company for the last three financial years of the relevant Group Company ended on the Accounts Date, except as expressly stated therein.

2.1.2	The Locked Box Accounts (having regard to the purpose for which they were prepared) have been prepared in good faith and with reasonable care in accordance with accounting practice and policies generally accepted in the United Kingdom with the exception of the fact that: (i) the Locked Box Accounts are a pro forma balance sheet by their nature and do not consolidate a group as defined under relevant accounting standards; (ii) the Locked Box Accounts include the impact of a pre-Transaction restructuring which was not legally effective as at the Accounts Date; and (iii) the Locked Box Accounts include pro forma adjustments reflecting a 2010 corporation tax prepayment made by the E.ON AG Group on the Group’s behalf and also includes a provision (net of deferred taxation) for the estimated share of the Group’s pension liability at 31 December 2010; and having regard to the purpose for which it was prepared, the balance sheet: (a) properly extracts the assets and liabilities of the relevant Group Company from the Individual Accounts of such relevant Group Company; (b) properly eliminates intercompany balances as between Group Companies aggregated on such balance sheet; and (c) includes the adjustments required to reflect the Reorganisation.

2.1.3	Having regard to the purpose for which they were prepared, the Locked Box Accounts do not materially misstate the aggregated state of affairs of the Group Companies as at the Accounts Date after taking into account the adjustments and steps referred to in paragraph 2.1.2 of this Schedule 5.
2.2	Management Accounts
Having regard to the purpose for which they were prepared, the Management Accounts have been prepared with reasonable care and attention from the accounting records of the Group and in all material respects on a basis consistent with previous management accounts of the Group during 2010 and do not materially misstate the profits or capital expenditure of the Group during January 2011.
2.3	Accounting Records
Each of the Group Company’s accounting records are in its possession or under its control and in all material respects are up to date and have been prepared with reasonable care and attention.
3	Financial Obligations

3.1	Financial Facilities
Other than intra-group loan arrangements with the E.ON AG Group and other than the MTN Programme, there are no financial facilities (including but not limited to loans, derivatives and hedging arrangements) outstanding or available to the Group Companies as at the date of this Agreement.
3.2	Guarantees
Other than in the ordinary and usual course of business, there is no outstanding material guarantee, indemnity, suretyship or security given:
3.2.1	by any Group Company in respect of the liabilities of any person other than another Group Company; or

3.2.2	for the benefit of any Group Company by any member of the E.ON AG Group.

3.3	Event of Default
No event of default under the terms of any instruments of Indebtedness or financial facility of any Group Company which would entitle any third party to call for repayment prior to normal maturity has occurred under such instrument or facility or been alleged.
4	Assets

4.1	The Material Properties
4.1.1	The particulars of the Material Properties set out in Schedule 2 are true and accurate in all material respects and the Material Properties comprise all of the offices and depots that are material to the operation of the business of the Group Companies as a whole.

4.1.2	In relation to each Material Property, the Group Company or member of the Sellers’ Group named in Schedule 2 as the “Owner/Lessee” is the legal and beneficial owner of, or the lessee or licensee (as applicable) of, the whole Material Property, and has a good title to the Material Property and all deeds and documents necessary to prove title to the Material Property are in the possession of or under the control of the relevant Group Company or, as appropriate, member of the Sellers’ Group.

4.1.3	The Group Company or member of the Sellers’ Group named in Schedule 2 as the “Owner/Lessee” is in possession of the whole of each Material Property and, so far as the Sellers are aware, no person is in, or otherwise entitled to, occupation or use of any Material Property.

4.1.4	So far as the Sellers are aware, no Material Property is subject to an order or proposal for compulsory acquisition.

4.1.5	In respect of each Material Property, the interest of the relevant member of the Sellers’ Group or Group Company in the Material Property is not subject to any legal mortgages, fixed and floating charges or liens securing money or liabilities, and the Material Properties are not subject to any pre-emption right or option.

4.1.6	So far as the Sellers are aware, there are no disputes relating to any of the Material Properties or their uses which could have a material adverse effect on any Material Property.

4.1.7	So far as the Sellers are aware, no member of the Sellers’ Group nor any Group Company has (i) received any notice of any material breach of any statute in respect of any Material Property or (ii) received any notice or order affecting any Material Property from any government department or authority or any third party which in any case could have a material adverse effect on the current use of any Material Property.
4.2	Leases
Where the interest of the Group Companies or any member of the Sellers’ Group in any Material Property is leasehold, so far as the Sellers are aware, there is no subsisting breach of any covenant, condition or agreement contained in the lease under which the Group Company or member of the Sellers’ Group holds its interest in the Material Property, on the part of the relevant landlord or the relevant Group Company, which in each case would materially adversely affect the business of the Group.

4.3	Ownership of Assets
All material assets (other than properties or property rights) included in the Individual Accounts and the Locked Box Accounts or acquired by any of the Group Companies since the Accounts Date, other than: (a) any assets disposed of or realised in the ordinary and usual course of business; and (b) any excepting rights and retention of title arrangements arising by operation of applicable law in the ordinary and usual course of business, are (or will be as a result of the operation of this Agreement) legally and beneficially owned by the Group Companies and, other than in relation to any properties or property rights, free from any Encumbrance (except for any Encumbrance arising in the ordinary and usual course of the business of the Group).
4.4	Sufficiency of Assets and Transitional Services
The property, rights (including Intellectual Property Rights and Wayleave Rights) and assets owned, leased or legally entitled to be used by each Group Company and the property, rights and assets to be transferred pursuant to, and in accordance with the terms of, the Transaction Documents, together with the property, rights, assets and services to be provided under the Transitional Services Agreement and the Transitional Trade Mark Licence, comprise all the property, rights, facilities, assets and services necessary for the carrying on of the business of the Group taken as a whole in all material respects in the manner in, and to the extent to, which it is currently carried on by the Group Companies. No Group Company depends to any material extent on the use of property, facilities or assets owned, leased, or legally entitled to be used by or services provided by any member of the Sellers’ Group which will not be transferred to the Purchaser or a Group Company on Closing or provided to the Group Companies pursuant to, and subject to the terms of, this Agreement, the Transitional Services Agreement or the Transitional Trade Mark Licence.
“Wayleave Rights” means all rights legally entitled to be used by each Group Company granted under a wayleave agreement or similar agreement granting a Group Company the right (inter alia) to place electric lines or other conduits on a third party’s property.
5	Intellectual Property and Information Technology

5.1	Intellectual Property Rights
5.1.1	Accurate details of all Registered Owned IP are set out in Part 1 of Schedule 12. Each such item of Registered Owned IP is legally and beneficially owned solely by one or more of the Group Companies.

5.1.2	So far as the Sellers are aware, there are no current proceedings challenging the subsistence or validity of the Owned IP or the Transferring Intellectual Property Rights.

5.1.3	The Sellers or a member of the Sellers’ Group or a member of the E.ON AG Group is the legal and beneficial owner of the Transferring Intellectual Property Rights.

5.1.4	So far as the Sellers are aware, each Group Company owns (or, where appropriate in the case of pending applications, upon registration will own) or has validly licensed to it all of the Business IP that it uses as at the date of this Agreement.

5.1.5	The licences of Business IP granted to, and by, any Group Company set out in Part 2 of Schedule 12 are in force. So far as the Sellers are aware, no party to any such licences of Business IP is in material default of the terms of such licences of Business IP.

5.1.6	So far as the Sellers are aware, (i) the operations of each Group Company do not infringe the Intellectual Property Rights of any third party; and (ii) in the period of two years prior to the date of this Agreement, no Group Company has received written notice that its operations infringe the Intellectual Property Rights of a third party.

5.1.7	So far as the Sellers are aware, in the period of two years prior to the date of this Agreement, there has been no unauthorised use by any person of any Owned IP or any Transferring Intellectual Property Rights.

5.1.8	So far as the Sellers are aware, neither the Owned IP nor the Transferring Intellectual Property Rights are subject to any security interest, option, mortgage, charge or lien.
5.2	Information Technology
5.2.1	For the purposes of this paragraph 5.2:
“Business IT” means all Information Technology which is owned by any Group Company or primarily used by the Group Companies, and which in either case is material to the business of the Group;
“Information Technology” means computer systems, information and communication systems, software, hardware, services, networks, peripherals and associated documentation;
“Transferring Contracts” means the contracts to be transferred to the Purchaser pursuant to Schedule 9 and “Transferring Contract” shall mean any one of them; and
“Transferring IT Asset” means the Information Technology assets to be transferred to the Purchaser pursuant to Schedule 9.
5.2.2	So far as the Sellers are aware, each element of the Business IT is either: (i) owned by, or used under a binding and in force agreement with, a Group Company (each agreement being a “Third Party IT Agreement”); or (ii) a Transferring IT Asset; or (iii) used under a Transferring Contract; or (iv) its use is provided for under, but subject to, the terms of the Transitional Services Agreement.

5.2.3	So far as the Sellers are aware, the relevant Group Company is not in material default under the Third Party IT Agreements or the Transferring Contracts and there are no material disputes regarding the Third Party IT Agreements or the Transferring Contracts.

5.2.4	So far as the Sellers are aware, in the 12 months prior to the date of this Agreement, there have been no performance reductions or breakdowns of, or logical or physical intrusions to, any Business IT or losses or corruption of data which have had (or are having) a material adverse effect on the business of any Group Company.

5.2.5	So far as the Sellers are aware, each Group Company has in place procedures which are reasonably adequate:
(i)	to prevent unauthorised access to, the introduction of viruses and other contaminants into the Business IT; and

(ii)	to take, and store on-site and off-site, back-up copies of the software and data contained in the Business IT.
5.3	Data Protection
5.3.1	For the purposes of this paragraph 5.3:
“Data Protection Authority” means any body responsible for the enforcement of Data Protection Legislation; and
“Data Protection Legislation” means any legislation in force at the applicable time prior to the date of this Agreement which implements either or both of the European Community’s Directive 95/46/EC and Directive 2002/58/EC.
5.3.2	No notice alleging non-compliance with the Data Protection Legislation (including any enforcement notice, information notice or equivalent notice) has been received by any of the Group Companies from any Data Protection Authority in the 12 months prior to the date of this Agreement.

5.3.3	So far as the Sellers are aware, each Group Company has complied in the 12 months prior to the date of this Agreement in all material respects with applicable requirements (including registration or notification requirements) of the Data Protection Legislation.
6	Contracts

6.1	Contracts
6.1.1	So far as the Sellers are aware, no Group Company is a party to or subject to any contract (other than in relation to any Group property or contract of employment and other than any contract with any member of the Sellers’ Group which will be terminated without penalty on or before Closing) which is material to the Group and which:
(i)	is not in the ordinary and usual course of business;

(ii)	is not on an arm’s length basis;

(iii)	grants the Group’s counterparty the exclusive right to supply goods and services to the Group and is not terminable on less than 6 months’ notice with no material termination payment being payable upon such termination; or

(iv)	other than in the ordinary and usual course of business, is of a long term nature that is, unlikely to have been fully performed, in accordance with its terms, more than 24 months after the date on which it was entered into or undertaken.

6.2	Disclosure of Contracts
So far as the Sellers are aware, copies of each outstanding contract which has been entered into as at the date of this Agreement under which the aggregate expenditure incurred or reasonably expected to be incurred, or aggregate income received or reasonably expected to be received, by any of the Group Companies in relation to their business is equal to or greater than £500,000 in any 12 month period or £5,000,000 in the aggregate over the term of the contract have been disclosed in the Data Room.
6.3	Compliance
So far as the Sellers are aware, all of the contracts in relation to the Group Companies which have been disclosed in the Data Room and which have an annual value equal to or greater than £500,000 as at the date of this Agreement are in full force and effect and no party to such a contract has given written notice of:
6.3.1	an intention to terminate such contract or the existence of a right to terminate such contract (whether by way of formal notice or termination or by means of other written communication); or

6.3.2	an event of default (however defined),
as at the date of this Agreement.
6.4	Defaults
So far as the Sellers are aware, no Group Company is in material default under any material contract or arrangement to which it is a party, and so far as the Sellers are aware, there are no circumstances likely to give rise to such a default. So far as the Sellers are aware, (i) no counterparty to any such agreement or arrangement is in material default under it, and (ii) there are no circumstances likely to give rise to such a default.
6.5	Claims
In the period of 12 months prior to the date of this Agreement:
6.5.1	no material claims have been made (or so far as the Sellers are aware, have been threatened to be made) under any indemnity; and

6.5.2	no claims have been made (or so far as the Sellers are aware, have been threatened to be made) under any guarantee, in each case provided by, or in relation to, any Group Company and so far as the Sellers are aware, there are no circumstances likely to give rise to such claims.

6.6	Joint Ventures etc.
So far as the Sellers are aware, no Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association or industry working group or club in relation to which the Group Company has no liability or obligation except for the payment of annual subscription or membership fees and fixed notice periods, for example, three membership years).
6.7	Agreements with Connected Parties
So far as the Sellers are aware, there are no existing contracts or arrangements material to the business of the Group between, on the one hand, any Group Company and, on the other hand, the Sellers or any other member of the Sellers’ Group other than on normal commercial terms in the ordinary and usual course of business.
7	Employees and Employee Benefits
For the purposes of this paragraph 7:
“Relevant Employees” shall, at the date of this Agreement, be deemed to refer to (i) the employees of the Group Companies and (ii) the employees of the Sellers’ Group who are wholly or mainly assigned to provide any of the services to the relevant Group Companies under the terms of the Intra Group Services Termination Deeds, and “Relevant Employee” shall mean any one of them.
7.1	Employees and Terms of Employment
7.1.1	The Data Room contains:
(i)	full and accurate details of the Relevant Employees’ respective salaries, ages, length of continuous service (for statutory purposes) and pension arrangements;

(ii)	current and accurate terms of all current contracts of employment of members of the DLT;

(iii)	an accurate summary of all material terms of employment and benefits provided of general application or of application to a particular grade of or category of Relevant Employee;

(iv)	an up-to-date and full copy of written staff handbooks, material policies and procedures, and full and accurate details of any contractual or discretionary severance or redundancy schemes applicable to each Relevant Employee;

(v)	full and accurate terms of all profit sharing, bonus or other incentive schemes (other than Share Plans) applicable to any of the Relevant Employees and details of all outstanding rights or entitlements held by Relevant Employees under such schemes; and

(vi)	the material terms of all Share Plans.

7.1.2	Since the Accounts Date, no change has been made in the terms of employment of any Relevant Employee (save as required by applicable law or pursuant to, as applicable, collective agreement), which could increase the total staff costs of the Group (excluding associated pension costs arising from increases in salary) by more than 5% per annum or the remuneration of any one director or Senior Employee by more than 5% per annum.

7.1.3	Save as provided for by any applicable collective agreement, the Group Companies have not entered into any arrangement regarding any future variation in any contract of employment in respect of any of the Relevant Employees or any agreement imposing an obligation on the Group Companies to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind (including any share incentive, share option, profit related pay, profit sharing bonus or other incentive scheme) to or on behalf of any Relevant Employee at any future date.

7.1.4	All contracts of employment (written or unwritten) with any Senior Employee can be terminated by six months’ notice or less without giving rise to a claim for damages, severance pay or compensation (other than a redundancy payment or statutory compensation for unfair dismissal).

7.1.5	No Group Company is liable to make any payments under the share performance plan or the medium term incentive plan (as referred to in documents 1.20, 1.24 and 1.25 in the sensitive documents folder of the Data Room).
7.2	Termination of Employment
7.2.1	In the period of six months prior to the date of this Agreement, no material number of Relevant Employees and no Senior Employee has given or received notice terminating his or her employment.
7.2.2	So far as the Sellers are aware, no Relevant Employee or Senior Employee intends to resign as a result of the Transaction.

7.2.3	In the period of six months prior to the date of this Agreement, there have been no proposals to terminate the employment or engagement of:
(i)	any Senior Employee; or

(ii)	more than 20 Relevant Employees in any one location.
7.2.4	No payment has been promised to be made, or benefit promised to be given to any Relevant Employee by any Group Company in connection with a change of control of the Group or any Group Company.
7.3	Compliance
So far as the Sellers are aware, in the period of 12 months prior to the date of this Agreement:
7.3.1	each Group Company has complied in all material respects with all legislation, regulations, codes of conduct, codes of practice, collective agreements, terms and conditions of employment, orders, agreements with third parties, and awards relevant to their conditions of service or to the relations between it and any employee or any recognised trade union or body representing any employee, and has complied in all material respects with all its obligations concerning the health and safety at work of employees and has not incurred any material liability to any Relevant Employee in respect of any accident or injury;

7.3.2	there are no sums owing by any Group Company to or from any employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year; and

7.3.3	all amounts payable to any Tax Authority in respect of any employee (including any Tax deductible from any amounts paid to an employee, and any social security, social fund or similar contributions required to be made in respect of employees) due and payable by any Group Company up to the date hereof have been duly paid and each Group Company has made all such deductions and retentions as should have been made under applicable laws or regulations.
7.4	Collective Bargaining Agreements etc.
7.4.1	So far as the Sellers are aware, the collective agreements contained in the Data Room (references 9.4.3 and 9.4.15) are all the agreements between any Group Company and any trade union or other body representing the Relevant Employees or any of them and each Group Company has complied in all material respects with all such arrangements.

7.4.2	So far as the Sellers are aware, other than the trade unions referred to above, no trade union has a level of membership or support amongst any of the Relevant Employees which is likely to entitle that trade union to recognition (of any nature) by any of the Purchaser or any Group Company on or after the Closing Date.
7.5	Industrial Disputes
No Group Company or Relevant Employee (nor any former employee or any employee representative of such employees) is involved in any industrial or trade dispute which may have a material adverse effect on the business of the Group and there are no circumstances known to the Sellers which are likely to give rise to such a dispute.
7.6	Disputes
There are no material complaints, disputes or claims pending or threatened against any Group Company of whatsoever nature in relation to any of its employees or former employees and so far as the Sellers are aware there are no matters which could give rise to any such claims, and no Group Company is currently involved in any such dispute or claim, save that such warranty shall only apply in relation to such threatened complaints, disputes or claims where the Sellers are aware of such threat.
For the purposes of paragraphs 7.3, 7.4, 7.5 and 7.6 above, references to Group Company shall be deemed to include (in respect of any Transferred Employee) any member of the Sellers’ Group which prior to the Closing Date was the employer of such Transferred Employee.
7.7	Employment Status
7.7.1	Other than the Transferred Employees, all the Relevant Employees are employed by one of the Group Companies and there are no employees of the Sellers’ Group who are wholly or mainly engaged in the business of the Group.

7.7.2	The Transferred Employees are wholly or mainly engaged in the business of the Group.
7.8	Group Retirement Benefit Arrangements
7.8.1	Group Retirement Benefit Arrangements
The Group Retirement Benefit Arrangements are the only pension schemes to which the relevant Company or Group Companies make or could become liable to make payments for providing retirement, death, disability or life assurance benefits, including by way of indemnity or guarantee.
7.8.2	Benefit information
In relation to the Group Companies, the Data Room contains copies of:
(i)	the latest trust deeds and rules of the Group Retirement Benefit Arrangements, and any subsequent amending deeds governing the provision of benefits to Networks Members (as defined in Schedule 10) (including any draft amendments);

(ii)	the latest explanatory booklets relating to the Group Retirement Benefit Arrangements issued to Networks Members; and

(iii)	full particulars of any announcements, proposals, agreements with the trustees, or other arrangement relating to the level of benefits payable under or in respect of the Group Retirement Benefit Arrangements not contained in (i) or (ii) above issued to or relating to the benefit entitlements of the Networks Members.
7.8.3	Membership data
In relation to the Relevant Employees and those deferred dependants and pensioners who are, or will prior to Closing become, members of the Networks Section (as defined in Schedule 10) as a result of the Sectionalisation Deed, the Data Room contains generic details of their entitlement under the Group Retirement Benefits Arrangements (including the average pensionable salaries and pensionable service of the Networks Members) and particulars of any enhancements or special terms.
7.8.4	Funding information
In relation to the Group Companies, the Data Room contains copies of the following documents relating to the E.ON UK Group Pension Scheme:
(i)	the latest signed actuarial valuation;

(ii)	the latest signed actuarial report;

(iii)	the latest available statement of funding principles, schedule of contributions and recovery plan;

(iv)	the latest trustees’ annual report and accounts; and

(v)	the latest statement of investment principles.

7.8.5	Contributions to the Group Retirement Benefit Arrangements
(i)	So far as the Sellers are aware, since the date of the last actuarial valuation contributions have been paid to the E.ON UK Group Pension Scheme at the rate recommended by the actuary in that valuation. The Data Room contains information about the current rate at which contributions to the Group Retirement Benefit Arrangements are being paid and the basis on which they are calculated (including the amounts attributable to the Group Companies), and whether they are paid in advance or in arrear. Apart from any which may have become due within the last 19 days but not yet remitted, all contributions or other payments due to the Group Retirement Benefit Arrangements have been paid.

(ii)	None of the Group Companies has been issued with a restoration order, a contribution notice or a financial support direction in relation to the E.ON UK Group Pension Scheme and, so far as the Sellers are aware, no facts or circumstances exist which make it likely that the Pensions Regulator could reasonably impose one under the Pensions Act 2004.

(iii)	So far as the Sellers are aware, all contributions to the Group Retirement Benefit Arrangements have at all times been made in accordance with the provisions of the Group Retirement Benefit Arrangements or as otherwise required by applicable law and the recommendations of the actuary to the Group Retirement Benefit Arrangements and those which fall due for payment before the Closing Date will have been paid by that date.
7.8.6	Compliance
So far as the Sellers are aware:
(i)	on the basis that Article 141 of the Treaty of Rome does not apply to guaranteed minimum pensions, so far as the Sellers are aware, the Group Retirement Benefit Arrangements comply in all material respects with all legal and regulatory requirements; and

(ii)	the Group Retirement Benefit Arrangements comply in all respects with the requirements of HMRC.
7.8.7	Disputes
Neither the Group Retirement Benefit Arrangements nor any of the Group Companies is party to any material proceedings which relate to or are in connection with the provision of benefits under the Group Retirement Benefit Arrangements and no such proceedings are pending or have been threatened in writing and, so far as the Sellers are aware, there are no facts likely to give rise to any such proceedings.
7.8.8	Discretionary practices
So far as the Sellers are aware, the Data Room contains full and accurate details of the discretionary benefits and increases provided to the Networks Members and Transferring Members under the E.ON UK Group, as defined in Schedule 10, and a full and accurate description of the basis upon which they are provided in the E.ON UK Group.

8	Legal Compliance

8.1	Licences and Consents
8.1.1	All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities required by any applicable law and material to the business of the Group as carried on the date of this Agreement have been obtained, are in force and, so far as the Sellers are aware, are being and have for the past two years been complied with in all material respects.

8.1.2	The Sellers are not aware of any reason why any of them should be suspended, modified in any material respect or revoked (including as a result of the change of control of the Group Companies).
8.2	Compliance with Laws
8.2.1	So far as the Sellers are aware there is no material investigation or disciplinary proceeding by any court, tribunal, Regulatory Authority (in respect of any Environmental Authority, written notice of such to have been received) outstanding against any Group Company or any person for whose acts or defaults any Group Company may be vicariously liable.

8.2.2	So far as the Sellers are aware, no Group Company has received any written notice during the past two years from any court, tribunal or Regulatory Authority with respect to any potential violation and/or failure to comply with any applicable law, regulation, or requiring it to take or omit any action which in any case would have a material adverse effect on the business of the Group.

8.2.3	So far as the Sellers are aware, each Group Company has for the past two years been conducting its electricity distribution network business in material compliance with licences under the Electricity Act other than in respect of breaches which neither singly nor taken together are material in the context of the Group taken as a whole.
9	Environment

9.1	For the purposes of this paragraph 9:
“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains, sewers or within other natural or man-made structures whether above or below ground); soil and land and any animal and plant life supported by any such media;
“Environmental Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to regulate, enforce or determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law, statutes, regulations), statutory guidance, codes of practice and final and binding court and other tribunal decisions of any relevant jurisdiction that had force of law at the applicable time prior to the date of this Agreement in the United Kingdom whose purpose is to protect, or prevent pollution of, the Environment or relating to the health or safety of any person or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, recovery, transport or handling of Hazardous Substances, excluding for the avoidance of doubt any laws relating to town and country planning;
“Environmental Permit” means any licence, approval, consent, authorisation, registration, permit, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law which is required for the operation of the business of the Group or in relation to the Transferring Properties or Transferring Assets as at the date of this Agreement;
“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance or emanation (whether in the form of a solid, liquid, gas or vapour, or noise, heat, energy or radiation) which is capable (alone or in combination) of causing harm or damage to the Environment or a nuisance to any person;
“Relevant Period” means the period commencing two years before the date of this Agreement; and
“Remedial Action” means:
(a)	any works or action limiting, mitigating, remediating, preventing, removing, ameliorating or containing the presence or effect of any Hazardous Substance in soil or groundwater; or

(b)	any investigation, sampling or monitoring reasonably required in connection with any such works or action.
9.2	So far as the Sellers are aware, each Group Company is conducting, and during the Relevant Period has conducted, the business of the Group in material compliance with Environmental Law.

9.3	So far as the Sellers are aware, no Group Company (and no member of the Sellers’ Group in relation to the Transferring Properties or Transferring Assets) has received any written notice that is outstanding as at the date of this Agreement from any Environmental Authority with respect to any violation and/or failure to comply with any Environmental Law or Environmental Permits or requiring it to take or omit any action which in any case would have a material adverse effect on the business of the Group.
9.4	All Environmental Permits:
9.4.1	have been obtained;

9.4.2	are in force; and

9.4.3	so far as the Sellers are aware, have been complied with in all material respects during the Relevant Period.
9.5	So far as the Sellers are aware, no Group Company (and no member of the Sellers’ Group in relation to the Transferring Properties or Transferring Assets) has received any written notice during the Relevant Period of any material civil, criminal, regulatory or administrative proceeding or investigation relating to Environmental Law or Environmental Permits which is outstanding as at the date of this Agreement.

9.6	So far as the Sellers are aware, no material civil, criminal, regulatory or administrative proceeding or investigation relating to Environmental Law or Environmental Permits is pending or threatened against any Group Company or in relation to the Transferring Properties or Transferring Assets against the Sellers’ Group.

9.7	So far as the Sellers are aware, no Group Company (and no member of the Sellers’ Group in relation to the Transferring Properties or Transferring Assets) has received written notice during the Relevant Period that remains outstanding at the date of this Agreement indicating that any Environmental Authority:
9.7.1	has revoked, withdrawn, suspended or materially varied or limited; or

9.7.2	is intending to revoke, withdraw, suspend, or materially vary or limit, any Environmental Permits.
9.8	So far as the Sellers are aware, no Group Company and no member of the Sellers’ Group (in relation to the Transferring Properties or Transferring Assets) has a certain obligation under Environmental Law to carry out (wholly or in part) any Remedial Action.

10	Litigation

10.1	Current Proceedings
No Group Company (in relation to acts or defaults for which a Group Company may be liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business or in relation to insurance claims in the ordinary and usual course of business) which individually or collectively is material to the business of the Group. For the purposes of this paragraph 10.1, “material” shall mean a potential liability to the Group in excess of £250,000 or where the litigation could otherwise have material adverse consequences for the Group.
10.2	Pending or Threatened Proceedings
So far as the Sellers are aware and other than in relation to insurance claims in the ordinary and usual course of business, no such claim, legal action, proceeding, suit, litigation, prosecution, investigation or arbitration is pending or threatened by or against any Group Company.
10.3	Circumstances likely to lead to claims
So far as the Sellers are aware, there are no ongoing or active investigations, disciplinary proceedings or other circumstances or facts that are, in the reasonable opinion of the Sellers, likely to lead to any claim or legal action, proceedings, suit, litigation, prosecution, investigation, mediation or arbitration which are reasonably likely to have a material adverse effect on the business of the Group.

11	Insurance

11.1	Particulars of Insurances
Summary particulars of the Group Insurance Policies and the Seller Insurance Policies material to the business of the Group are disclosed in the Data Room (reference 13.1).
11.2	Details on Policies
So far as the Sellers are aware, in respect of the insurances referred to in paragraph 11.1 of this Schedule 5:
11.2.1	all premiums have been duly paid to date;

11.2.2	each is valid and enforceable and is not void or voidable and the Sellers have not received any notification that such insurances are not valid or enforceable;

11.2.3	there are no circumstances which might lead to the insurers avoiding any liability under them;

11.2.4	there is nothing that could vitiate any of the policies; and

11.2.5	all events, acts or omissions that have occurred and which are covered by a Group Insurance Policy or a Seller Insurance Policy have been notified to the relevant insurers.
12	Tax

12.1	General / Compliance
12.1.1	Accounts
The Individual Accounts and the Locked Box Accounts do not, applying the accounting standards, policies and practices used in the preparation of those accounts, materially misstate the Tax liable to be assessed on any Group Company for all periods ending on or before the Accounts Date. All other Tax Warranties are made without prejudice to the generality of this paragraph 12.1.1.
12.1.2	Tax returns
All necessary information, notices, accounts, statements, reports, computations, assessments and returns which ought to have been made or given have been properly and duly submitted by each Group Company to HMRC and any other relevant Tax Authority whether of the United Kingdom or elsewhere and all information, notices, computations, assessments and returns submitted to HMRC and such other Tax Authority are true and accurate and are not the subject of any material dispute.
12.1.3	Payment of Taxes
All Taxation of any nature whatsoever whether of the United Kingdom or elsewhere for which any Group Company has been liable or for which any Group Company has been liable to account has been duly paid (insofar as such Taxation ought to have been paid) and without prejudice to the generality of the foregoing each Group Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments in respect of those deductions and retentions as should have been made.

12.1.4	Penalties and interest
No Group Company has in respect of any tax period commencing on or after 1 January 2008 paid or become liable to pay, and there are no circumstances by reason of which any Group Company is likely to become liable to pay, any penalty, fine, surcharge or interest in relation to tax.
12.2	Company Residence
12.2.1	Each Group Company has been resident for Taxation purposes in its place of incorporation and nowhere else at all times since its incorporation and will be so resident at Closing.

12.2.2	No Group Company has ever paid Taxation on income, profits or gains to any Taxation Authority in a jurisdiction other than the jurisdiction of its place of incorporation.
12.3	VAT
12.3.1	Compliance
So far as the Sellers are aware, each Group Company has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT that could be considered to be material, including (for the avoidance of doubt) the terms of any agreement reached with a Tax Authority.
12.3.2	Option to charge VAT on supplies by the Group Companies
All elections which could have been made under Schedule 10 of VATA 1994 by the Group Companies or the representative member of the VAT group of which those Group Companies form part have been made and have full effect.
12.4	Groups of Companies
12.4.1	Notional transfers within group
The Disclosure Letter includes full particulars of all elections made within the last six years under Section 171A TCGA 1992 which affect any of the Companies.
12.4.2	Reallocation within group of gain or loss
No elections have been made within the last six years under Section 179A TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002 or Section 792 of the CTA 2009 which affect any of the Companies.
12.4.3	Intra-group transactions
Within the last six years:
(i)	no Tax has been or may be assessed on or required to be paid by any Group Company pursuant to Section 190 TCGA 1992 in respect of any chargeable gain accrued on or before the date of this Agreement or pursuant to paragraphs 68 and 69 of Schedule 29 to the Finance Act 2002 or Section 795 to Section 797 of the CTA 2009 which is referable to a degrouping charge arising on or before the date of this Agreement;

(ii)	no Group Company has transferred any asset or liability (including a loan relationship or derivative contract) other than trading stock or assets (including without limitation any transfer by way of share exchange within section 135 TCGA 1992) to any Group Company which at the time of disposal was a member of the same group (as defined in Section 170 TCGA 1992 or, where the asset is an intangible fixed asset, for the purposes of Part 8 of Schedule 29 to the Finance Act 2002 or Chapter 8 of Part 8 of the CTA 2009);

(iii)	except as provided in the Locked Box Accounts, no Group Company is or will be under an obligation to make or has any entitlement to receive in respect of any period any payment in respect of any elections under Section 179A or Section 171A TCGA 1992 or in respect of group roll-over relief under paragraph 56 or 57 of Schedule 29 to the Finance Act 2002 or Section 777 or Section 778 of the CTA 2009 or the reallocation of a degrouping charge under paragraph 66 of Schedule 29 to the Finance Act 2002 or Section 792 of the CTA 2009.
12.4.4	Group Relief
Except to the extent that either the payment or repayment was provided for in the Locked Box Accounts or the Taxation in respect of which the payment was made was so provided, no Group Company is or will be under any obligation to make or has any entitlement to receive in respect of any period ending on or before Closing (i) any payment for group relief as defined in Section 402(6) of the Income and Corporation Taxes Act 1988 or Part 5 of the CTA 2010, (ii) any payment for the surrender of the benefit of an amount of Advance Corporation Tax or a repayment of such payment, or (iii) any payment for the surrender of a Tax refund under Section 102 Finance Act 1989 or Section 963 of the CTA 2010.
12.5	Tax avoidance
12.5.1	Transactions between persons under common control
No transactions or arrangements involving any Group Company have taken place within the last six years or are in existence which are such that any of the provisions of Section 770A or Schedule 28AA Taxes Act 1988 or Part 4 of the Taxation (International and Other Provisions) Act 2010 or paragraph 92(2) of Part 12 of Schedule 29 to the Finance Act 2002 or Section 845 of Chapter 13 of Part 8 of the CTA 2009 have been or could be applied to them.
12.5.2	Disclosure
Since 17 March 2004, no Group Company has entered into “notifiable arrangements” nor has any Group Company been a “promoter” in respect of any “notifiable proposal” or “notifiable arrangements”, as such terms are defined in Sections 306 and 307 Finance Act 2004.

12.6	Stamp duty and stamp duty land tax (SDLT)
12.6.1	All documents that are within the control of any Group Company and in the enforcement of which any Group Company may be interested have been duly stamped.

12.6.2	No charge to stamp duty (or interest or penalties relating thereto) will arise in any Group Company as a result of a withdrawal of relief from stamp duty previously granted under any of Section 42 Finance Act 1930, Section 11 Finance Act (Northern Ireland) 1954 or Section 151 Finance Act 1995 on the transfer (including by grant or surrender) of an estate or interest in land or under Section 76 Finance Act 1986, by virtue or as a consequence of the entering into or performance of this agreement or any event since the Accounts Date.

12.6.3	Apart from any SDLT arising as a result of the Reorganisation, all SDLT payable by the Group Companies has been paid and all land transaction returns have been correctly completed, are true and accurate and not the subject of any dispute with or enquiry from any Taxation Authority.
12.7	Tax Indemnity and other agreements
No Group Company is bound by or party to (i) any indemnity for or covenant to pay Taxation relating to the sale of shares or a business by a Group Company, or (ii) any Taxation sharing or any Taxation allocation agreement (other than, for the avoidance of doubt, any Group Payment Arrangement or any VAT group established pursuant to Section 43 of VATA 1994), in either case in respect of which claims against any Group Company would not be time barred.
13	Important Business Issues Since the Accounts Date
Since the Accounts Date and except, where relevant, in respect of any Permitted Leakage Payments or the implementation of the Reorganisation:
13.1	all transactions with the E.ON AG Group have been conducted in all material respects on an arm’s length basis;

13.2	there has been no material adverse change in the financial position, turnover, trading position or performance of the Group;

13.3	the business of the Group has been carried on as a going concern and in all material respects in the ordinary course and without any material interruption or material alteration in its nature, scope or manner;

13.4	no material capital commitments have been entered into or proposed by any Group Company other than those contained in the Budget or the Business Plan;

13.5	the business of the Group has not been materially and adversely affected by the loss of any important customer or source of supply. For these purposes, an important customer or source of supply in relation to the Group means one which in either of the two financial periods immediately preceding the Accounts Date accounted for 5 per cent. or more (in the case of a customer) of the turnover of the Group or (in the case of a source of supply) of the goods, services or equipment supplied to the Group;

13.6	no Group Company has declared, made or paid any dividend or other distribution to its members;

13.7	no Group Company has allotted or issued or agreed to allot or issue any share capital or any other security giving rise to a right over its capital;

13.8	no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital;

13.9	other than as may be required to give effect to and to comply with the Transaction Documents or where necessary in order to comply with applicable law; or in accordance with the Group’s Business Plan or as set out in the Budget, no Group Company has:
(i)	made or agreed to make any loan or granted or agreed to grant any credit (other than the granting of any trade credit in the ordinary and usual course of business to the extent loaned or granted to entities that are not in the E.ON AG Group or in relation to employee vehicle loans) to any person;

(ii)	made any change to its accounting practices or policies, otherwise than as required by applicable accounting principles;

(iii)	passed any shareholder resolution or circulated any shareholder written resolution (including any resolution to make any alteration to its articles of association); or

(iv)	dismissed any Senior Employee (other than for cause) or employed or engaged (or offered to employ or engage) any person who would become a Senior Employee or (b) engaged or dismissed any employee who is not a Senior Employee, otherwise than in the ordinary and usual course of business;
13.10	no Group Company has incurred or agreed to incur any additional Indebtedness or altered or agreed to alter any Indebtedness owed to any entity.

14	Competition and Trade Regulation

14.1	Decisions or Undertakings

No Group Company (or any of their respective employees) is bound by or party to any order or decision made specifically in relation to that Group Company by any court, tribunal or Regulatory Authority in any jurisdiction or is party to any undertakings (binding or not) given to any court, tribunal or Regulatory Authority in any jurisdiction, under any applicable law relating to fair competition, anti trust, monopolies, mergers or other similar matters.

14.2	Investigations and Enquiries
14.2.1	So far as the Sellers are aware, no Group Company has in the two years preceding the date of this Agreement materially infringed any anti-trust, regulatory or similar legislation for any reason in any jurisdiction including breach of licences under the Electricity Act 1989 or infringement of the Chapter I prohibition or the Chapter II prohibition of the Competition Act 1998, Articles 101 and 102 of the Treaty on the Functioning of the European Union or the competition legislation or practice of any jurisdiction.

14.2.2	So far as the Sellers are aware, no court, tribunal or Regulatory Authority has in the 12 months preceding the date of this Agreement imposed any fine or penalty upon any Group Company (within the meaning of Chapter I and Chapter II of the Competition Act 1998, Articles 101 and 102 of the Treaty on the Functioning of the European Union or the competition legislation or practice of any jurisdiction or for breach of any licence or statutory obligation under the Electricity Act 1989) for any reason.

14.2.3	So far as the Sellers are aware, no Group Company (or any of their respective employees) is, or has in the two years proceeding the date of this Agreement been, the subject of any material investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) by any court, tribunal or Regulatory Authority in any jurisdiction (including, so far as the Sellers are aware, any pending or threatened), or so far as the Sellers are aware has received any material communication (formal or informal) relating to licence compliance, fair competition, anti-trust, monopolies, mergers or other similar matters.

14.2.4	No Group Company has, during the last five years, received any aid (as that term is understood for the purposes of Articles 107 to 109 of the Treaty on the Functioning of the European Union).
15	General

15.1	Authority and Capacity
15.1.1	Each of the Sellers, the Sellers’ Guarantor, E.ON AG and each Group Company is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

15.1.2	The Sellers, E.ON AG and the Sellers’ Guarantor have the legal right and full power and authority to enter into, deliver and exercise its rights and perform its obligations under, this Agreement, the Transitional Services Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

15.1.3	The documents referred to in paragraph 15.1.2 of this Schedule 5 will, when executed, constitute valid and binding obligations on the Sellers, E.ON AG and the Sellers’ Guarantor, to the extent applicable, in accordance with their respective terms.

15.1.4	The Sellers and the Sellers’ Guarantor have taken all corporate action required by them to authorise them to enter into and to perform this Agreement and any other documents to be executed by them pursuant to or in connection with this Agreement.

15.1.5	Each of the Sellers and the Sellers’ Guarantor has the right, power and authority to conduct its business as conducted at the date of this Agreement.

16	Brokerage or Commissions

No person is entitled to receive a finder’s fee, brokerage or commission from any Group Company in connection with this Agreement. No Group Company has any liability in relation to transaction costs or adviser or other fees arising from this Transaction and no Group Company has given any undertaking or made any agreement which could result in it having an obligation to pay transaction costs or adviser or other fees arising from this Transaction.

17	Insolvency etc.
17.1.1	No Group Company is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

17.1.2	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Group Company or the Sellers and, so far as the Sellers are aware, no events have occurred which, under applicable laws, would justify such proceedings.

17.1.3	So far as the Sellers are aware, no steps have been taken to enforce any security over any assets of any Group Company and no event has occurred to give the right to enforce such security.

Schedule 6
Warranties given by the Purchaser
1	Authority and Capacity

1.1	Incorporation

Each of the Purchaser and the Purchaser Guarantor is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

1.2	Authority to enter into Agreement
1.2.1	Each of the Purchaser and the Purchaser Guarantor has the legal right and full power and authority to enter into, deliver and exercise its rights and perform its obligations under, this Agreement, the Tax Indemnity and any other documents to be executed by it pursuant to or in connection with this Agreement.

1.2.2	The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Purchaser and the Purchaser Guarantor in accordance with their respective terms.
1.3	Authorisation

Each of the Purchaser and the Purchaser Guarantor has taken all corporate action required by it to authorise it to enter into and perform this Agreement, the Tax Indemnity and any other documents to be executed by it pursuant to or in connection with this Agreement.

2	Financing

The Purchaser has, and will have at Closing, available cash and/or committed loan facilities to be able to pay the Purchase Price and the amounts required (if any) under Clause 7.5 of this Agreement.

Schedule 7
Sellers’ Awareness under Clause 9.1.3
1	John Crackett (Managing Director, Central Networks);

2	Graeme Thompson (Director of Finance and Regulation, Central Networks);

3	Chantal Thomas (Legal Counsel and Company Secretary, Central Networks);

4	Neil Yates (Head of Information Systems & Change) (in respect only of matters relating to Intellectual Property, Information Technology and Insurance);

5	Paul Meneely (Head of Human Resources) (in respect only of matters relating to employees, employee benefits and trade unions, excluding Pensions);

6	Mary Clarke (Head of Treasury and Pensions, E.ON UK) and Chris Osborne (Pensions Policy Manager) (in respect only of matters relating to Pensions);

7	Nigel May (Head of Tax, E.ON UK) (in respect only of matters relating to Tax);

8	John Glasgow (Director of Operations and Asset Management) (in respect only of matters relating to paragraphs 4.4 (Sufficiency of Assets and transitional services) and 6 (Contracts) of Schedule 5;

9	Jim O’Sullivan (Director of Infrastructure Services) (in respect only of matters relating to paragraphs 4.4 (Sufficiency of Assets and transitional services) and 6 (Contracts) of Schedule 5;

10	Richard Gough (Safety/Health & Environment Manager) (in respect only of matters relating to Safety/Health & Environment);

11	Mark Maisey (UK Property Manager) (in respect only of matters relating to the Material Properties); and

12	Alan Bevan (Senior Vice President, Head of Mergers & Acquisitions (F/MA)) (in respect only of arrangements between the Sellers’ Group and the Group).

Schedule 8
Transferring Properties
Part 1A
Group Transfer Properties

					Transferee
			Title	Asset	Group	Tenure and	Purchase
No.	Property	Address	Number	Transferor	Company	lease	Price
1.	Castle View Logistics Hub	CN Logistics Hub, Birmingham New Road, Tipton, DY4 8JW	WM929793	E.ON UK plc	Central Networks Services Limited	Leasehold Lease dated 6 May 2008 and made between Thomas Dudley Developments (1) Limited and E.ON UK plc (2)	0

2.	Moorgreen (Unit A)	Unit A Birch Park, Coombe Road, Moorgreen, Eastwood, Nottinghamshire	Application pending	E.ON UK plc	Central Networks Services Limited	Leasehold Lease dated 27 June 2006 and made between Maplebeck Holdings Limited (1), the Birch Park Management Company Ltd (2) and E.ON UK plc (3)	0

3.	Moorgreen DC	Coombe Road, Off Engine Lane, Moorgreen Industrial Park, Eastwood, NG16 3QU	NT446546	E.ON UK plc	Central Networks Services Limited	Leasehold Lease dated 6 February 2001 and made between Wilson Bowden Developments (1) Limited and Powergen Energy plc (2)	0

4.	Bridgewater House, Worcester (telecoms mast)	Blackpole Road Worcester	WR42509	E.ON UK plc	Central Networks West plc	Freehold	0

Part 1B
Letting Documents
Not applicable
Part 2A
Sellers’ Group Transfer Properties

					Transferee
				Asset	Group	Tenure and	Purchase
No.	Property	Address	Title Number	Transferor	Company	lease	Price
1.	Waterfront House	Part First Floor Offices, Building I, Site 17 Sherwood Park, Annesley, Nottinghamshire	Not known	Central Networks East plc	E.ON UK plc	Leasehold Lease dated 13th March 1998	0

2.	Whittington Hall	Whittington Hall is Whittington Hall, Whittington Road, Whittington, Worcester, WR5 2RA	WR45041	Central Networks Limited	E.ON UK plc	Leasehold Lease dated 4th October 1999 made between Whittington G.P. Limited, David Charles Annetts, Martin Barker and Andrew John Bruckland (1) and Midlands Electricity plc (2)	0

				Asset	Transferee		Purch
				Transfer	Group	Tenure and	ase
No.	Property	Address	Title Number	or	Company	lease	Price
3.	Unit C1 Whitick Retail Park, Coalville	Unit C1 Whitick Retail Park, Stephenson Way, Coalville	LT251218	Central Networks East plc	E.ON UK plc	Leasehold Lease dated 16 April 1992 and made between WM Morrison Supermarkets plc (1) and East Midlands Electricity plc (2)	0

4.	50-52 High Street, Alfreton	50-52 High Street, Alfreton	Unregistered	Central Networks East plc	E.ON UK plc	Leasehold Lease details unavailable	0

5.	Unit 17, Abbeygate, Nuneaton	Unit No. 17 Abbey Gate Nuneaton Warwickshire	WK340182	Central Networks East plc	E.ON UK plc	Leasehold Lease dated 12 December 1991 and made between Lynton Nominees Limited (1) and East Midlands Electricity plc (2)	0

Part 2B
Letting Documents

No.	Property	Letting Document
1	Whittington Hall	Lease dated 3 October 2005 made between Central Networks plc (1) and Worcester County Council (2)

2	Whittington Hall	Lease dated 23 April 2009 made between Central Networks plc (1) and Mainstay Corp Limited (2)

3	Unit C1, Whitick Retail Park	Lease dated 13 May 2010 made between Central Networks East plc (1) and DuvetCo Limited (2)

4	50-52 High Street, Alfreton	Lease dated 20 March 2007 made between Central Networks East plc (1) and Midlands Co-operative Society Ltd, trading as Ilkeston Co-Op Travel (2)

5	Unit 17, Abbeygate, Nuneaton	Lease dated 28 October 1998 made between East Midlands Electricity plc (1) and Gilesports Plc (2)

Part 3
Terms relating to the Group Transfer Properties
(Clause 8.1)
1	General Provisions Relating to the Group Transfer Properties

1.1	Interpretation

The following further definitions apply in this Part 3 of Schedule 8:

“2002 Act” has the meaning given to it in paragraph 1.11.1 of this Part 3 of Schedule 8;

“Asset Transferor” means, in respect of each Group Transfer Property, the entity named as the Asset Transferor in Part 1 of this Schedule 8;

“Documents” means all documents (other than the Lease and the Letting Documents) which create or refer to Encumbrances (except fixed or floating charges securing money or liabilities) which bind the Group Transfer Properties (whether or not referred to on the Registered Title) and includes (without limitation) all planning and other agreements entered into with the local authority or any statutory undertaker;

“Group Transfer Properties” means the properties identified in Part 1 of this Schedule 8;

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by any of the Leases;

“Leases” means the leases, licences or tenancy agreements under which the Group Transfer Properties are held by the Asset Transferor as set out in Part 1A of this Schedule 8, including all documents supplemental or ancillary to them, and “Lease” shall mean any one of them;

“Letting Documents” means the letting documents (if any) listed in Part 1B of this Schedule 8, including all documents supplemental or ancillary to them;

“Licence” means a non-exclusive right in favour of the Transferee Group Company to occupy the Licensed Premises during the Licence Period pursuant to this Part 3 of Schedule 8;

“Licence Fee” means the payments to be made by the Transferee Group Company to the Asset Transferor pursuant to paragraph 1.6.4 of this Part 3 of Schedule 8;

“Licence Period” means a period, which may be different for each of the Licensed Premises, commencing on the Closing Date and ending on the earliest of the following dates:
(i)	the date on which this Agreement is terminated by whatever means whether in whole or in relation to the relevant Licensed Premises;

(ii)	the date immediately preceding the date on which the term of the relevant Lease ends by whatever means; and

(iii)	the date of Property Transfer Completion in relation to the relevant Group Transfer Properties;

“Licensed Premises” means any of the Group Transfer Properties for which all relevant Property Third Party Consents have not been obtained prior to, or at, Closing;

“Property Agreed Terms” means, in relation to a transfer, such transfer in the terms agreed between the Seller, the Purchaser and the relevant Landlord (if applicable) or determined pursuant to paragraph 1.5.2 of this Part 3 of Schedule 8 and signed for identification by or on behalf of the Asset Transferor and by or on behalf of the Transferee Group Company, from time to time before or after the date of this Agreement, with such alterations as may be agreed from time to time in writing between the Purchaser, the Seller and the relevant Landlord (if applicable);

“Property Long Stop Date” means the day falling 12 months after the Closing Date;

“Property Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Landlord, superior landlord mortgagee or chargee and/or other third party, including, but not limited to, any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities for or in connection with the transfers of the Group Transfer Properties by the Asset Transferor to the Transferee Group Companies and includes (where the context so admits) Sublease Consents;

“Property Transfer Completion” means the completion of the transfer of any one of the Group Transfer Properties under this Agreement, where such completion does not take place on Closing because any relevant Property Third Party Consents have not been obtained;

“Property Transfer Completion Date” means the date of Property Transfer Completion in accordance with paragraph 1.9 of this Part 3 of Schedule 8;

“Purchase Price” means, in respect of each Group Transfer Property, the amount set out as being its Purchase Price in Part 1 of this Schedule 8;

“Registered Title” means the registered title relating to a Group Transfer Property, the title number(s) of which are specified in Part 1A of Schedule 8;

“SCPC2” has the meaning given to it in paragraph 1.10.2 of this Part 3 of Schedule 8;

“Sublease Consent” has the meaning given to it in paragraph 1.13.2 of this Part 3 of Schedule 8;

“transfer”, for the purposes of this Part 3 of Schedule 8 only, means the transfer of a Group Transfer Property or the assignment of a Lease and “a transfer” means and includes any instruments, deeds, agreements, leases, licences, sub-leases, Property Third Party Consents or documents in connection with, relating to or effecting such transfer; and

“Transferee Group Company” means the Group Company identified in relation to each Group Transfer Property in Part 1 of this Schedule 8 and “Transferee Group Companies” shall be interpreted accordingly.

1.2	Each of the Group Transfer Properties and/or the Leases thereof shall be transferred subject to the terms set out in this Part 3 of Schedule 8 and all other applicable terms of this Agreement.

1.3	The parties acknowledge and agree that the information as given in Part 1 of this Schedule 8 and/or any information or representation (whether oral or otherwise) provided by an Asset Transferor and/or its agents in relation to the Group Transfer Properties is given for reference only.

1.4	In case of conflict between the general provisions contained in this paragraph 1 of Part 3 of Schedule 8 and any special provisions contained in paragraph 2 of this Part 3 of Schedule 8, the special provisions shall prevail.

1.5	Pre-Closing
1.5.1	The Sellers and the Purchaser shall, before Closing, agree (acting reasonably) the form of all documents on Property Agreed Terms necessary for the transfer of each of the Group Transfer Properties pursuant to the terms set out in this Part 3 of Schedule 8 and all other applicable terms of this Agreement.

1.5.2	Any dispute arising out of or connected with paragraph 1.5.1 of this Part 3 of Schedule 8 which is not resolved by agreement between the parties within 45 days of such dispute arising shall be referred for and resolved by expert determination as follows:
(i)	either the Sellers or the Purchaser may initiate an expert reference under this provision by proposing to the other party the appointment of an expert (the “Expert”);

(ii)	the Expert shall either be a chartered surveyor or (in relation to legal issues) a Queens Counsel well versed in real estate law chosen by agreement between the Sellers and the Purchaser or, failing agreement within 14 days of the initiation of the reference, by the President for the time being of the relevant professional body to which the Expert belongs (the “President”) on the application of the Sellers or the Purchaser;

(iii)	the Sellers and the Purchaser shall request that the Expert determine the referred dispute within 30 days of receiving the reference;

(iv)	if the Expert has been appointed but is unable or unwilling to complete the reference, another Expert shall be appointed by agreement between the Sellers and the Purchaser or, failing agreement within 14 days of the parties being notified that the Expert is unable or unwilling to complete the reference, by the President on the application of either party;

(v)	the Expert shall act as an expert and not as an arbitrator;

(vi)	the Sellers and the Purchaser shall have the right to make representations and submissions to the Expert. There will be no formal hearing;

(vii)	each of the Sellers and the Purchaser shall make all relevant documents and information within their control available to the Expert; and

(viii)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties.

1.5.3	This paragraph applies to those Group Transfer Properties in relation to which a Property Third Party Consent is required and if such Property Third Party Consent remains to be obtained as at the Closing Date this paragraph shall continue to apply until the relevant Property Third Party Consent shall have been obtained or until this Agreement shall cease to apply to such Group Transfer Properties in accordance with the terms of this Agreement. If any Property Third Party Consents are required:
(i)	the Sellers (at the cost and expense of the Purchaser) shall use all reasonable endeavours before the Property Long Stop Date to obtain the Property Third Party Consents as soon as reasonably practicable for the transfer of the Group Transfer Properties (including, subject to paragraph 1.10.4, entering into any authorised guarantee agreement where properly required to do so under any Lease) and shall, at all times, keep the Purchaser informed of progress in obtaining such Property Third Party Consents;

(ii)	the Purchaser shall:
(a)	supply such information and references as may reasonably be required by a Landlord, any superior landlord or other relevant third party;

(b)	in respect of the period after Closing only, enter into such covenants for the payment of the rent in respect of the Group Transfer Properties and for the observance and performance of the covenants and conditions on the part of the lessee contained in any Lease in respect of the Group Transfer Properties or otherwise affecting the Group Transfer Properties as may be reasonably required by the Landlord, any superior landlord or other relevant third party;

(c)	if reasonably required by the Landlord, any superior landlord or other relevant person, provide a rent deposit or procure that sureties acceptable to them guarantee the Transferee Group Company’s obligations under the Leases in respect of the Group Transfer Properties following the transfer of the Group Transfer Properties; and

(d)	be responsible for and undertake to pay, or procure the giving of undertakings to pay, all reasonable costs, charges and expenses of any Landlord, any superior landlord or other relevant person (including (without limitation) any VAT and disbursements) in connection with any application for Property Third Party Consents, whether or not such Property Third Party Consents are given and all payments shall be payable to the Sellers not less than ten Business Days after the Seller gives the Purchaser notice to that effect with evidence of how such costs are incurred.
1.5.4	The Sellers shall give written notice to the Purchaser as soon as reasonably practicable after obtaining any Property Third Party Consents which shall be accompanied by a copy of such consent.

1.5.5	Other than where properly required under the terms of any Lease to provide an authorised guarantee agreement in favour of a Landlord, the Sellers or the Asset Transferor shall not be obliged to provide or procure the giving of any guarantees or security or incur any other financial liability or initiate proceedings in connection with the obtaining of the Property Third Party Consents.

1.6	Licence
1.6.1	In the event that any Property Third Party Consents are not obtained on or before Closing, notwithstanding the terms of the Leases but to the extent not restricted under applicable law and regulations, the Sellers shall procure, subject to the provisions hereof, that the Asset Transferor allows the Transferee Group Company to occupy any of the Licensed Premises for the Licence Period relating to the relevant Licensed Premises on the terms set out in this paragraph 1.6 of Part 3 of Schedule 8.

1.6.2	The Purchaser acknowledges that the grant of each Licence may amount to a breach of the terms of the relevant Lease and any risk in respect thereof or in respect of any refusal on the part of any Landlord to consent to the proposed transfer to the Transferee Group Company lies solely with the Purchaser.

1.6.3	The Licence of each Licensed Premises is granted:
(i)	subject to all of the matters to which the relevant Leases relating to the Group Transfer Properties are subject

(ii)	subject to the matters referred to in paragraph 1.11.;

(iii)	out of whatever right, title and interest that the Asset Transferor has in the Licensed Premises and/or under the Leases;

(iv)	in “as is” condition; and

(v)	without making any statement or representation that the Asset Transferor is entitled to grant it.
1.6.4	On and after Closing and pending Property Transfer Completion, the Purchaser shall procure that the Transferee Group Companies pay to the relevant Asset Transferor a Licence Fee equivalent to:
(i)	all rents and other charges (including Taxes due thereon under the relevant Lease) payable in respect of the Licensed Premises;

(ii)	all outgoings including Taxes due thereon under the relevant Lease and including, but not limited to, rates, service charges, management charges, levies, air-conditioning charges, insurance, heating, electricity, gas, telecommunications and other services and the cost of complying with fire and other statutory regulations payable by the Asset Transferor or any other member of the Sellers’ Group relating to the Licensed Premises or charged upon the owner or occupier of the Licensed Premises; and

(iii)	all operating expenses and other payments whatsoever payable in respect of and/or arising from the Licensed Premises and the equipment systems and facilities therein,

in each case such payments to be made not less than ten (10) Business Days before any such sum falls due subject to the Sellers giving the Purchaser reasonable written notice to that effect. To the extent that there has been a prepayment at Closing of the amounts in paragraphs 1.6.4(i), (ii) and (iii) of this Part 3 of Schedule 8 by the Sellers’ Group, the Purchaser shall pay to the Sellers on Closing an amount equal to the amount of such prepayment in respect of any period after Closing.

1.6.5	Throughout the Licence Period, the Purchaser shall or shall procure that the Transferee Group Company shall, in respect of the Licensed Premises only:
(i)	keep the Licensed Premises in a state of repair at least as good as they are in at Closing;

(ii)	observe and perform the covenants and conditions on the part of the lessee in the relevant Lease under which the Asset Transferor holds the Licensed Premises (other than in relation to the payment of rent and the obligation to repair to the extent it exceeds the obligation in Clause 1.6.8(i));

(iii)	make good and pay for all damage to the Licensed Premises (including accidental damage) caused by the Transferee Group Company, the Purchaser, its representatives or invitees to the Licensed Premises in accordance with the terms of the Lease of the relevant Licensed Premises;

(iv)	use the Licensed Premises only in accordance with the terms of the Lease of the relevant Licensed Premises and in compliance with the law and regulations where the relevant Licensed Premises is located; and

(v)	comply with any recommendations which the insurers of the Licensed Premises may make in respect of them, including all recommendations in respect of fire precautions.
1.6.6	Throughout the Licence Period, the Purchaser shall not and shall procure that the Transferee Group Company shall not:
(i)	carry out any alterations without the Asset Transferor’s consent which shall not be unreasonably withheld or delayed where the Consent of the Landlord under the Lease is not required;

(ii)	use, or permit the use of, the whole or any part of the Licensed Premises for any illegal purpose;

(iii)	store or bring upon the Licensed Premises anything that is dangerous, illegal or highly flammable; or

(iv)	do, suffer or permit anything to be done which increases the premiums payable in respect of any insurance of the Licensed Premises without paying any such increased amount or which makes that insurance void or voidable.
1.6.7	The Purchaser and the Sellers each agree that:
(i)	the Licence is personal to the Transferee Group Company and may only be exercised by the Transferee Group Company;

(ii)	the Licence does not confer a right of exclusive possession or occupation of the Licensed Premises or any part thereof and the Asset Transferor or any persons authorised by them shall have the right of access to the Licensed Premises and to remain on the Licensed Premises at all times for all purposes;

(iii)	the Purchaser and the relevant Transferee Group Company shall have no claim against the Asset Transferor for any obstruction or interruption of the rights granted by this Licence resulting from entry by the Asset Transferor to the Licensed Premises from circumstances outside the reasonable control of the Asset Transferor or from any works of alteration, repair, replacement and maintenance reasonably required to be carried out by the Asset Transferor; and

(iv)	no relationship of landlord and tenant is created as a result of the Licence.

1.6.8	If the Landlord or any other relevant third party commences proceedings, raises any lawful and reasonable objection or takes any other action in connection with the Transferee Group Company’s occupation or use of any of the Licensed Premises pending the obtaining of the relevant Property Third Party Consents, the Sellers, the relevant Asset Transferor and the Purchaser shall each provide the other with all reasonable assistance (at the Purchaser’s cost) and take such steps as each party reasonably requires to resolve such proceedings, objection or action with the objective of agreeing a formal arrangement with the Landlord or other third party allowing the Transferee Group Company to occupy the relevant Group Transfer Property without giving rise to a breach of the existing Lease.

1.6.9	Throughout the Licence Period, the Purchaser shall, in respect of the Licensed Premises only, indemnify and keep indemnified the Sellers and each relevant Asset Transferor from and against:
(i)	the payments referred to in paragraph 1.6.4 of this Part 3 of Schedule 8; and

(ii)	any Losses (other than any Taxation payable in respect of the Licence Fee) arising from the Licence and/or as a result of the occupation of the Licensed Premises by the Transferee Group Company.
1.6.10	The Purchaser, Transferee Group Company, Asset Transferor and Sellers shall each inform the other forthwith of any notice received by it in relation to any of the Licensed Premises from the Landlord or any other third party.
1.7	Determination of Licence
1.7.1	If, for whatever reasons, the Licence Period comes to an end in relation to any of the Licensed Premises then:
(i)	the Licence insofar as it relates to the relevant Licensed Premises shall be severable from the remainder of this Agreement and this Agreement shall otherwise remain in full force and effect;

(ii)	the Purchaser shall not be entitled to any refund, abatement or reduction of the Purchase Price or any other sums paid in accordance with this paragraph 1.7 of Part 3 of Schedule 8 in connection with the termination of the Licence for the Licensed Premises;

(iii)	it shall not prejudice or affect any claim by any member of the Sellers’ Group in respect of any prior breach of this Agreement by the Purchaser or any Transferee Group Company in respect of that Licensed Premises;

(iv)	the Licence is deemed to be at an end in relation to those Licensed Premises; and

(v)	unless the Licence Period comes to an end due to Property Transfer Completion in respect of the relevant Licensed Premises taking place, the Transferee Group Company shall:
(a)	vacate the Licensed Premises forthwith;

(b)	remove from the Licensed Premises all items belonging to it;

(c)	leave the Licensed Premises in a clean and tidy condition;

(d)	at the request of the Asset Transferor or Sellers reinstate the Licensed Premises or any part or parts thereof pursuant to the terms of the relevant Leases or in such manner as may reasonably be required by the Asset Transferor or Sellers.

1.8	Closing
1.8.1	The transfer of the Group Transfer Properties shall only take place on Closing to the extent that all necessary Property Third Party Consents in respect of the relevant transfer have been obtained prior to Closing and shall otherwise take place in accordance with paragraph 1.9.

1.8.2	The Purchase Price shall be paid by the Purchaser to the Sellers on Closing even if any necessary Property Third Party Consents have not then been obtained and not all the Group Transfer Properties are transferred on Closing.

1.8.3	Completion of the transfer of the Group Transfer Properties shall take place at such place as the parties may agree.
1.9	Property Transfer Completion

To the extent that any Property Third Party Consents are outstanding at Closing, Property Transfer Completion in respect of the relevant Group Transfer Properties shall take place on the date falling 15 Business Days following the grant of all the relevant Property Third Party Consents or on such other date as the parties shall agree acting reasonably (but not before Closing). Notwithstanding the above, the parties agree to use reasonable endeavours to achieve Property Transfer Completion as soon as reasonably practicable after Closing.

1.10	General Transfer Provisions
1.10.1	The Sellers shall procure that the relevant Asset Transferor shall transfer the Group Transfer Properties to the Transferee Group Companies identified in Part 1 of this Schedule 8 subject to the terms set out in this Part 3 of Schedule 8 and all other applicable terms of this Agreement on Closing or (if later) Property Transfer Completion.

1.10.2	This Part 3 of Schedule 8 incorporates the Standard Commercial Property Conditions (Second Edition) (“SCPC2”). In case of conflict between this Part 3 of Schedule 8 and the SCPC2, this Part 3 of Schedule 8 prevails. Terms used or defined in the SCPC2 have the same meanings when used in this Part 3 of Schedule 8, and vice versa. The following provisions in SCPC2 shall not apply: 1.3.3, 1.3.5(a), 1.3.5(c), 1.3.7(d), 1.3.7(e), 1.4 to 1.5, 2.2 to 2.3, 4.1.3, 4.2, 6.1 to 6.3, 6.4.2, 6.6, 7.1.1 to 7.1.4, 8.1 to 8.4, 8.7, 8.8, 9, 10.2, 10.3.5 to 10.3.8, 11 and 12.

1.10.3	The Group Transfer Properties are sold together with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon.

1.10.4	The transfer of each Group Transfer Property shall contain covenants with the Asset Transferor by the Transferee Group Company to comply with the:
(i)	obligations arising from the matters mentioned in the Registered Title;

(ii)	obligations arising under the Documents;

(iii)	obligations on the part of the landlord arising under the Letting Documents; and

(iv)	obligations on the part of the tenant arising under the Lease, insofar as the Asset Transferor may remain liable directly or indirectly for them after Closing or Property Transfer Completion (as the case may be) and to indemnify the Asset Transferor against any non-compliance and a further covenant by the Purchaser and the Transferee Group Company to indemnify the Asset Transferor against any liability arising under any authorised guarantee agreement entered into by the Asset Transferor.
1.10.5	On Closing or Property Transfer Completion, whichever is the later in respect of each of the Group Transfer Properties:
(i)	the Sellers shall procure that the Asset Transferor delivers to the Purchaser the transfer documents in respect of the relevant Group Transfer Properties on Property Agreed Terms; and

(ii)	the Purchaser shall deliver to the Sellers such transfer documents (in duplicate or triplicate as the case may be) duly executed by the Transferee Group Company and (where applicable) the relevant Landlord.
1.10.6	The Purchaser shall, at its own cost and expense, procure that all transfers are duly stamped (including payment of any SDLT due on such transfers), filed or registered at the relevant registries on a timely basis and within the statutory period.
1.11	Subjections

Notwithstanding anything contained in this Agreement:
1.11.1	Each of the Group Transfer Properties is transferred and where applicable the Licence is granted subject to and (where appropriate) with the benefit of the following matters:
(i)	any unregistered interest which overrides first registration under Schedule 1 of the Land Registration Act 2002 Act (the “2002 Act”) and any interests which fall within Section 11(4)(c) of the 2002 Act and any unregistered interests which override registered dispositions under Schedule 3 of the 2002 Act;

(ii)	such unregistered interests as may affect that Group Transfer Property to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the 2002 Act;

(iii)	all matters contained or referred to in the Documents relating to the relevant Group Transfer Property;

(iv)	all matters contained or referred to in the Letting Documents relating to the relevant Group Transfer Property;

(v)	all matters contained or referred to in the Property Proprietorship and Charges registers of the Registered Title relating to that Group Transfer Property (except fixed and floating charges securing money or liabilities);

(vi)	all exceptions, reservations, rights, easements, quasi-easements, wayleaves, rent charges, covenants, conditions, declarations, leases, tenancies (including statutory tenancies), licences and agreements affecting the same; and

(vii)	(in the case of a leasehold property) the rents, covenants and conditions reserved by or contained in the Lease under which the same is respectively held,

as well as those encumbrances mentioned in SCPC2 3.1.2.
1.11.2	The Purchaser and the relevant Transferee Group Company is deemed to purchase with full knowledge of the matters referred to in paragraph 1.11.1 of this Part 3 of Schedule 8.

1.11.3	The Sellers shall procure that any and all financial charges affecting the interests of the Seller or the Asset Transferors in any of the Group Transfer Properties will be discharged on or before Closing or Property Transfer Completion, whichever is the later.

1.11.4	The Sellers do not give any warranty as to the use or area of any of the Group Transfer Properties and shall not be required to define the boundaries of any of the Group Transfer Properties. The transfer of the Group Transfer Properties shall not be annulled, nor shall any compensation be allowed or payable, in respect of any error in respect of any such matters.

1.11.5	At Closing, or if later Property Transfer Completion, the Sellers shall provide, or shall procure that the Asset Transferor provides, to the Transferee Group Company (or such other third party as the Purchaser may reasonably direct) all of the original documents in the possession of the Asset Transferor or relevant member of the Sellers’ Group in respect of each of the Group Transfer Properties.

1.11.6	The Purchaser agrees and acknowledges that all and any obligations on the part of the Asset Transferor to deliver vacant possession of any Group Transfer Properties (or any part thereof) on Closing or Property Transfer Completion (as the case may be) (whether express or implied) are hereby excluded.

1.11.7	It is agreed by the Purchaser that it must rely absolutely on the Purchaser’s own opinion and/or professional advice concerning the Group Transfer Properties and the related Leases thereto, their state and condition, fitness and/or suitability for any purpose.

1.11.8	The Purchaser acknowledges that the Sellers and the Asset Transferor have deduced good title to each Group Transfer Property prior to the date of this Agreement. Accordingly, the Purchaser shall not raise any requisition on matters arising before that date, but may do so in relation to any new matters arising after that date and before Closing.

1.11.9	To the extent that deposit guarantees have been given by the Sellers’ Group in respect of any Group Transfer Properties and/or insofar as the Sellers’ Group retains any residual or ongoing liabilities or obligations, including, but not limited to, performance guarantee and Taxes in connection with the Group Transfer Properties and/or the Leases, the Purchaser shall procure that the Sellers’ Group are released from all deposit guarantees and all residual or ongoing liabilities or obligations.

1.11.10	To the extent that there is a prepayment of Tax in respect of any Group Transfer Properties by the Sellers’ Group and not otherwise accounted for in the Closing Statement, the Purchaser shall pay to the Seller an amount equal to the amount of such prepayment of outgoings or Tax on Closing.

1.12	Insurance

The Sellers and/or the Asset Transferor shall maintain their existing insurance (if any) on the Group Transfer Properties and may cancel such insurance with effect from the Closing Date or, if later, the date of Property Transfer Completion (as the case may be). SCPC2 7.1.1 to 7.1.4 (inclusive) shall not apply.

1.13	Grant of Sublease

Where, despite using all reasonable endeavours the Asset Transferor and the Purchaser are unable to obtain a Property Third Party Consent from a Landlord for the transfer of a Group Transfer Property the provisions of this paragraph 1.13 of Part 3 of Schedule 8 shall apply:
1.13.1	where the Lease for the Group Transfer Property permits a sublease to be granted without the requirement for any Property Third Party Consent from the Landlord, the Seller shall procure that the Asset Transferor shall grant to the Transferee Group Company a sublease of the Group Transfer Property on the same rent and other terms and conditions as the Lease of the Group Transfer Property with such changes as are appropriate and agreed between the Sellers and the Purchaser acting reasonably and the term of the sublease shall be the term of such Lease less one day; and

1.13.2	where the Group Transfer Property is held by the Asset Transferor from a Landlord on terms which require the consent of the Landlord:
(i)	to the grant of a sublease; or

(ii)	to the terms on which a sublease is granted,
the Sellers shall use all reasonable endeavours to obtain such consent (“Sublease Consent”) from such Landlord (at the Purchaser’s cost). Where the Asset Transferor is able to obtain the appropriate Sublease Consent (or, where applicable, the court of competent jurisdiction referred to in paragraph 1.14.1 of this Part 3 of Schedule 8 declares that the Sublease Consent has been unreasonably withheld or delayed), the Seller shall procure that the Asset Transferor shall grant to the relevant Transferee Group Company a sublease of the Group Transfer Property on the same rent and other terms and conditions as the Lease of the Group Transfer Property with such changes as are appropriate and agreed between the Asset Transferor, the Seller and the Purchaser acting reasonably and the term of the sublease shall be the term of such Lease less one day.
1.13.3	The Parties agree that the Landlord and Tenant Act 1954 shall be excluded in respect of any sublease of the Group Transfer Properties which is entered into and:
(i)	The Purchaser hereby confirms that before the date of this Agreement:
(a)	The Asset Transferor served on the Transferee Group Company a notice dated 28 February 2011 in relation to the tenancy to be created by the relevant sublease (the “Warning Notice”) in a form complying with the requirements of Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (“the Order”)

(b)	The Transferee Group Company, or a person duly authorised by the Transferee Group Company, in relation to the Warning Notice made a statutory declaration (the “Declaration”) dated 28 February 2011 in a form complying with the requirements of Schedule 2 of the Order.
(ii)	The Purchaser further confirms that, where the Declaration was made by a person other than the Transferee Group Company, the declarant was duly authorised by the Transferee Group Company to make the declaration on the Transferee Group Company’s behalf.

1.14	Property Third Party Consent from Landlord not Obtained
1.14.1	If a Property Third Party Consent and, where applicable, a Sublease Consent are refused by the Landlord or otherwise not obtained on terms reasonably acceptable to the Seller and the Purchaser within six months of Closing, the Sellers or Asset Transferor (acting reasonably) shall be entitled by notice to the Purchaser to apply to a court of competent jurisdiction that, in respect of the Group Transfer Property, the Landlord has unreasonably withheld or delayed such Property Third Party Consent and, where applicable, Sublease Consent.

1.14.2	If the Sellers serve notice to the Purchaser under paragraph 1.14.1 of this Part 3 of Schedule 8, the proceedings shall be brought and prosecuted at the expense of the Purchaser who shall indemnify the Sellers and/or the Asset Transferor for the reasonable costs and expenses they incur in connection with those proceedings.
1.15	Property Long Stop Date Termination(s)
1.15.1	If any Property Third Party Consent has not been obtained by the Property Long Stop Date, then:
(i)	the relevant Transferee Group Company is permitted to continue in occupation of the relevant Group Transfer Property in accordance with the Licence provisions contained in paragraph 1.6 of this Part 3 of Schedule 8 and the Purchaser shall indemnify the Sellers and Asset Transferor in accordance with paragraph 1.6.9 of this Part 3 of Schedule 8 for the remainder of the Licence Period; and

(ii)	the Sellers, the relevant Asset Transferor and the relevant Transferee Group Company shall each provide the other with all reasonable assistance (at the Purchaser’s cost) to agree a formal arrangement with the relevant Landlord or other third party pursuant to which the relevant Transferee Group Company may occupy the relevant Group Transfer Property without giving rise to a breach of the existing Lease.

1.16	Environmental Protection Act 1990 Part 2A Transfer of Liability
1.16.1	The parties agree and declare that:
(i)	in the event that the Sellers or any Asset Transferor is held to be an appropriate person under Part 2A of the Environmental Protection Act 1990 (including DEFRA Circular 1/2006 and/or Paper SE/2006/44 (the “Guidance”)) (“Part 2A”) and/or is held liable under the Water Resources Act 1991 (or Water Environment (Controlled Activities)(Scotland) Regulations 2005 as the case may be), in each case as may be amended from time to time, in relation to or in connection with any Contamination on at or emanating from any Group Transfer Property on, prior to or after the Closing Date, any liability that the Sellers or any Asset Transferor might have under Part 2A and/or the Water Resources Act 1991 (or Water Environment (Controlled Activities) (Scotland) Regulations 2005 as the case may be) in relation to such Contamination is transferred to and assumed in its entirety by the Purchaser and that the Sellers and the relevant Asset Transferor shall be excluded from any such liability in respect thereof; and

(ii)	if any regulatory or relevant court seeks to allocate liability under Part 2A in respect of such Contamination the Seller and the relevant Asset Transferor and/or the Purchaser shall provide a copy of this agreement on liabilities on demand to each regulatory authority or court and neither party shall challenge it as an agreement on liabilities with continuing effect as between the parties but shall request that such authority or court gives effect to this agreement on liabilities including without limitation for the purpose of paragraph D.38 of Annex 3 to the Guidance (or any equivalent provisions under any statutory guidance that may replace or amend it).
1.16.2	For the purpose of this paragraph 1.17, the following provisions apply:

“Contamination” means the presence at any time of Hazardous Substances in, on or under the soil, surface water or groundwater at any Group Transfer Property and/or the migration of any such Hazardous Substances at any time from any Group Transfer Property into outside soil, surface water or groundwater;

“Environmental Authority” has the meaning given to it in paragraph 9 of Schedule 5; and

“Hazardous Substance” has the meaning given to it in paragraph 9 of Schedule 5.

Part 4
Terms relating to the Sellers’ Group Transfer Properties
(Clause 8.1)
1	General Provisions Relating to the Sellers’ Group Transfer Properties

1.1	Interpretation

The following further definitions apply in this Part 4 of Schedule 8:

“2002 Act” has the meaning given to it in paragraph 1.11.1 of this Part 4 of Schedule 8;

“Asset Transferor” means, in respect of each Sellers’ Group Transfer Property, the entity named as the Asset Transferor in Part 2 of this Schedule 8;

“Documents” means the documents other than the Lease and the Letting Documents (if any) which create or refer to Encumbrances (except fixed or floating charges securing money or liabilities) which bind the Sellers’ Group Transfer Properties (whether or not referred to on the Registered Title) and includes (without limitation) all planning and other agreements entered into with the local authority or any statutory undertaker;

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by any of the Leases;

“Leases” means the leases, licences or tenancy agreements under which the Sellers’ Group Transfer Properties are held by the Asset Transferor as set out in Part 2A of this Schedule 8, including all documents supplemental or ancillary to them, and “Lease” shall mean any one of them;

“Letting Documents” means the letting documents (if any) listed in Part 2B of this Schedule 8 including all documents supplemental or ancillary to them;

“Licence” means a non-exclusive right in favour of the Transferee Group Company to occupy the Licensed Premises during the Licence Period pursuant to this Part 4 of Schedule 8;

“Licence Fee” means the payments to be made by the Transferee Group Company to the Asset Transferor pursuant to paragraph 1.6.4 of this Part 4 of Schedule 8;

“Licence Period” means a period, which may be different for each of the Licensed Premises, commencing on the Closing Date and ending on the earliest of the following dates:
(i)	the date on which this Agreement is terminated by whatever means whether in whole or in relation to the relevant Licensed Premises;

(ii)	the date immediately preceding the date on which the term of the relevant Lease ends by whatever means; and

(iii)	the date of Property Transfer Completion in relation to the relevant Sellers’ Group Transfer Properties;

“Licensed Premises” means any of the Sellers’ Group Transfer Properties for which all relevant Property Third Party Consents have not been obtained prior to, or at, Closing;

“Property Agreed Terms” means, in relation to a transfer, such transfer in the terms agreed between the Purchaser, the Seller and the relevant Landlord (if applicable) or determined pursuant to paragraph 1.5.2 of this Part 4 of Schedule 8 and signed for identification by or on behalf of the Asset Transferor and by or on behalf of the Transferee Group Company, from time to time before or after the date of this Agreement, with such alterations as may be agreed from time to time in writing between the Seller, the Purchaser and the relevant Landlord (if applicable);

“Property Long Stop Date” means the day falling 12 months after the Closing Date;

“Property Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Landlord, superior landlord mortgagee or chargee and/or other third party, including, but not limited to, any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities for or in connection with the transfers of the Sellers’ Group Transfer Properties by the Asset Transferor to the Transferee Group Companies and includes (where the context so admits) Sublease Consents;

“Property Transfer Completion” means the completion of the transfer of any one of the Sellers’ Group Transfer Properties under this Agreement, where such completion does not take place on Closing because any relevant Property Third Party Consents have not been obtained;

“Property Transfer Completion Date” means the date of Property Transfer Completion in accordance with paragraph 1.9 of this Part 4 of Schedule 8;

“Purchase Price” means, in respect of each Sellers’ Group Transfer Property, the amount set out as being its Purchase Price in Part 2 of this Schedule 8;

“Registered Title” means the registered title relating to a Purchaser Group Transfer Property the title number(s) of which are specified in Part 2A of Schedule 8;

“SCPC2” has the meaning given to it in paragraph 1.10.3 of this Part 4 of Schedule 8;

“Sellers’ Group Transfer Properties” means the properties identified in Part 2 of this Schedule 8;

“Sublease Consent” has the meaning given to it in paragraph 1.13.2;

“transfer”, for the purposes of this Part 4 of Schedule 8 only, means the transfer of a Sellers’ Group Transfer Property or the assignment of a Lease and “a transfer” means and includes any instruments, deeds, agreements, leases, licences, sub-leases, Property Third Party Consents or documents in connection with, relating to or effecting such transfer; and

“Transferee Group Company” means the Group Company identified in relation to each Sellers’ Group Transfer Property in Part 2 of this Schedule 8 and “Transferee Group Companies” shall be interpreted accordingly.

1.2	Each of the Sellers’ Group Transfer Properties and/or the Leases thereof shall be transferred subject to the terms set out in this Part 4 of Schedule 8 and all other applicable terms of this Agreement.

1.3	The parties acknowledge and agree that the information as given in Part 2 of this Schedule 8 and/or any information or representation (whether oral or otherwise) provided by an Asset Transferor and/or its agents in relation to the Sellers’ Group Transfer Properties is given for reference only.

1.4	In case of conflict between the general provisions contained in this paragraph 1 of Part 4 of Schedule 8 and any special provisions contained in paragraph 2 of this Part 4 of Schedule 8, the special provisions shall prevail.

1.5	Pre-Closing
1.5.1	The Purchaser and the Sellers shall, before Closing, agree (acting reasonably) the form of all documents on Property Agreed Terms necessary for the transfer of each of the Sellers’ Group Transfer Properties pursuant to the terms set out in this Part 4 of Schedule 8 and all other applicable terms of this Agreement.

1.5.2	Any dispute arising out of or connected with paragraph 1.5.1 of this Part 4 of Schedule 8 which is not resolved by agreement between the parties within 45 days of such dispute arising shall be referred for and resolved by expert determination as follows:
(i)	either the Purchaser or the Sellers may initiate an expert reference under this provision by proposing to the other party the appointment of an expert (the “Expert”);

(ii)	the Expert shall either be a chartered surveyor or (in relation to legal issues) a Queens Counsel well versed in real estate law chosen by agreement between the Purchaser and the Sellers or, failing agreement within 14 days of the initiation of the reference, by the President for the time being of the relevant professional body to which the Expert belongs (the “President”) on the application of the Purchaser or the Seller;

(iii)	the Purchaser and the Sellers shall request that the Expert determine the referred dispute within 30 days of receiving the reference;

(iv)	if the Expert has been appointed but is unable or unwilling to complete the reference, another Expert shall be appointed by agreement between the Purchaser and the Sellers or, failing agreement within 14 days of the parties being notified that the Expert is unable or unwilling to complete the reference, by the President on the application of either party;

(v)	the Expert shall act as an expert and not as an arbitrator;

(vi)	the Purchaser and the Sellers shall have the right to make representations and submissions to the Expert. There will be no formal hearing;

(vii)	each of the Purchaser and the Sellers shall make all relevant documents and information within their control available to the Expert; and

(viii)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties.

1.5.3	This paragraph applies to those Sellers’ Group Transfer Properties in relation to which a Property Third Party Consent is required and if such Property Third Party Consent remains to be obtained as at the Closing Date this paragraph shall continue to apply until the relevant Property Third Party Consent shall have been obtained or until this Agreement shall cease to apply to such Sellers’ Group Transfer Properties in accordance with the terms of this Agreement. If any Property Third Party Consents are required:
(i)	the:
(a)	Sellers (at the cost and expense of the Seller) shall use all reasonable endeavours before Closing; and

(b)	Purchaser (at the cost and expense of the Sellers) shall use all reasonable endeavours from Closing until the Property Long Stop Date;
to obtain the Property Third Party Consents as soon as reasonably practicable for the transfer of the Sellers’ Group Transfer Properties (including, subject to paragraph 1.10.4, entering into any authorised guarantee agreement where properly required to do so under any Lease) and shall, at all times, keep each other informed of progress in obtaining such Property Third Party Consents;
(ii)	the Sellers shall:
(a)	supply such information and references as may reasonably be required by a Landlord, any superior landlord or other relevant third party;

(b)	in respect of the period after Closing only, enter into such covenants for the payment of the rent in respect of the Sellers’ Group Transfer Properties and for the observance and performance of the covenants and conditions on the part of the lessee contained in any Lease in respect of the Sellers’ Group Transfer Properties or otherwise affecting the Sellers’ Group Transfer Properties as may reasonably be required by the Landlord, any superior landlord or other relevant third party;

(c)	if reasonably required by the Landlord, any superior landlord or other relevant person, provide a rent deposit or procure that sureties acceptable to them guarantee the Transferee Group Company’s obligations under the Leases in respect of the Sellers’ Group Transfer Properties following the transfer of the Sellers’ Group Transfer Properties; and

(d)	be responsible for and undertake to pay, or procure the giving of undertakings to pay, all reasonable costs, charges and expenses of any Landlord, any superior landlord or other relevant person (including (without limitation) any VAT and disbursement) in connection with any application for Property Third Party Consents, whether or not such Property Third Party Consents are given and, to the extent such costs are incurred by the Purchaser after the Closing Date, all payments shall be payable to the Purchaser not less than ten Business Days after the Purchaser gives the Relevant Seller notice to that effect with evidence of how such costs are incurred.
1.5.4	The parties shall give written notice to each other as soon as reasonably practicable after obtaining any Property Third Party Consents which shall be accompanied by a copy of such consent.

1.5.5	Other than where properly required under the terms of any Lease to provide an authorised guarantee agreement in favour of a Landlord, the Purchaser or the Asset Transferor shall not be obliged to provide or procure the giving of any guarantees or security or incur any other financial liability or initiate proceedings in connection with the obtaining of the Property Third Party Consents.

1.6	Licence
1.6.1	In the event that any Property Third Party Consents are not obtained on or before Closing, notwithstanding the terms of the Leases but to the extent not restricted under applicable law and regulations, the Purchaser shall procure, subject to the provisions hereof, that the Asset Transferor allows the Transferee Group Company to occupy any of the Licensed Premises for the Licence Period relating to the relevant Licensed Premises on the terms set out in this paragraph 1.6 of Part 4 of Schedule 8.

1.6.2	The Sellers acknowledges that the grant of each Licence may amount to a breach of the terms of the relevant Lease and any risk in respect thereof or in respect of any refusal on the part of any Landlord to consent to the proposed transfer to the Transferee Group Company lies solely with the Sellers.

1.6.3	The Licence of each Licensed Premises is granted:
(i)	subject to all of the matters to which the relevant Leases relating to the Sellers’ Group Transfer Properties are subject;

(ii)	subject to the matters referred to in paragraph 1.11.1;

(iii)	out of whatever right, title and interest that the Asset Transferor has in the Licensed Premises and/or under the Leases;

(iv)	in “as is” condition; and

(v)	without making any statement or representation that the Asset Transferor is entitled to grant it.
1.6.4	On and after Closing and pending Property Transfer Completion, the Seller shall procure that the Transferee Group Company pay to the Asset Transferor a Licence Fee equivalent to:
(i)	all rents and other charges (including Taxes due thereon under the relevant Lease) payable in respect of the Licensed Premises; and

(ii)	all outgoings including Taxes due thereon under the relevant Lease and including, but not limited to, rates, service charges, management charges, levies, air-conditioning charges, insurance, heating, electricity, gas, telecommunications and other services and the cost of complying with fire and other statutory regulations payable by the Asset Transferor or any other member of the Purchaser’s Group relating to the Licensed Premises or charged upon the owner or occupier of the Licensed Premises; and

(iii)	all operating expenses and other payments whatsoever payable in respect of and/or arising from the Licensed Premises and the equipment systems and facilities therein,

in each case such payments to be made not less than 10 (10) Business Days before any such sum falls due subject to the Purchaser giving the Seller reasonable written notice to that effect. To the extent that there has been a prepayment at Closing of the amounts in paragraphs 1.6.4(i), (ii) and (iii) of this Part 4 of Schedule 8 by the Purchaser’s Group, the Seller shall pay to the Purchaser on Closing an amount equal to the amount of such prepayment in respect of any period after Closing.
1.6.5	Throughout the Licence Period, the Seller shall or shall procure that the Transferee Group Company shall, in respect of the Licensed Premises only:
(i)	keep the Licensed Premises in a state of repair at least as good as they are in at Closing;

(ii)	observe and perform the covenants and conditions on the part of the lessee in the relevant Lease under which the Asset Transferor holds the Licensed Premises (other than in relation to the payment of rent) and the obligation to repair to the extent it exceeds the obligation in clause 1.6.8(i);

(iii)	make good and pay for all damage to the Licensed Premises (including accidental damage) caused by the Transferee Group Company, the Seller, its representatives or invitees to the Licensed Premises in accordance with the terms of the Lease of the relevant Licensed Premises;

(iv)	use the Licensed Premises only in accordance with the terms of the Lease of the relevant Licensed Premises and in compliance with the law and regulations where the relevant Licensed Premises is located; and

(v)	comply with any recommendations which the insurers of the Licensed Premises may make in respect of them, including all recommendations in respect of fire precautions.
1.6.6	Throughout the Licence Period, the Seller shall not and shall procure that the Transferee Group Company shall not:
(i)	carry out any alterations without the Asset Transferor’s consent which shall not be unreasonably withheld or delayed where the Consent of the Landlord under the Lease is not required;

(ii)	use, or permit the use of, the whole or any part of the Licensed Premises for any illegal purpose;

(iii)	store or bring upon the Licensed Premises anything that is dangerous, illegal or highly flammable; or

(iv)	do, suffer or permit anything to be done which increases the premiums payable in respect of any insurance of the Licensed Premises without paying any such increased amount or which makes that insurance void or voidable.

1.6.7	The Sellers and the Purchaser each agree that:
(i)	the Licence is personal to the Transferee Group Company and may only be exercised by the Transferee Group Company;

(ii)	the Licence does not confer a right of exclusive possession or occupation of the Licensed Premises or any part thereof and the Asset Transferor or any persons authorised by them shall have the right of access to the Licensed Premises and to remain on the Licensed Premises at all times for all purposes;

(iii)	the Sellers and the Transferee Group Company shall have no claim against the Asset Transferor for any obstruction or interruption of the rights granted by this Licence resulting from entry by the Asset Transferor to the Licensed Premises from circumstances outside the reasonable control of the Asset Transferor or from any works of alteration, repair, replacement and maintenance reasonably required to be carried out by the Asset Transferor; and

(iv)	no relationship of landlord and tenant is created as a result of the Licence.
1.6.8	If the Landlord or any other relevant third party commences proceedings, raises any lawful and reasonable objection or takes any other action in connection with the Transferee Group Company’s occupation or use of any of the Licensed Premises pending the obtaining of the relevant Property Third Party Consents, the Purchaser, the relevant Asset Transferor and the Seller shall each provide the other with all reasonable assistance (at the Sellers’ cost) and take such steps as each party reasonably requires to resolve such proceedings, objection or action with the objective of agreeing a formal arrangement with the Landlord or other third party allowing the Transferee Group Company to occupy the relevant Purchaser Group Transfer Property without giving rise to a breach of the existing Lease.

1.6.9	Throughout the Licence Period, the Sellers shall, in respect of the Licensed Premises only, indemnify and keep indemnified the Purchaser and each relevant Asset Transferor from and against:
(i)	the payments referred to in paragraph 1.6.4 of this Part 4 of Schedule 8; and

(ii)	any Losses (other than Taxation in respect of the Licence Fee) arising from the Licence and/or as a result of the occupation of the Licensed Premises by the Transferee Group Company.
1.6.10	The Sellers, Transferee Group Company, Asset Transferor and Purchaser shall each inform the other forthwith of any notice received by it in relation to any of the Licensed Premises from the Landlord or any other third party.
1.7	Determination of Licence
1.7.1	If, for whatever reasons, the Licence Period comes to an end in relation to any of the Licensed Premises then:
(i)	the Licence insofar as it relates to the relevant Licensed Premises shall be severable from the remainder of this Agreement and this Agreement shall otherwise remain in full force and effect;

(ii)	the Sellers shall not be entitled to any refund, abatement or reduction of the Purchase Price or any other sums paid in accordance with this paragraph 1.7 of Part 4 of Schedule 8 in connection with the termination of the Licence for the Licensed Premises;

(iii)	it shall not prejudice or affect any claim by any member of the Purchaser’s Group in respect of any prior breach of this Agreement by the Seller or any Transferee Group Company in respect of that Licensed Premises;

(iv)	the Licence is deemed to be at an end in relation to those Licensed Premises; and

(v)	unless the Licence Period comes to an end due to Property Transfer Completion in respect of the relevant Licensed Premises taking place, the Transferee Group Company shall:
(a)	vacate the Licensed Premises forthwith;

(b)	remove from the Licensed Premises all items belonging to it;

(c)	leave the Licensed Premises in a clean and tidy condition;

(d)	at the request of the Asset Transferor or Purchaser reinstate the Licensed Premises or any part or parts thereof pursuant to the terms of the relevant Leases or in such manner as may reasonably be required by the Asset Transferor or Purchaser.
1.8	Closing
1.8.1	The transfer of the Sellers’ Group Transfer Properties shall only take place on Closing to the extent that all necessary Property Third Party Consents in respect of the relevant transfer have been obtained prior to Closing and shall otherwise take place in accordance with paragraph 1.9.

1.8.2	The Purchase Price shall be paid by the Sellers to the Purchaser on Closing even if any necessary Property Third Party Consents have not then been obtained and not all the Sellers’ Group Transfer Properties are transferred on Closing.

1.8.3	Completion of the transfer of the Sellers’ Group Transfer Properties shall take place at such place as the parties may agree.
1.9	Property Transfer Completion

To the extent that any Property Third Party Consents are outstanding at Closing, Property Transfer Completion in respect of the relevant Sellers’ Group Transfer Properties shall take place on the date falling 15 Business Days following the grant of all the relevant Property Third Party Consents or on such other date as the parties shall agree acting reasonably (but not before Closing). Notwithstanding the above, the parties agree to use reasonable endeavours to achieve Property Transfer Completion as soon as reasonably practicable after Closing.

1.10	General Transfer Provisions
1.10.1	The Sellers shall procure that the relevant Asset Transferor shall transfer the Sellers’ Group Transfer Properties to the Transferee Group Companies identified in Part 2 of this Schedule 8 in relation to each Purchaser Group Transfer Property subject to the terms set out in this Part 4 of Schedule 8 and all other applicable terms of this Agreement on Closing where Property Third Party Consents are not required or have been obtained prior to Closing.

1.10.2
After Closing, the Purchaser shall procure that the relevant Asset Transferor shall transfer the Sellers’ Group Transfer Properties to the Transferee Group Companies identified in Part 2 of this Schedule 8 subject to the terms set out in this Part 4 of Schedule 8 and all other applicable terms of this Agreement on the Property Transfer Completion Date.

1.10.3
This Part 4 of Schedule 8 incorporates the Standard Commercial Property Conditions (Second Edition) (“SCPC2”). In case of conflict between this Part 4 of Schedule 8 and the SCPC2, this Part 4 of Schedule 8 prevails. Terms used or defined in the SCPC2 have the same meanings when used in this Part 4 of Schedule 8, and vice versa. The following provisions in SCPC2 shall not apply: 1.3.3, 1.3.5(a), 1.3.5(c), 1.3.7(d), 1.3.7(e), 1.4 to 1.5, 2.2 to 2.3, 4.1.3, 4.2, 6.1 to 6.3, 6.4.2, 6.6, 7.1.1 to 7.1.4, 8.1 to 8.4, 8.7, 8.8, 9, 10.2, 10.3.5 to 10.3.8, 11 and 12.

1.10.4	The Sellers’ Group Transfer Properties are sold together with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon.

1.10.5	The transfer of each Sellers’ Group Transfer Property shall contain covenants with the Asset Transferor by the Transferee Group Company to comply with the:
(i)	obligations arising from the matters mentioned in the Registered Title;

(ii)	obligations arising under the Documents;

(iii)	obligations on the part of the landlord arising under the Letting Documents; and

(iv)	obligations on the part of the tenant arising under the Lease, insofar as the Asset Transferor may remain liable directly or indirectly for them after Closing or Property Transfer Completion (as the case may be) and to indemnify the Asset Transferor against any non-compliance and a further covenant by the Seller and the Transferee Group Company to indemnify the Asset Transferor against any liability arising under any authorised guarantee agreement entered into by the Asset Transferor.
1.10.6	On Closing or Property Transfer Completion (as the case may be) in respect of each of the Sellers’ Group Transfer Properties:
(i)	the Purchaser shall procure that the Asset Transferor delivers to the Seller the transfer documents in respect of the relevant Sellers’ Group Transfer Properties on Property Agreed Terms; and

(ii)
the Sellers shall deliver to the Purchaser such transfer documents (in duplicate or triplicate as the case may be) duly executed by the Transferee Group Company and (where applicable) the relevant Landlord.

1.10.7
The Sellers shall, at its own cost and expense, procure that all transfers are duly stamped (including payment of any Stamp Duty Land Tax due on such transfers), filed or registered at the relevant registries on a timely basis and within the statutory period.

1.11	Subjections

Notwithstanding anything contained in this Agreement:
1.11.1	Each of the Sellers’ Group Transfer Properties is transferred and where applicable the Licence is granted subject to and (where appropriate) with the benefit of the following matters:
(i)
any unregistered interest which overrides first registration under Schedule 1 of the Land Registration Act 2002 Act (the “2002 Act”) and any interests which fall within Section 11(4)(c) of the 2002 Act and any unregistered interests which override registered dispositions under Schedule 3 of the 2002 Act;

(ii)	such unregistered interests as may affect that Sellers’ Group Transfer Property to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the 2002 Act;
(iii)	all matters contained or referred to in the Documents relating to the relevant Sellers’ Group Transfer Property;
(iv)	all matters contained or referred to in the Letting Documents relating to the relevant Sellers’ Group Transfer Property;
(v)
all matters contained or referred to in the Property Proprietorship and Charges registers of the Registered Title relating to that Sellers’ Group Transfer Property (except fixed and floating charges securing money or liabilities);

(vi)
all exceptions, reservations, rights, easements, quasi-easements, wayleaves, rent charges, covenants, conditions, declarations, leases, tenancies (including statutory tenancies), licences and agreements affecting the same; and

(vii)	(in the case of a leasehold property) the rents, covenants and conditions reserved by or contained in the Lease and the Lease under which the same is respectively held, as well as those encumbrances mentioned in SCPC2 3.1.2.
1.11.2	The Sellers and the relevant Transferee Group Company are deemed to purchase with full knowledge of the matters referred to in paragraph 1.11.1 of this Part 4 of Schedule 8.

1.11.3
The Purchaser shall procure that any and all financial charges affecting the interests of the Purchaser or the Asset Transferors in any of the Sellers’ Group Transfer Properties will be discharged on or before Property Transfer Completion.

1.11.4
The Purchaser does not give any warranty as to the use or area of any of the Sellers’ Group Transfer Properties and shall not be required to define the boundaries of any of the Sellers’ Group Transfer Properties. The transfer of the Sellers’ Group Transfer Properties shall not be annulled, nor shall any compensation be allowed or payable, in respect of any error in respect of any such matters.

1.11.5
At Closing, the Sellers shall retain all of the original documents in the possession of the Asset Transferor or relevant member of the Sellers’ Group in respect of each of the Sellers’ Group Transfer Properties.

1.11.6
The Sellers agree and acknowledges that all and any obligations on the part of the Asset Transferor to deliver vacant possession of any Sellers’ Group Transfer Properties (or any part thereof) on Property Transfer Completion (whether express or implied) are hereby excluded.

1.11.7
It is agreed by the Sellers that they must rely absolutely on the Sellers’ own opinion and/or professional advice concerning the Sellers’ Group Transfer Properties and the related Leases thereto, their state and condition, fitness and/or suitability for any purpose.

1.11.8
The Sellers acknowledges that good title has been deduced to each Sellers’ Group Transfer Property prior to the date of this Agreement. Accordingly, the Seller shall not raise any requisition on matters arising before that date.

1.11.9
To the extent that deposit guarantees have been given by any Group Companies in respect of any Sellers’ Group Transfer Properties and/or insofar as any Group Companies retain any residual or ongoing liabilities or obligations, including, but not limited to, performance guarantee in connection with the Sellers’ Group Transfer Properties and/or the Leases, the Sellers shall procure that the relevant Group Companies are released from all deposit guarantees and all residual or ongoing liabilities or obligations.

1.12	Insurance

The Asset Transferor shall maintain their existing insurance (if any) on the Sellers’ Group Transfer Properties or procure that insurance is put in place or maintained and may cancel such insurance with effect from the date of Property Transfer Completion. SCPC2 7.1.1 to 7.1.4 (inclusive) shall not apply.

1.13	Grant of Sublease

Where, despite using all reasonable endeavours the Purchaser, the Asset Transferor and the Seller are unable to obtain a Property Third Party Consent from a Landlord for the transfer of a Purchaser Group Transfer Property the provisions of this paragraph 1.13 of Part 4 of Schedule 8 shall apply:

1.13.1
where the Lease for the Sellers’ Group Transfer Property permits a sublease to be granted without the requirement for any Property Third Party Consent from the Landlord, the Purchaser shall procure that the Asset Transferor shall grant to the Transferee Group Company a sublease of the Sellers’ Group Transfer Property on the same rent and other terms and conditions as the Lease of the Sellers’ Group Transfer Property with such changes as are appropriate and agreed between the Purchaser and the Seller acting reasonably and the term of the sublease shall be the term of such Lease less one day; and

1.13.2	where the Sellers’ Group Transfer Property is held by the Asset Transferor from a Landlord on terms which require the consent of the Landlord:
(i)	to the grant of a sublease; or

(ii)	to the terms on which a sublease is granted,
the Purchaser shall use all reasonable endeavours to obtain such consent (“Sublease Consent”) from such Landlord (at the Sellers’ cost). Where the Asset Transferor is able to obtain the appropriate Sublease Consent (or, where applicable, the court of competent jurisdiction referred to in paragraph 1.14.1 of this Part 4 of Schedule 8 declares that the Sublease Consent has been unreasonably withheld or delayed), the Purchaser shall procure that the Asset Transferor shall grant to the Transferee Group Company a sublease of the Sellers’ Group Transfer Property on the same rent and other terms and conditions as the Lease of the Sellers’ Group Transfer Property with such changes as are appropriate and agreed between the Asset Transferor, the Purchaser and the Sellers acting reasonably and the term of the sublease shall be the term of such Lease less one day.

1.13.3	The parties hereby agree that the Landlord and Tenant Act shall be excluded in respect of any sublease of any Sellers’ Group Transfer Property which is entered into and:
(i)	The Sellers hereby confirms that before the date of this Agreement:
(a)
The Asset Transferor served on the Transferee Group Company a notice dated 28 February 2011 (or in the case of Waterfront House, 1 March 2011) in relation to the tenancy to be created by the relevant sublease (the “Warning Notice”) in a form complying with the requirements of Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (“the Order”)

(b)
The Transferee Group Company, or a person duly authorised by the Transferee Group Company, in relation to the Warning Notice made a statutory declaration (the “Declaration”) dated 28 February 2011 (or in the case of Waterfront House, 1 March 2011) in a form complying with the requirements of Schedule 2 of the Order.

(iv)
The Sellers further confirms that where the Transferee Group Company’s Declaration was made by a person other than the Transferee Group Company, the declarant was duly authorised by the Transferee Group Company to make the Declaration on the Transferee Group Company’s behalf.

1.14	Property Third Party Consent from Landlord not Obtained
1.14.1
If a Property Third Party Consent and, where applicable, a Sublease Consent are refused by the Landlord or otherwise not obtained on terms reasonably acceptable to the Purchaser and the Sellers within six months of Closing, the Purchaser or Asset Transferor (acting reasonably) shall be entitled by notice to the Seller to apply to a court of competent jurisdiction that, in respect of the Purchaser Group Transfer Property, the Landlord has unreasonably withheld or delayed such Property Third Party Consent and, where applicable, Sublease Consent.

1.14.2
If the Purchaser serves notice to the Sellers under paragraph 1.14.1 of this Part 4 of Schedule 8, the proceedings shall be brought and prosecuted at the expense of the Seller who shall indemnify the Purchaser and/or the Asset Transferor for the reasonable costs and expenses they incur in connection with those proceedings.

1.15	Property Long Stop Date Termination(s)
1.15.1	If any Property Third Party Consent has not been obtained by the Property Long Stop Date, then:
(i)
the Transferee Group Company is permitted to continue in occupation of the relevant Sellers’ Group Transfer Property in accordance with the Licence provisions contained in paragraph 1.6 of this Part 4 of Schedule 8 and the Sellers shall indemnify the Purchaser and Asset Transferor in accordance with paragraph 1.6.9 of this Part 4 of Schedule 8 for the remainder of the Licence Period; and

(ii)
the Purchaser, the relevant Asset Transferor and the Relevant Seller shall each provide the other with all reasonable assistance (at the Relevant Seller’s cost) to agree a formal arrangement with the relevant Landlord or other third party pursuant to which the Transferee Group Company may occupy the relevant Purchaser Group Transfer Property without giving rise to a breach of the existing Lease.

1.16	Arrears
1.16.1	For the purpose of this paragraph 1.16 Arrears means:
(i)
money due from a tenant of a Sellers’ Group Transfer Property but unpaid as at the Closing Date, including VAT for which the Asset Transferor has been or will be obliged to account to the Tax Authority;

(ii)	money spent and recoverable from a tenant under the Letting Documents but not so recovered as at the Closing Date, including VAT which is not recoverable from the Tax Authority;
The Sellers and the Purchaser shall procure that the obligations in this paragraph 1.16 on the part of the Transferee Group Company and the Asset Transferor (as applicable) are carried out.
1.16.2
To enable the Transferee Group Company to recover the Arrears, the Asset Transferor shall assign to the Transferee Group Company on the Closing Date any right of the Asset Transferor to sue for the Arrears in respect of any new tenancy (as defined in the Landlord and Tenant Act 1995).The Asset Transferor shall also assign (to the extent necessary) to the Transferee Group Company all rights to sue Gilesports Plc for a declaration that its purported assignment to Original Shoe Company Limited was unlawful.

1.16.3
Any Arrears and other sums recovered by the Transferee Group Company whether through proceedings or otherwise shall be divided between the Asset Transferor and the Transferee Group Company proportionately by reference to the total Arrears owed to each Party. Any costs reasonably and properly incurred by the Transferee Group Company in recovering the Arrears shall be divided between the Asset Transferor and the Transferee Group Company in the same proportion as the Arrears are divided. The Arrears and other sums recovered (less the costs reasonably and properly incurred by the Transferee Group Company) shall be paid by the Transferee Group Company to the Asset Transferor within 10 Business Days of receipt. If any proceedings or other actions to recover the Arrears are discontinued because in the Transferee Group Company’s reasonable opinion, having consulted with the Asset Transferor, such proceedings or other actions have no reasonable prospect of success (which shall mean a less than 50 per cent. chance) the Asset Transferor shall pay its share of the costs as determined pursuant to this Clause to the Asset Transferee within 10 Business Days of demand.

1.16.4
If the Property Third Party Consent to assign pursuant to paragraph 1.5 and the Property Third Party Consent to sublet pursuant to paragraph 1.13 are not obtained and the Licence in favour of the Transferee Group Company is terminated pursuant to paragraph 1.7, the Transferee Group Company shall assign the right to all Arrears together with all other rights assigned to the Transferee Group Company pursuant to paragraph 1.16.3 to the Asset Transferor and the Asset Transferor shall pay to the Transferee Group Company all reasonable and proper costs incurred by the Asset Transferee in progressing the claims up to the date of such assignment. If any proceedings are dropped or other action to recover the Arrears is discontinued because in the Asset Transferee’s reasonable opinion such proceedings or other actions have no reasonable prospect of success (which shall mean a less than 50% chance) the Asset Transferor shall pay its share of the costs as determined pursuant to this Clause to the Asset Transferee within 10 Business Days of demand.

1.16.5
The Transferee Group Company must (i) keep the Asset Transferor informed on a monthly basis of the progress of proceedings or other actions to collect Arrears (ii) provide the Asset Transferor with copies of all material written documentation and correspondence (iii) afford the Asset Transferor a reasonable opportunity to make representations and (iv) not take any action likely to incur material (when assessed against the Arrears due to the Asset Transferor) costs without having consulted with the Asset Transferor, both parties acting reasonably.

1.17	Environmental Protection Act 1990 Part 2A Transfer of Liability
1.17.1	The parties agree and declare that:
(i)
in the event that the Purchaser or any Asset Transferor is held to be an appropriate person under Part 2A of the Environmental Protection Act 1990 (including DEFRA Circular 1/2006 and/or Paper SE/2006/44 (the “Guidance”)) (“Part 2A”) and/or is held liable under the Water Resources Act 1991 (or Water Environment (Controlled Activities)(Scotland) Regulations 2005 as the case may be), in each case as may be amended from time to time, in relation to or in connection with any Contamination on at or emanating from any Sellers’ Group Transfer Property on, prior to or after the Closing Date, any liability that the Purchaser or any Asset Transferor might have under Part 2A and/or the Water Resources Act 1991 (or Water Environment (Controlled Activities)(Scotland) Regulations 2005 as the case may be) in relation to such Contamination is transferred to and assumed in its entirety by the Sellers and that the Purchaser and the relevant Asset Transferor shall be excluded from any such liability in respect thereof; and

(ii)
if any regulatory or relevant court seeks to allocate liability under Part 2A in respect of such Contamination the Purchaser and the relevant Asset Transferor and/or the Sellers shall provide a copy of this agreement on liabilities on demand to each regulatory authority or court and neither party shall challenge it as an agreement on liabilities with continuing effect as between the parties but shall request that such authority or court gives effect to this agreement on liabilities including without limitation for the purpose of paragraph D.38 of Annex 3 to the Guidance (or any equivalent provisions under any statutory guidance that may replace or amend it).

1.17.2	For the purpose of this paragraph 1.17, the following provisions apply:
“Contamination” means the presence at any time of Hazardous Substances in, on or under the soil, surface water or groundwater at any Sellers’ Group Transfer Property and/or the migration of any such Hazardous Substances at any time from any Sellers’ Group Transfer Property into outside soil, surface water or groundwater;
“Environmental Authority” has the meaning given to it in paragraph 9 of Schedule 5; and
“Hazardous Substance” has the meaning given to it in paragraph 9 of Schedule 5.

Schedule 9
Transferring Assets
(Clause 8.2)
Part A
Transfer Mechanics
1	Interpretation

In Part A of this Schedule 9, the following expressions shall have the following meanings:

“Asset Transferee” has the meaning set out in Clause 1.1;

“Contracts Long Stop Date” means the date falling 12 months after the Closing Date;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the novation to the Asset Transferee of the Transferring Contracts pursuant to paragraph 2 and “Third Party Consent” means any one of them;

“Transferring Assets” means the Transferring Contracts, the Transferring IT Assets and the Transferring Transport Assets;

“Transferring Contracts” means the Transferring Contracts listed in paragraph 1 of Part B of this Schedule 9;

“Transferring IT Assets” means approximately 3,000 mobile phones, smart phones and Blackberries which are used by and in the possession of employees of the Group; and

“Transferring Transport Assets” means the vehicles bearing the registrations listed in the list of vehicles set out in document 18.1.12.2 of the Data Room (List of the Transferring Transport Assets).
2	Transfer of Assets

2.1
E.ON AG shall, and shall procure that each relevant member of the E.ON AG Group shall, novate (in the case of the Transferring Contracts on and subject to the terms of paragraph 3) or otherwise transfer, and the Asset Transferee shall accept the novation and/or the transfer of the Transferring Assets on terms set out in this Agreement as at and with effect from Closing.

2.2
E.ON AG shall, and shall procure each relevant member of the E.ON AG Group shall, and the Asset Transferee shall, perform such actions and execute such agreements, transfers, conveyances and other documents to implement the transfer of the Transferring Assets in accordance with this Schedule 9.

2.3
Without prejudice to paragraph 2.2, the Asset Transferee shall be responsible for complying with any registration requirements of any relevant authorities in respect of the Transferring Assets transferred in accordance with this Schedule 9, save where, as a matter of applicable law, such registration requirements are the responsibility of E.ON AG or the relevant member of the E.ON AG Group.

2.4	The consideration for the transfer of the Transferring Assets shall be £1.

3	Third Party Consents

3.1	Obligation to obtain Third Party Consents
3.1.1
Following the date of this Agreement, E.ON AG shall, and shall procure that the relevant member of the E.ON AG Group shall, use reasonable endeavours, with the cooperation of the Purchaser and the Asset Transferee, to obtain as soon as possible the relevant Third Party Consent in relation to each Transferring Contract, and shall keep each other informed of the progress in obtaining such Third Party Consents. E.ON AG shall, and shall procure the relevant member of the E.ON AG Group shall, deliver to the Asset Transferee any Third Party Consent as soon as possible after receipt.

3.1.2
In connection with the obtaining of any Third Party Consent referred to in paragraph 3.1.1, the Purchaser and the Asset Transferee shall supply to E.ON AG such information and references regarding the financial position of the Purchaser and the Asset Transferee as may be reasonably required by E.ON AG or any relevant third party, and the Purchaser and Asset Transferee shall enter into such undertakings or procure such guarantees in favour of any relevant third party as may be reasonably requested in respect of any liabilities or obligations to which the Asset Transferee will become subject or which the Asset Transferee will incur on novation, but nothing in this paragraph 3.1.2 shall require the Purchaser or the Asset Transferee to enter into any undertakings which would impose a materially greater burden on the Purchaser or the Asset Transferee in respect of the relevant Transferring Contract than that which applied before the Third Party Consent was sought.

3.1.3
In connection with the obtaining of any Third Party Consent referred to in this paragraph 3.1.3, E.ON AG and any relevant member of the E.ON AG Group shall not be required to incur any third party costs or expenses (other than their respective administrative and legal costs) and such costs and expenses shall be borne by the Asset Transferee up to an aggregate maximum in respect of all Transferring Contracts of £5 million. To the extent that such maximum would be exceeded in relation to the assignment or novation of any Transferring Contract the Purchaser may elect (by notice in writing served on the Relevant Seller promptly upon it becoming clear that such maximum figure will be exceeded) that the relevant contract shall be excluded from the transaction in which case the provisions of paragraph 3.3 shall apply to the relevant contract mutatis mutandis or to bear the relevant costs and expenses in which case the relevant contract shall continue to be a Transferring Contract.

3.2	Obligations until Third Party Consents are obtained

If the relevant Third Party Consent in respect of a Transferring Contract is not obtained on or prior to the Closing Date:
3.2.1	this Schedule 9 shall not be construed as an assignment or an attempted assignment of such Transferring Contract prior to the relevant Third Party Consent to novation having been obtained;

3.2.2
subject to paragraph 3.2.3, the Asset Transferee shall from Closing assume, carry out, perform and discharge the obligations of E.ON AG or the relevant member of the E.ON AG Group under the Transferring Contract, and the Asset Transferee and the Purchaser shall indemnify and keep indemnified E.ON AG and the relevant member of the E.ON AG Group against any Losses incurred by E.ON AG or the relevant member of the E.ON AG Group arising from the failure by the Asset Transferee to assume, carry out, perform or discharge such obligations, including any Losses suffered as a result of E.ON AG or the relevant member of the E.ON AG Group taking any reasonable action to avoid, resist and defend any such liability (provided that E.ON AG or the relevant member of the E.ON AG Group shall not enforce this indemnity to the extent that it is in breach of its obligations in relation to that Transferring Contract under this Schedule 9 and such Loss is as a result of such breach);

3.2.3
during the period commencing on the Closing Date to the earlier of: (a) the date the relevant Third Party Consent is obtained and the Transferring Contract is novated to the Asset Transferee and (b) the date on which the Transferring Contract is terminated:

(i)
to the extent E.ON AG or the relevant member of the E.ON AG Group is able to do so without breaching the terms on which it acquired or incurred its right, title, interest or liability in, or in respect of, such Transferring Contract, E.ON AG shall, and shall procure the relevant member of the E.ON AG Group shall, and the Purchaser and the Asset Transferee shall, (so far as each party lawfully may) put in place suitable alternative arrangements to ensure so far as reasonably practicable that the full economic benefit and burden of such Transferring Contract shall vest in the Asset Transferee;

(ii)
E.ON AG shall, and shall procure the relevant member of the E.ON AG Group shall, make such arrangements as are necessary to provide the benefit of the relevant Transferring Contract to the Asset Transferee to the extent it is permitted to do so under the terms of the relevant Transferring Contract, or, where it is not so permitted, E.ON AG shall, and shall procure the relevant member of the E.ON AG Group shall, and the Asset Transferee shall, make such other arrangements between themselves to provide to the Asset Transferee the benefit of the relevant Transferring Contract, including the enforcement at the cost, and for the account, of the Asset Transferee of all rights of the relevant member of the E.ON AG Group under the relevant Transferring Contract against any other party thereto, provided that such enforcement shall only be carried out with the consent of the Asset Transferee; and

(iii)
to the extent that the Asset Transferee is lawfully able to do so, the Asset Transferee shall assume, perform and discharge the obligations of E.ON AG or the relevant member of the E.ON AG Group under the Transferring Contract as agent or sub-contractor and shall indemnify and keep indemnified E.ON AG and the relevant member of the E.ON AG Group in respect thereof. To the extent that the Asset Transferee is not lawfully able to do so, E.ON AG or the relevant member of the E.ON AG Group shall do all such things as the Asset Transferee may reasonably require to enable due performance of the Transferring Contract and the Asset Transferee and the Purchaser shall indemnify E.ON AG and the relevant member of the E.ON AG Group against all Losses arising out of or in connection with the Transferring Contract; and

3.2.4
as soon as reasonably practicable after the relevant Third Party Consent is obtained E.ON AG shall, and shall procure that the relevant member of the E.ON AG Group shall, deliver to the Asset Transferee a deed of novation in respect of the Transferring Contract to which the Third Party Consent relates, duly executed by E.ON AG or the relevant member of the E.ON AG Group and the third party giving the Third Party Consent.

3.3	Failure to obtain Third Party Consent

If a Third Party Consent in respect of a Transferring Contract is refused or not obtained on or prior to the Contracts Long Stop Date or if the Purchaser elects that a Transferring Contract should be excluded from the transaction as provided in paragraph 3.1.3:

3.3.1
E.ON AG shall, after receiving from the Asset Transferee prior notice of at least 1 month (or such other period as may be required by the terms of the relevant Transferring Contract or otherwise agreed between E.ON AG and the Asset Transferee), procure (if entitled to do so under applicable law and not prohibited from doing so under the terms of the relevant Transferring Contract) the termination of the Transferring Contract and, without prejudice to paragraphs 3.3.3, 4 and 5 of this Schedule, the obligations of the parties under this Agreement in relation to such Transferring Contract and the obligations of the parties under this Agreement in relation to such Transferring Contract shall cease forthwith upon such termination becoming effective;

3.3.2
if such Transferring Contract is terminated pursuant to paragraph 3.3.1, references in this Agreement to the Transferring Contracts (other than in this paragraph 3) shall be construed as excluding such Transferring Contract with effect from the date of termination and without prejudice to the operation of this Agreement in relation to such Transferring Contract up to such date; and

3.3.3
where a Contract is terminated pursuant to paragraph 3.3.1, the Asset Transferee shall indemnify and keep indemnified E.ON AG and any member of the E.ON AG Group against all obligations and liabilities or early termination charges arising out of the termination of such Transferring Contract, including all obligations and liabilities or early termination charges incurred by E.ON AG or any relevant member of the E.ON AG Group (save as may result from the gross negligence or wilful default after Closing of E.ON AG or any relevant member of the E.ON AG Group).

4	Assumption of Liabilities

4.1
With effect from Closing and without prejudice to the liabilities of the Sellers in respect of the Sellers’ Warranties, E.ON AG agrees to transfer, and shall procure that each relevant member of the E.ON AG Group to transfer, and the Asset Transferee agrees to accept the transfer of, and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil, all liabilities incurred by E.ON AG or any member of the E.ON AG Group in relation to the Transferring Assets (irrespective of whether such liabilities arise before or after Closing). E.ON AG agrees with the Asset Transferee that such liabilities shall be transferred to and assumed by the Asset Transferee so that the Asset Transferee shall have and be entitled to the benefit of the same rights, powers, remedies, claims, defences, obligations and conditions (including rights of set-off and counterclaim) as E.ON AG or the relevant member of the E.ON AG Group enjoyed.

4.2
For the purposes of this paragraph 4, “liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety.

5	Indemnity

5.1
The Asset Transferee and the Purchaser shall indemnify and keep indemnified E.ON AG and any member of the E.ON AG Group against all Losses which E.ON AG or any member of the E.ON AG Group may suffer or incur to the extent such Losses are attributable to:

5.1.1
the liabilities assumed by the Asset Transferee pursuant to paragraph 4.1 and any liability incurred by E.ON AG or a member of the E.ON AG Group arising from or in relation to the Transferring Assets, including any such liability which becomes a liability of E.ON AG or a member of the E.ON AG Group by virtue of any applicable law; and

5.1.2	E.ON AG or a member of the E.ON AG Group taking any reasonable action to avoid, resist or defend against any liability referred to in paragraph 5.1.1.
5.2	The provisions of Clauses 10.4 and 11.5 of the Agreement shall apply mutatis mutandis to any claims under the indemnities contained in this paragraph 5.

5.3
The Asset Transferee and the Purchaser shall not be liable under the indemnity contained in this paragraph 5 in respect of Losses to the context that the Relevant Seller is liable for such losses to the Purchaser as a result of a breach of Sellers’ Warranty.

6	Release of Guarantees

The Asset Transferee and the Purchaser shall use reasonable endeavours to procure by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter, the release of E.ON AG or any member of the E.ON AG Group from any securities, guarantees or indemnities given by or binding upon E.ON AG or any member of the E.ON AG Group in respect of the Transferring Assets and E.ON AG and each member of the E.ON AG Group shall give such assistance as the Asset Transferee and the Purchaser may reasonably request in obtaining such release. Pending such release, the Asset Transferee and the Purchaser shall indemnify E.ON AG and each member of the E.ON AG Group against all amounts paid by any of them pursuant to or Losses otherwise incurred in connection with any such securities, guarantees and indemnities in respect of the Transferring Assets.

7	Closing
7.1	On Closing and in each case to the extent then available, E.ON AG shall, and shall procure any relevant member of the E.ON AG Group shall, deliver or make available to the Asset Transferee:
7.1.1
all necessary documents (if any), duly executed where so required, to enable title in all the Transferring IT Assets and the Transferring Transport Assets to pass fully and effectively in the name of the Asset Transferee and to complete the sale and purchase of the Transferring IT Assets and the Transferring Transport Assets together with all documents of title relating to them;

7.1.2	possession of the Transferring Assets which are capable of transfer by delivery; and
7.1.3
in respect of any Transferring Contracts where the Third Party Consent has been obtained prior to the Closing Date, assignments and novations in such form as may be agreed by E.ON AG and the Asset Transferee acting reasonably in respect of such Transferring Contracts, duly executed by E.ON AG or the relevant member of the E.ON AG Group and any third party, together with the relevant Third Party Consents.

Part B
Transferring Contracts
1	Transferring Contracts

1.1
Letter of Acceptance (Provision of Logistics Services), incorporating standard terms and conditions of the “Agreement for the Provision of Logistics (Warehousing and Distribution Services)” between E.ON UK plc and CEVA Logistics dated 10 January 2008 (Data Room reference: 3.2.2.1).

1.2
IBM United Kingdom Financial Services Limited Master Financing Agreement (in respect of operations field force devices) between IBM United Kingdom Financial Services Limited and E.ON IT UK Ltd (Data Room reference: 3.10.5.3).

1.3
Letter of Acceptance (Supply of Overhead Line Fittings), incorporating standard terms and conditions of the “Central Networks plc Conditions of Purchase for Goods Amended 26/01/2009 for use with Prysmian” between Prysmian Cables and Systems and E.ON UK plc dated 26 January 2009 (Data Room references: 3.2.3.21.1, 3.2.3.21.2, 3.2.3.21.3 and 3.2.3.21.6).

1.4	Agreement for the provision of a total waste management solution between Veolia Environmental Services Ltd and E.ON UK plc (Data Room references 3.10.1).

1.5	Agreement for the supply of PPE (Personal Protective Equipment and Clothing) between Wenaas UK Ltd. and E.ON UK plc (Data Room reference 3.10.3.1).

1.6
Letter of Acceptance (Supply of Cable Guards and Ducting) with its appendices, incorporating standard terms and conditions of the “Central Networks plc Conditions of Purchase for Goods” between Polypipe Civils Ltd and E.ON UK plc dated 19 December 2007 (Data Room reference: 3.2.3.3).

1.7
Letter of Acceptance (Provision of Multi-Utility) with the relevant price schedules, authorised amendments and tender documents, incorporating the standard terms and conditions of the “Central Networks plc Conditions of Purchase for Goods” between Fusion Provida and E.ON UK plc dated 29 March 2007 (Data Room reference: 3.2.3.24).

1.8	Group Framework Contract for the Sourcing Category Wood Poles between Scanpole Ltd and E.ON UK plc dated 3 December 2009 (Data Room reference: 3.2.3.25.3).

1.9
Letter of Acceptance (Supply of Steelwork) incorporating standard terms and conditions of the “Central Networks plc Conditions of Purchase for Goods” between BB Price Ltd and E.ON UK plc dated 11 December 2008 (Data Room reference: 3.2.3.26).

1.10
Letter of Acceptance (Reclaimed Transformer Oil and Contact Grease) incorporating standard terms and conditions of the “Central Networks plc Conditions of Purchase for Goods Amended 08/10/2020 for use with PLP” between Preformed Line Products (GB) Ld and E.ON UK plc dated 9 October 2007 (Data Room reference: 3.2.3.31).

1.11
Letter of Acceptance (Provision of Services) incorporating the standard terms and conditions of the “E.ON UK Energy Services Ltd Conditions of Contract for the Provision of Services” between Laing O’Rourke Infrastructure and E.ON UK Energy Services Ltd dated 2 June 2008 (Data Room reference: 3.2.5.1).

1.12
Letter of Acceptance (Castlewood 132/11kV Substation Works) incorporating the terms of ‘East Midlands Electricity Distribution plc Conditions of Contract — Design & Construct Contracts’ and agreed amendments thereto between Cruickshanks Ltd and E.ON UK Energy Services Ltd dated 29 August 2008 (Data Room reference: 3.2.6.6).

1.13
IBM Global Financing Master Financing Agreement Transaction Document (in respect of operations field force devices) between IBM United Kingdom Financial Services Limited and E.ON IT UK Ltd (Data Room reference: 3.10.5.2).

1.14	Agreement to provide field laptop consultancy services between Computerland UK Ltd and E.ON IT UK Ltd (Data Room reference: 3.10.5.1).

1.15	National Agreement Contract Hire in relation to vehicle hire between Lloyds TSB Autolease Limited and E.ON UK plc dated 1 January 2008 (Data Room reference: 3.10.4.1).

1.16	National Agreement Car Ownership Scheme Agreement between Lloyds TSB Autolease Limited, Whitechapel Corporate Services Limited and E.ON UK plc (Data Room reference: 3.10.4.2).

1.17	Agreement for the proactive management of the service, maintenance and repair of commercial vehicles and plant between BT Fleet Limited and E.ON UK plc (Data Room reference: 3.10.4.3).

1.18
Letters of Acceptance (Provision of Diesel and Unleaded Petrol) incorporating the terms of ‘E.ON UK Conditions of Contract for Provision of Diesel and Unleaded Petrol’ and agreed amendments thereto between BP Fuel and E.ON UK plc dated 4 January 2007 (Data Room reference: 3.10.4.5).

1.19	Website Hosting Agreement between MBA Geosoft Ltd and E.ON UK plc dated 26 June 2007 (Data Room reference: 3.4.12).

1.20	Master Services Agreement between Cable & Wireless UK and E.ON IT UK Limited (Data Room reference: 3.4.5).

1.21
Contract for the provision of site protection security service with its schedules, appendices and agreed amendments between G4S Secure Solutions (UK) Limited and E.ON UK plc dated 1 March 2010 (Data Room reference: 3.10.6.3).

1.22
Contract for the Provision Cleaning Services with agreed amendments and contract extension letters between Emprise plc and E.ON UK plc dated 1 February 2006 (Data Room references: 3.10.6.2 and 3.10.6.6).

1.23
Contract for the Provision of Catering and Reception Services with its schedules, appendices and agreed amendments between Baxter Storey and E.ON UK plc dated 6 January 2009 (Data Room references: 3.10.6.1 and 3.10.6.7).

1.24
Contract Letter outlining renewal costs in relation to ‘Maintenance Contract No: 40000216 for various sites’ between Honeywell Control Systems Limited and E.ON UK Limited dated 18 October 2010 (Data Room reference: 3.10.6.4).

1.25	Customer Services Agreement with its schedules for the provision of services between Iron Mountain and E.ON UK plc (Data Room reference: 3.10.6.5).

1.26
Agreement for the Free on Loan Provision of Mars Drink Vending Machines and for the Supply of Mars Drink Products between Mars Drinks UK Limited and E.ON UK plc dated 26 July 2010 (Data Room reference: 3.10.6.8).

1.27
Agreement for the Provision of Optical Fibres in the areas of Nottingham, Leicester and Coventry between Cable & Wireless UK and E.ON Energy Services Limited dated 23 November 2007 (Data Room reference: 3.1.20).

1.28	Contract for Occupational Road Risk Services between Interactive Driving Systems UK Limited and E.ON UK plc dated 1 July 2007 (Data Room reference: 3.10.6.9).

Schedule 10
Pensions
(Clause 8.3)
1	Definitions

The following expressions have the following meanings:

“Apportionment Arrangement” means the scheme apportionment arrangement in the Agreed Terms;

“Clearance Notice” means a clearance notice issued by the secretary of the ESPS in relation to amendments pursuant to Clause 41 of the ESPS rules;

“Deeds of Participation” means the deeds of participation executed on 1 December 2010 (pursuant to which Central Networks Limited became principal employer and Central Networks East plc and Central Networks Services Limited became participating employers of the Networks Group);

“Defined Contribution Assets” means any assets held under the E.ON UK Group, whether derived from the payment of voluntary contributions or otherwise, representing the value of any rights to money purchase benefits (as defined in Section 181 of the Pension Schemes Act 1993) for or in respect of the Networks Members;

“E.ON UK Group” means the E.ON UK Group of the ESPS and, as the context requires, the Retained Section and the Networks Section either together or separately;

“E.ON UK Group Actuary” means David Eteen FIA of Aon Hewitt or any actuary appointed by the Trustees in the role of actuary of the E.ON Group for the purposes of the Pensions Act 1995;

“E.ON UK Group Trustee” means the group trustee or trustees from time to time of the E.ON UK Group;

“ESPS” means the Electricity Supply Pension Scheme;

“Networks Employers” means Central Networks Limited, Central Networks East plc and Central Networks Services Limited (each a Networks Employer and together the Networks Employers);

“Networks Group” means the Central Networks Group of the ESPS to be established with effect on and from Closing;

“Networks Group Trustee” means the group trustee or trustees from time to time of the Networks Group;

“Networks Members” means Networks Members as defined in the Sectionalisation Deed;

“Networks Section” means the section of the E.ON UK Group to be known as the Networks Section to be created pursuant to the Sectionalisation Deed;

“Protection Regulations” means the Electricity (Protected Persons) (England and Wales) Pension Regulations 1990 (S.I. No. 346:1990);

“Retained Section” means the section of the E.ON UK Group to be known as the Retained Section to be created pursuant to the Sectionalisation Deed;

“Second Deed of Amendment” means a deed of amendment of the Networks Group in the Agreed Terms;

“Sectionalisation Deed” means a deed of amendment of the E.ON UK Group in the Agreed Terms;

“Transfer Conditions” means:
(a)	the Networks Group is a registered pension scheme in accordance with Part 4 of the Finance Act 2004;

(b)	a contracting-out certificate has been issued for the Networks Group in respect of Networks Members in contracted-out employment;

(c)
the E.ON UK Group Actuary has provided a certificate in the terms required under the Occupational Pension Schemes (Preservation of Benefit) Regulations 1991 for the making of transfers without the consent of the people for whom the transfers are made; and

(d)	the E.ON UK Group Trustee has received written confirmation from the Networks Group Trustee that they will accept the assets and liabilities of the Networks Section;
“Transfer Agreement” means the transfer agreement between the Sellers’ Guarantor, the E.ON UK Group Trustee, Central Networks Limited and the Networks Group Trustee in the Agreed Terms;
“Transition Members” has the meaning given in paragraph 8.2 of this Schedule 10;
“Transition Period” has the meaning given in paragraph 8.1 of this Schedule 10; and
“Trustco” means Central Networks Trustees Limited, a limited liability company to be incorporated in England and Wales.
2	E.ON UK Group

2.1	The Sellers will on or before Closing deliver or make available to the Purchaser the following:
2.1.1	a copy of the Sectionalisation Deed duly executed by the Sellers’ Guarantor;

2.1.2	a copy of the Second Deed of Amendment duly executed by Central Networks Limited as the principal employer of the Networks Group;

2.1.3	copies of the Clearance Notices issued by the secretary of the ESPS in respect of the Sectionalisation Deed and of the Second Deed of Amendment;

2.1.4	a copy of the letter from the Networks Group Trustee to the secretary of the ESPS pursuant to which it assumes the powers of the Networks Group Trustee under the ESPS;

2.1.5	a copy of the Transfer Agreement executed by the Sellers’ Guarantor and the E.ON UK Group Trustee;

2.1.6	an extract of the register of members of Trustco evidencing the ownership by the relevant Company of the entire issued share capital of Trustco; and

2.1.7	the Apportionment Arrangement executed by the E.ON UK Group Trustee and (to indicate its consent) by the Sellers’ Guarantor;

2.2
The Purchaser will give all such assistance and provide all such information and documents within its power and control as the Sellers or the E.ON UK Group Trustee (subject to the E.ON UK Group Trustee agreeing to treat such information or documents as confidential) reasonably request for the purposes of assessing the effect of Closing and the transactions contemplated by this Agreement upon the likelihood of benefits under the E.ON UK Group and Networks Group being received by members of the E.ON UK Group and the Networks Group; provided however that the Purchaser shall not be obliged to provide to the Sellers or the E.ON UK Group Trustee any information or document that is legally privileged or which it reasonably considers constitutes business secrets.

2.3	The Sellers will use reasonable endeavours to procure that:
2.3.1	the E.ON UK Group is sectionalised in accordance with the terms of the Sectionalisation Deed;

2.3.2	all notices required to be served or given and all other things necessary to be done in order for the Sectionalisation Deed to take effect are served, given or done (as appropriate); and

2.3.3	all approvals required to be given in order for the Sectionalisation Deed to take effect in accordance with the rules of the E.ON UK Group are obtained.
2.4
The Sellers shall use reasonable endeavours to procure that any employees who are employed by any member of the E.ON AG Group or the Group Companies after the Sectionalisation Date and who are entitled to accrue future pension benefits in the E.ON UK Group will be attributed to the correct section, whether the Networks Section or the Retained Section, of the E.ON UK Group.

3	Exercise of powers in respect of the Networks Section

3.1
The Sellers will procure that, during the period on and from Closing and until the date on which the assets and liabilities of the Networks Section are transferred to the Networks Group pursuant to the Transfer Agreement (and, in respect of a Transition Member, until the Membership Transfer Date, as defined in the Transfer Agreement), the Sellers’ Guarantor, as Principal Employer of the E.ON UK Group, will not:

3.1.1
exercise any right power or discretion conferred on it under or in connection with the Networks Section or the Networks Members (excluding the power of amendment) without the prior written consent of the relevant Company (not to be unreasonably withheld or delayed); or

3.1.2
exercise the power of amendment or increase or augment the benefits payable to or in respect of a Networks Member or a Transition Member without the prior written consent of Central Networks Limited (not to be unreasonably withheld or delayed).

3.2
The Sellers will procure that, during the period on and from Closing and until the date on which the assets and liabilities of the Networks Section (and the Transfer Amount (as defined in the Transfer Agreement) in respect of a Transition Member) are transferred to the Networks Group pursuant to the Transfer Agreement, the Sellers’ Guarantor, as Principal Employer of the E.ON UK Group, will:

3.2.1
from time to time provide Central Networks Limited with all information within its power or control relating to the Networks Section, the Networks Members and the Transition Members that Central Networks Limited may reasonably request; and

3.2.2	treat all matters relating to the Networks Section, the Networks Members and the Transition Members as confidential.
4	Networks Group

4.1
The Purchaser will procure that on and from Closing the Networks Members are admitted to membership in the Networks Group and will use reasonable endeavours to procure that the Networks Group Trustee agrees to receive the assets and liabilities of the Networks Section.

4.2	The Sellers and the Purchaser will use their respective reasonable endeavours to procure that:
4.2.1	the Transfer Conditions are satisfied promptly and that they remain satisfied; and

4.2.2	all notices required to be served or given and all other things necessary to be done in order for the Transfer Agreement to take effect are served, given or done (as appropriate); and

4.2.3	all approvals required to be given in order for the Transfer Agreement to take effect are obtained.
4.3
The Sellers will use reasonable endeavours to procure that the E.ON UK Group Trustee complies with the Transfer Agreement and the Purchaser will use reasonable endeavours to procure that the Networks Group Trustee complies with the Transfer Agreement.

5	Past service benefits for Pensionable Retained Members under the E.ON UK Group

5.1
The Purchaser will procure that, conditional on and in consideration for the receipt of the assets and liabilities of the Networks Section in accordance with the Transfer Agreement (including the Defined Contribution Assets), each Networks Member is credited in the Networks Group with:

5.1.1
benefits in respect of pensionable service in the Networks Section up to Closing (including transfer credits) which are identical to the benefits which would otherwise have been provided in the Networks Section (as in force immediately prior to the Closing Date) for the Networks Member, had he continued to be a member of the Networks Section including (for a member who was in pensionable service under the Networks Section immediately prior to Closing) taking account of future increases in the member’s earnings during future pensionable service in the Networks Group in the same way as if the member had continued in pensionable service under the Networks Section; and

5.1.2
an amount in an account in the Networks Group which is initially at least equal to the amount of the Defined Contribution Assets transferred by the E.ON UK Group Trustee to the Networks Group in respect of the Networks Member.

5.2
The Purchaser will procure that Central Networks Limited and will use reasonable endeavours to procure that the Networks Group Trustee will use their respective powers under the Networks Group to provide Networks Members and Transition Members with discretionary benefits and increases on the same basis as such benefits and increases are currently provided under the E.ON UK Group.

5.3
Subject to the receipt of the assets and liabilities of the Networks Section in accordance with the Transfer Agreement (including the Defined Contribution Assets), the Purchaser shall use reasonable endeavours to procure a receipt and discharge from the Networks Group Trustee to the E.ON UK Group Trustee in the form attached to the Transfer Agreement.

6	Pensions Deed of Covenant

6.1	The Purchaser will on or before Closing deliver to the Seller a copy of the Pensions Deed of Covenant duly executed by the Purchaser.

7	Protection Regulations

7.1	The provisions of this Schedule 10 shall apply subject to any overriding requirements of the Protection Regulations with which the parties hereto shall comply.

7.2
In the event of a future sale by the Purchaser or a future disposal or transfer by the Purchaser of any member of the Purchaser’s Group or of all or any part of their businesses, to the extent that such sale, disposal or transfer involves any Relevant Employees who at that time remain protected employees as defined in Regulation 2 of the Protection Regulations, the Purchaser agrees to procure compliance with any provisions of the Protection Regulations which apply to it or to the relevant member of the Purchaser’s Group or part of the businesses immediately before the relevant sale, disposal or transfer and the Purchaser shall procure that the purchaser in the future sale repeats this commitment for the benefit of the Sellers and the Sellers’ Guarantor.

8	Subsequent transfer of Shared Service Employees

8.1
The Sellers undertake to procure that for 12 months after Closing or such longer period as the parties may agree (the “Transition Period”), the Sellers’ Guarantor will continue to provide support in respect of the Networks Group on the terms set out in the Transitional Services Agreement.

8.2
In respect of those employees whose employment is transferred during or at the end of the Transition Period from the Sellers or any member of the E.ON AG Group to a Networks Employer or a member of the Purchaser’s Group in accordance with the Transitional Services Agreement and who are immediately prior to such transfer of employment, members in pensionable service under the Retained Section (the “Transition Members”), the Sellers and Purchaser will use their respective reasonable endeavours to procure that:

8.2.1	each Transition Member will join the Networks Group for future service benefits with effect on and from the date of the transfer of their employment (the “Membership Transfer Date”); and

8.2.2	the E.ON UK Group Trustee will as soon as practicable following the Membership Transfer Date transfer to the Networks Group an amount in respect of such Transition Member calculated as:
(i)
the amount that would have been attributed to the Networks Section had he been a Networks Member at the Sectionalisation Date (as defined in the Sectionalisation Deed), adjusted in line with actual investment returns between the Sectionalisation Date and the date of payment to the Networks Group; plus

(ii)
the member contributions and future service employer contributions (excluding the allowance for expenses and death in service benefits as reasonably determined by the E.ON UK Group Trustee) that were paid in respect of him to the Retained Section with effect from the Sectionalisation Date until the Membership Transfer Date. Each contribution will be adjusted in respect of the period between the assumed date of payment or receipt and the date of payment to the Networks Group, in line with actual investment returns as reasonably determined by the E.ON UK Group Trustee. For this purpose it will be assumed that each cash flow is received at the end of the month in which it falls (or on the date of payment to the Networks Group if it is made in the same month as such payment); and

(iii)
for the avoidance of doubt, any deficit contributions that are made to the Retained Section from the Sectionalisation Date to the Membership Transfer Date will not form part of the assets to be transferred under paragraph 8.2.2 of this Schedule 10.

8.3
The provisions of this Schedule 10 will apply, mutatis mutandis, (and in particular but without limitation the Purchaser will procure that the Transition Member is credited with benefits in respect of pensionable service under the E.ON UK Group as if paragraph 5 of this Schedule 10 applied in respect of pensionable service under the E.ON UK Group up to the Membership Transfer Date).

8.4
Subject to receipt by the Networks Group Trustee of the transfer amount in accordance with paragraph 8.2.2 of this Schedule 10, the Purchaser shall procure a receipt and discharge from the Networks Group Trustee to the E.ON UK Group Trustee (in the form attached to the Transfer Agreement).

8.5
Without prejudice to the generality of this paragraph 8 of this Schedule 10, the Sellers and the Purchaser shall use all reasonable endeavours to provide each other with such information within their power or control as either may reasonably require and shall make or procure that such elections and filings are made as may be necessary or reasonably desirable in implementing the transfer of the Transition Members in accordance with the Transfer Agreement.

9	E.ON UK Life Plan and E.ON UK Pension Plan

9.1
The Sellers will use reasonable endeavours to procure that the relevant Group Companies may continue to participate in the E.ON UK Life Plan and the E.ON UK Pension Plan for up to 12 months after Closing, subject to the Group Companies meeting the costs of their doing so (as notified to them by the Sellers or the Sellers’ Guarantor).

10	Indemnities

10.1	Section 75

The Sellers covenant to pay to the Purchaser an amount equal to any liability of Central Networks Limited, Central Networks East plc and Central Networks Services Limited arising under Section 75 or 75A of the Pensions Act 1995 in respect of the E.ON UK Group Pension Scheme (which, for the avoidance of doubt, shall include the Networks Section and the Retained Section) in consequence of the transactions envisaged by this Agreement.

10.2	Moral Hazard

The Sellers covenant to pay to the Purchaser an amount equal to any liability of the Group Companies arising out of the exercise, or proposed exercise by the Pensions Regulator of any of its powers under sections 38-51 of the Pensions Act 2004 to issue a contribution notice or a financial support direction to any of them requiring the recipient to contribute or provide financial support to the E.ON UK Group Pension Scheme. For the avoidance of doubt, any investigation, determination, proceedings, decisions or regulatory action taken or threatened to be taken by the Pensions Regulator shall be a “Third Party Claim” for the purposes of Clause 11.5 (Conduct of Third Party Claims) of this Agreement.

10.3	Limit on liability

The maximum aggregate liability of the Sellers under paragraph 10.1 of this Schedule 10 shall not exceed £50,000,000.

10.4	Indemnity for post-Closing liabilities

The Purchaser shall indemnify and keep indemnified the Sellers and any member of the E.ON AG Group from and against any liability of any of them arising out of the exercise, or proposed exercise by the Pensions Regulator of any of its powers under sections 38-51 of the Pensions Act 2004 to issue a contribution notice or a financial support direction to any of them requiring the recipient to contribute or provide financial support to the Networks Group. For the avoidance of doubt, any investigation, determination, proceedings, decisions or regulatory action taken or threatened to be taken by the Pensions Regulator shall be a “Third Party Claim” for the purposes of Clause 11.5 (Conduct of Third Party Claims) of this Agreement, which shall apply mutatis mutandis to this paragraph 10.4.

10.5	Time limits for claims
10.5.1
The Sellers shall not be liable under paragraph 10.1 of this Schedule 10 in respect of any claim thereunder unless a notice of the claim is given by the Purchaser to the Sellers within three years following Closing.

10.5.2
The Sellers shall not be liable under paragraph 10.2 of this Schedule 10 in respect of any claim thereunder unless a notice of the claim is given by the Purchaser to the Sellers within six years following Closing; and the Purchaser shall not be liable under paragraph 10.4 in respect of any claim thereunder unless a notice of the claim is given by the Sellers to the Purchaser within six years following Closing.

11	Sectionalisation Deed — Calculations

11.1
The Sellers and the Purchaser agree that the actuarial calculations to be performed under the Sectionalisation Deed in relation to the attribution of the assets of the E.ON UK Group to the Retained Section and the Networks Section shall be performed by the Scheme Actuary and, subject to paragraph 11.2 below, shall be final and binding.

11.2
If a Material Error is identified by the Sellers or the Purchaser and the relevant party notifies the other party of this in writing within 24 months of Closing, the parties shall use reasonable endeavours to adjust the Notional Networks Assets Value and the Notional Retained Assets Value (each as defined in the Sectionalisation Deed) and to make or procure to be made such asset allocations and transfers as may be reasonably necessary to remedy the error.

11.3
For the purposes of paragraph 11.2 above, “Material Error” means a manifest error in the calculations of the Scheme Actuary (as defined in the Sectionalisation Deed) in relation to the attribution of the assets to the Retained Section and the Networks Section under the Sectionalisation Deed or in respect of Transition Members under the Transfer Agreement and paragraph 8 of this Schedule 10, which has resulted in the Notional Networks Assets Value or the Notional Retained Assets Value attributed to the Retained Section or the Networks Section, as the case may be, being different from the Notional Networks Assets Value or the Notional Retained Assets Value (as appropriate) that would otherwise have been attributed to the relevant section but for the error, by an amount which exceeds 2% of the originally calculated Notional Networks Assets Value.

11.4
For the purposes of this paragraph 11, if within 18 months of Closing the Purchaser so requests and provides the Sellers with information and evidence which discloses that there are reasonable grounds to consider that a Material Error has or may have occurred, the Sellers will use reasonable endeavours to procure that the E.ON UK Group Trustee will provide the Purchaser with such information as is within its control as the Purchaser reasonably requires to enable the Purchaser or its actuary to ascertain whether there has in fact been any Material Error; provided that nothing in this paragraph shall be taken as entitling the Purchaser to information the provision of which would amount to a breach of the Data Protection Act 1998.

For this purpose, information and evidence will be deemed to disclose that there are reasonable grounds to consider that a Material Error has or may have occurred if:
(i)	the Sellers agree within one month of receipt of it that it does so, or

(ii)
if no such agreement has been reached within one month of receipt, either the Sellers or the Purchaser refers the question to an independent actuary (to be agreed between the Sellers and the Purchaser or, in default of agreement within one month, to be decided by the President of the Institute and Faculty of Actuaries on a reference to him by either party) and such independent actuary (acting as an expert and not an arbitrator) concludes that the information and evidence discloses that there are reasonable grounds to consider that a Material Error has occurred.

For the purposes of this paragraph 11.4, and notwithstanding the one month period under paragraph 11.4(ii) above, the Sellers and the Purchaser agree to use reasonable endeavours either to reach such agreement or refer the question to an independent actuary expeditiously.
11.5
The Purchaser shall reimburse the Sellers and the E.ON UK Group Trustee for all reasonable costs, charges and expenses (including reasonable fees of advisers and of the independent actuary) incurred by them in connection with the provision of information under this paragraph 11.

Schedule 11
Transferring Intellectual Property Rights
(Clause 8.4)
1	Transferring Intellectual Property Rights

1.1
The Sellers and E.ON AG, as appropriate, shall file or shall procure that the relevant members of the Sellers’ Group and the E.ON AG Group shall file, on or prior to Closing, forms for the transfer of the Transferring Intellectual Property Rights to an Asset Transferee as designated by the Purchaser prior to Closing.

1.2	The consideration for the transfer of the Transferring Intellectual Property Rights shall be £1.

Schedule 12
Intellectual Property Rights
Part 1 — Registered Owned IP (paragraph 5.1.1 of Schedule 5)
Trade Marks

		Registration		Registered	Renewal
Mark	Country	no.	Classes	proprietor	date	Status
EAST MIDLANDS ELECTRICITY	UK	2255287	9, 11, 35, 37, 39, 32	The Power Generation Company Limited	08.12.20	Registered
Domain Names

Domain name	Registrant	Expiry date
aquilaenergy.co.uk	Midlands Electricity plc (renamed Central Networks Limited)	06-Dec-2011
central-networks.de.com	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
central-networks.eu.com	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
central-networks.gb.com	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
central-networks.gb.net	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
central-networks.uk.com	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
central-networks.uk.net	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
central-networks.us.com	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
centralnetworks.de.com	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
centralnetworks.eu.com	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
centralnetworks.gb.com	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
centralnetworks.gb.net	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
centralnetworks.plc.uk	Central Networks plc (renamed Central Networks Limited)	28-Jul-2012
centralnetworks.uk.com	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
centralnetworks.uk.net	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011

Domain name	Registrant	Expiry date
centralnetworks.us.com	Central Networks plc (renamed Central Networks Limited)	18-Jul-2011
eastmidlandselectricity.co.uk	East Midlands Electricity Distribution plc (renamed Central Networks East plc)	08-Jun-2012
eme.co.uk	Central Networks East plc	14-Oct-2012
metering-services.co.uk	Midlands Electricity plc (renamed Central Networks Limited)	08-Jul-2011
midlands-electricity.co.uk	Midlands Electricity plc (renamed Central Networks Limited)	15-Jun-2011
midlandselectricity.co.uk	Midlands Electricity plc (renamed Central Networks Limited)	15-Jun-2011
Part 2 — Licences of Business IP (paragraph 5.1.5 of Schedule 5)
1.	Alliance Agreement East between Central Networks East plc and Morgan East plc dated 31 March 2010

2.	Alliance Agreement West between Central Networks West plc and Enterprise Managed Services Limited dated 31 March 2010

3.	Alliance Agreement between Central Networks East Plc, Central Networks West plc and Morrison Utility Services Limited dated 26 March 2010
Part 3 — Transferring Intellectual Property

Domain name	Registrant
central-networks-enterprise.co.uk	E.ON UK plc
central-networks-enterprise.com	E.ON UK plc
central-networks-morgansindall.co.uk	E.ON UK plc
central-networks-morgansindall.com	E.ON UK plc
central-networks.asia	E.ON IS UK LIMITED
central-networks.biz	Not available
central-networks.co.uk	The Power Generation Company Limited
central-networks.eu	E.ON UK plc
central-networks.info	The Power Generation Company Limited
central-networks.jobs	Not available
central-networks.me.uk	The Power Generation Company Limited
central-networks.mobi	E.ON AG
central-networks.net	Not available
central-networks.org	Not available
central-networks.org.uk	The Power Generation Company Limited
centralnetworks-enterprise.co.uk	E.ON UK plc
centralnetworks-enterprise.com	E.ON UK plc
centralnetworks-morgansindall.co.uk	E.ON UK plc

Domain name	Registrant
centralnetworks-morgansindall.com	E.ON UK plc
centralnetworks.asia	E.ON IS UK Limited (renamed E.ON IT UK Limited)
centralnetworks.biz	E.ON IS UK Limited (renamed E.ON IT UK Limited)
centralnetworks.co.uk	The Power Generation Company Limited
centralnetworks.info	The Power Generation Company Limited
centralnetworks.me.uk	The Power Generation Company Limited
centralnetworks.mobi	E.ON AG
centralnetworks.org	The Power Generation Company Limited
centralnetworks.org.uk	E.ON IS UK Limited (renamed E.ON IT UK Limited)
mksmart2020.co.uk	E.ON IS UK Limited (renamed E.ON IT UK Limited)
mksmart2020.com	E.ON IS UK Limited (renamed E.ON IT UK Limited)
powerdiscoveryzone.com	E.ON IS UK Limited (renamed E.ON IT UK Limited)
powerdiscoveryzone.eu	E.ON UK plc
powerdiscoveryzone.mobi	E.ON UK plc
skegnesshub.co.uk	E.ON IS UK Limited (renamed E.ON IT UK Limited)
skegnesshub.com	E.ON IS UK Limited (renamed E.ON IT UK Limited)

Schedule 13
Guarantees etc.
(Clause 15.1)
Part A — Guarantees given by or binding upon any member of the Sellers’ Group in respect of any Group Companies
1.	E.ON UK plc Parent Company Guarantee in favour of Central Networks East plc dated 11 October 2010 (Data Room reference 2.3.1)
Part B — Guarantees given by or binding upon any Group Company in respect of any member of the Sellers’ Group
1.	Inter Company Composite Guarantee in favour of National Westminster Bank plc (undated) (Data Room reference 2.3.2)

Schedule 14
Locked Box Accounts

£ in millions	Locked Box Accounts

Fixed Assets	3,413

Investments	—

Stock & WIP	88
Debtors	92
Creditors	(266)

Net working capital	(85)

Cash	—
Corporation tax — 2010	(48)
Intercompany trading	7
Intercompany	(951)
Intracompany	0
External bond	(491)
Provisions	(83)
Pension liability	(226)

Total non-operating liabilities	(1,792)

Net assets	1,536

Called up share capital	237
Share premium account	23
Capital redemption reserve	11
Other reserves	—
Profit and loss account	1,265

Equity shareholders’ funds	1,536

Schedule 15
Form of Degrouping Election
Part 1
Section 179A TCGA Election
To: [Relevant HMRC Office]
From: [Relevant member of the Sellers’ Group]            [Relevant Group Company]
[Date]
Dear Sirs
Section 179A Taxation of Chargeable Gains Act 1992 (“TCGA”) Election
Pursuant to an agreement dated [•] (the “Agreement”), [relevant Group Company] purchased from [relevant seller of the asset], who were both members of the same group (as defined in section 170 TCGA 1992) at the time of the transfer, [relevant asset] (the “Asset”). This transfer took place on a no gain no loss basis in accordance with the provisions of Section 171 TCGA.
[Relevant Group Company] has now ceased to be a member of the E.ON UK plc tax group and accordingly it will be treated by virtue of Section 179(3) TCGA as having sold and immediately reacquired the Asset at market value and a chargeable gain will accrue to the company on the deemed sale.
The above entities hereby jointly elect, in accordance with Section 179A TCGA, that at the time of the relevant accrual for the purposes of Section 179 TCGA, the whole of the chargeable gain accruing to [relevant Group Company] on the deemed sale of the Asset shall be treated as accruing to [Relevant member of the Sellers’ Group] who is a member of the E.ON UK plc tax group.
The parties hereby confirm that the conditions in sub-sections (6) to (8) of Section 179A TCGA were all met at the time of accrual.
Yours faithfully

For and on behalf of	For and on behalf of

[Relevant member of the Sellers’ Group]	[Relevant Group Company]

Part 2
Section 792 CTA 2009 Election
To: [Relevant HMRC Office]
From: [Relevant member of the Sellers’ Group]            [Relevant Group Company]
[Date]
Dear Sirs
Section 792 Corporation Tax Act (“CTA”) 2009 Election
Pursuant to an agreement dated [•] (the “Agreement”), [relevant asset] (the “Asset”) was transferred to [relevant Group Company] from [transferor of the asset], who were both members of the same group (as defined in Section 795(4) CTA 2009) at the time of the transfer. This transfer took place on a tax-neutral basis in accordance with the provisions of Section 775 CTA 2009.
[Relevant Group Company] has now ceased to be a member of the E.ON UK plc tax group and accordingly it will be treated by virtue of Section 780(2) CTA 2009 as having realised and immediately reacquired the Asset at market value and a chargeable realisation gain will accrue to the company on the deemed realisation.
The above entities hereby jointly elect, in accordance with Section 792 CTA 2009, that at the time of the relevant accrual for the purposes of Section 792 TCGA, the whole of the chargeable realisation gain accruing to [relevant Group Company] on the deemed sale of the Asset shall be treated as accruing to [relevant member of the Sellers’ Group] who is a member of the E.ON UK plc tax group.
The parties hereby confirm that the conditions in sub-section (1) of Section 793 CTA 2009 (by virtue of satisfying sub-section [(2) or (3)]) and sub-section (4) of Section 793 CTA 2009 were met at the relevant time (such time being immediately before the [relevant Group Company] ceased to be a member of the E.ON UK plc tax group, as provided in Section 792 CTA 2009).
Yours faithfully

For and on behalf of	For and on behalf of

[Relevant member of the Sellers’ Group]	[Relevant Group Company]